As filed with the Securities and Exchange Commission on May 10, 2007.
Registration No. 333-140618

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No.1 to
FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SOLOMON TECHNOLOGIES, INC.
(Name of small business issuer in its charter)

Delaware	3621	52-1812208
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1400 L&R Industrial Boulevard
Tarpon Springs, Florida 34689
(727) 934-8778
(Address and telephone number of principal executive offices)

Peter W. DeVecchis, Jr., President
Solomon Technologies, Inc.
1400 L&R Industrial Boulevard
Tarpon Springs, Florida 34689
Telephone: (727) 934-8778
(Name, address and telephone number of agent for service)

With copies to:
Ralph W. Norton, Esq.
Davis & Gilbert LLP
1740 Broadway
New York, New York 10019
Telephone: (212) 468-4800

APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this registration statement becomes effective.

 If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

 If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

 If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

 If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price	Amount of registration fee (3)
Common Stock, $.001 par value per share, issuable upon conversion or redemption of Variable Rate Self-Liquidating Senior Secured Convertible Debentures due March 18, 2008, or upon payment of interest thereon	4,790,537	$0.385	$1,844,356.74	$56.62
Common Stock, $.001 par value per share, issuable upon exercise of Common Stock Purchase Warrants	2,006,250	$0.385	$772,406.25	$23.71
Total				$80.33

(1)	All of these shares are being offered by selling stockholders.

(2)
Estimated solely for the purpose of computing the registration fee. The proposed maximum offering price per share and maximum aggregate offering price for these shares were calculated in accordance with Rule 457(c) under the Securities Act using the average of the high and low sales price per share of our common stock on May 9, 2007, as reported on the OTC Bulletin Board.

(3)	A registration fee of $1,390.97 was previously paid in connection with and of the time of the initial filing of this registration statement.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

PROSPECTUS

6,796,787 Shares of Common Stock

SOLOMON TECHNOLOGIES, INC.

This prospectus covers a total of up to 6,796,787 shares of our common stock, par value $.001 per share, that may be offered from time to time by the selling stockholders named in this prospectus. The shares being offered by this prospectus consist of:

•
up to 4,790,537 shares issuable upon the conversion or redemption of Variable Rate Self-Liquidating Senior Secured Convertible Debentures due March 18, 2008 issued by us to the selling stockholders, and interest thereon; and

•	up to 2,006,250 shares issuable upon the exercise of warrants issued by us to the selling stockholders.

This prospectus also covers any additional shares of common stock that may become issuable upon any anti-dilution adjustment pursuant to the terms of the above-described debentures and warrants by reason of stock splits, stock dividends or similar events. The foregoing debentures and warrants were acquired by the selling stockholders in a private placement by us that closed on January 23, 2007.

We are registering these shares of our common stock for resale by the selling stockholders named in the prospectus, or their transferees, pledgees, donees or successors. We will not receive any proceeds from the sale of these shares by the selling stockholders. These shares are being registered to permit the selling stockholders to sell shares from time to time, in amounts, at prices and on terms determined at the time of offering. The selling stockholders may sell this common stock through ordinary brokerage transactions, directly to market makers of our shares or through any other means described in the section entitled “Plan of Distribution” beginning on page 49.

Our common stock is listed on the Over-the-Counter Bulletin Board under the symbol “SOLM.” On May 9, 2007, the last reported sale price of our common stock was $0.37 per share.

Investing in our common stock involves risks. See “Risk Factors” beginning on page 5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May ___, 2007
-i-

-ii-

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements,” which include information relating to future events, future financial performance, strategies, expectations, competitive environment, regulation and availability of resources. These forward-looking statements include, without limitation, statements regarding:

•	expectations as to market acceptance of our products,

•	expectations as to revenue growth and earnings,

•	the time by which certain objectives will be achieved,

•	proposed new products,

•	our ability to protect our proprietary and intellectual property rights,

•	statements concerning projections, predictions, expectations, estimates or forecasts as to our business, financial and operational results and future economic performance, and

•	statements of management’s goals and objectives and other similar expressions concerning matters that are not historical facts.

Words such as “may,” “should,” “could,” “would,” “predicts,” “potential,” “continue,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates” and similar expressions, as well as statements in future tense, identify forward-looking statements.

Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by which, such performance or results will be achieved. Forward-looking information is based on information available at the time and/or management’s good faith belief with respect to future events, and is subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements. Important factors that could cause such differences include, but are not limited to:

•	industry competition, conditions, performance and consolidation,

•	legislative and/or regulatory developments,

•	the effects of adverse general economic conditions, both within the United States and globally,

•	any adverse economic or operational repercussions from recent terrorist activities, any government response thereto and any future terrorist activities, war or other armed conflicts, and

•	other factors described under “Risk Factors” below.

Forward-looking statements speak only as of the date the statements are made. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information except to the extent required by applicable securities laws. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect thereto or with respect to other forward-looking statements.
-iii-

SUMMARY

You should rely only on the information contained in this prospectus. To understand this offering fully, you should read this entire prospectus carefully, including the financial statements and notes. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling stockholders are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the common stock.

This summary highlights the key information contained in this prospectus. Because it is a summary, it does not contain all of the information you should consider before making an investment decision. You should read the entire prospectus carefully, including the section titled “Risk Factors.” Unless otherwise indicated, all references to “Solomon,” “us,” “our,” “our company” and “we” refer to Solomon Technologies, Inc. and its subsidiary, Town Creek Industries, Inc.

Our Business

Our historical business has been the development, engineering, manufacturing, licensing and sale of electric power drive systems. We intend to expand the licensing, manufacturing, and sale of electric power drive systems, including those incorporating hybrid and regenerative technologies, and the licensing and manufacture of our Electric Wheel TM and Electric Transaxle TM for automotive, hybrid and all-electric vehicle applications. Our goal is to become a leader in the manufacture, licensing and sale of electric power drive systems for specialized high value original equipment manufacturers.

We are presently pursuing direct sales opportunities for our products and technologies in the marine, industrial and automotive markets as well as the military and industrial sectors. We are also implementing a plan to broaden our market and product base and exploit our intellectual property that we expect will generate substantial profits and cash flow. As part of this plan, we intend to grow our business through licensing of our proprietary and patented technologies and through the acquisition of businesses that fit our strategy. We are identifying licensing opportunities that we anticipate will leverage our existing or acquired knowledge and provide substantial positive current financial impact while we also aggressively pursue infringers of our existing patents. We are also identifying acquisition targets that we expect will augment our existing intellectual property, engineering resources, marketing channels and human resources and provide strong cash flow. We cannot assure you, however, that we will be able to identify licensing opportunities and acquisition targets that meet these goals, or if we identify such opportunities or targets that we will be able to take full advantage of them.

On August 17, 2006, we acquired Technipower LLC, a Danbury, Connecticut based manufacturer of power supplies and related equipment for the defense, aerospace and commercial sectors. As a result of this acquisition, our operations now comprise two divisions: a Motive Power Division, which encompasses our electric power drive technologies, and a Power Electronics Division, which encompasses the business of Technipower. With this new structure, we intend to exploit opportunities for market consolidation, cross marketing and core business growth in separate but compatible niche markets for specialized high value original equipment manufacturer (“OEM”) power applications and electric power drive systems. While our operating assets are divisionalized, we expect and encourage a formal exchange of engineering and sales talent across the business units.

Our Power Electronics Division focuses its efforts on engineered power systems while also providing both technical and sales augmentation to our Motive Power Division. The Power Electronics Division specializes in the design, development and production of custom power systems, chassis and power supply products for defense related markets. The Division also provides advanced legacy support and specialized defense-related build-to-print capabilities.

Our revenues for the 12 months ended December 31, 2005 were $68,717 and for the 12 months ended December 31, 2006 were $2,278,848. We incurred net losses of $6,632,960 for the 12 months ended December 31, 2005 and $16,262,514 for the 12 months ended December 31, 2006.

Company Information

Our principal executive offices are located at 1400 L&R Industrial Blvd., Tarpon Springs, Florida 34689. Our telephone number is (727) 934-8778.

We were originally incorporated in Maryland on February 25, 1993. On July 2, 2003, we reincorporated from Maryland to Delaware by merging into a newly-formed Delaware corporation. As part of the merger, our stockholders received one share of the Delaware corporation’s common stock for each two shares of the Maryland corporation’s common stock owned, effectively resulting in a 1-for-2 reverse split of our common stock. Except where stated otherwise in this prospectus, the information contained in this prospectus is adjusted to reflect this 1-for-2 reverse split.

On February 15, 2006, we completed a recapitalization of our Series A preferred stock whereby each outstanding share of Series A preferred stock and all accrued and unpaid dividends thereon were converted into five shares of common stock. In addition, on February 15, 2006, warrants to purchase an aggregate of 4,646,474 shares of common stock at an exercise price of $1.00 per share were exchanged by the warrant holders for an aggregate of 2,323,237 shares of common stock and on March 3, 2006, warrants to purchase an aggregate of 750,000 shares of common stock at an exercise price of $1.00 per share were exchanged by the warrant holders for an aggregate of 375,000 shares of common stock. Except where stated otherwise in this prospectus, the information contained in this prospectus is adjusted to reflect this recapitalization and warrant exchange.

We own the rights to the trademarks Electric Wheel and Solomon Technologies. Other trademarks appearing in this prospectus are the property of their respective owners.

You may find us on the Web at www.solomontechnologies.com. We do not intend to incorporate by reference any information contained on our website into this prospectus, and you should not consider information contained on our website as part of this prospectus.

Recent Developments

New Chief Executive Officer

On February 5, 2007, we hired Gary G. Brandt as Chief Executive Officer. Pursuant to his employment agreement Mr. Brandt will receive a salary of $190,000 per year, 110,000 shares of restricted common stock and options to purchase 750,000 shares of common stock pursuant to our Amended and Restated 2003 Stock Option Plan. Mr. Brandt will also be eligible to receive a bonus of $100,000 for the year ending December 31, 2007 if Solomon meets certain performance conditions described in the agreement. We provide more information about Mr. Brandt’s employment agreement in “Executive Compensation” below.

David J. Parcells

David J. Parcells, one of our directors, passed away on April 21, 2007. Mr. Parcells had been a director of Solomon since September 2005. He was independent, as defined by NASDAQ Marketplace Rule 4200, and served on our audit and compensation committees. Mr. Parcells was a substantial contributor to our strategy development and a key director on our audit committee.

Litigation Update

We are involved in litigation against Toyota Motor Corporation and certain of its affiliates (collectively, “Toyota”) for infringement of our Electric Wheel patent. On September 12, 2005, we filed a lawsuit against Toyota in the United States District Court for the Middle District of Florida, Tampa Division, in which we claim that the hybrid transmission drive in the Toyota Prius and Highlander infringes a number of claims in our U.S. Patent No. 5,067,932. On January 10, 2006, we filed a complaint with the United States International Trade Commission (“ITC”) in Washington D.C. seeking an exclusion order prohibiting the importation of infringing technology.

The ITC held a hearing on our complaint and on February 13, 2007, the ITC Administrative Law Judge who conducted the hearing issued a final initial determination in favor of Toyota, finding no infringement of Claim 7 in our U.S. Patent No. 5,067,932 and that we had not satisfied certain other legal requirements that would support an exclusion order against Toyota. On review, the full ITC decided to take no position on the Administrative Law Judge’s findings concerning the economic prong of the domestic industry requirement. The remainder of the initial determination became the ITC final determination.

On April 30, 2007, the ITC terminated the investigation with a finding of no violation of Section 337 of the Tariff Act of 1930. We are entitled to appeal the decision to the Court of Appeals for the Federal Circuit. Until the ITC case is completed, the patent infringement action brought in the United States District Court for the Middle District of Florida, Tampa Division, is stayed. We provide more information about this litigation in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” below.

Financing Transaction

In January 2007, we completed a private placement in which we issued $5,350,000 aggregate original principal amount of Variable Rate Self-Liquidating Senior Secured Convertible Debentures due March 18, 2008. As part of the private placement we also issued common stock purchase warrants to the purchasers of the debentures, giving them the right to purchase up to an aggregate of 2,006,250 shares of our common stock at an exercise price of $2.00 per share. All of the warrants will expire on January 18, 2012 unless sooner exercised. In connection with the private placement, we entered into a registration rights agreement pursuant to which we agreed to file a registration statement with the Securities and Exchange Commission covering the resale of the shares of our common stock issuable pursuant to the debentures and warrants.

Prior to maturity the debentures will bear interest per annum at the higher of (i) 8% or (ii) the six-month London Interbank Offered Rate plus 2%, payable quarterly in arrears in cash, or, at our option, in shares of our common stock. Our ability to pay interest with shares of our common stock will be subject to specified conditions, including the existence of an effective registration statement covering the resale of the shares issued in payment of interest.

Beginning June 1, 2007, and on the first of each month thereafter, we will be required to redeem 1/10th of the face value of the debentures in cash or, at our election, with shares of our common stock. Our ability to pay the redemption price in shares of our common stock will be subject to specified conditions, including the existence of an effective registration statement covering the resale of the shares issued in payment of the redemption amount.

We used approximately $3,350,000 of the proceeds of the financing to redeem 2,873,491 shares of our Series C preferred stock and converted the remaining shares of Series C preferred stock into 1,741,881 shares of our common stock. We used the balance of the proceeds of the financing to repay certain indebtedness and for working capital purposes and transaction costs.

The Offering

Securities Offered	Up to 6,796,787 shares of common stock that consist of:

	•	4,790,537 shares issuable upon the conversion or redemption of Variable Rate Self-Liquidating Senior Secured Convertible Debentures due March 18, 2008, and interest thereon; and

	•	up to 2,006,250 shares issuable upon the exercise of warrants.

Common Stock Outstanding as of the date of this prospectus	36,055,693 shares

Use of Proceeds
The selling stockholders will receive the net proceeds from the sale of the shares. We will receive none of the proceeds from the sale of the shares offered by this prospectus. Proceeds from the exercise of warrants will be used for working capital.

Risk Factors		An investment in the shares involves a high degree of risk. See “Risk Factors” commencing on the next page.

Except as set forth in the financial statements or as otherwise specifically stated, all information in this prospectus assumes:

•
no exercise of options granted under our Amended and Restated 2003 Stock Option Plan, under which there are an aggregate of 2,000,000 shares of common stock reserved for issuance, and options to purchase 1,620,335 shares of common stock outstanding at exercise prices ranging from $0.55 per share to $2.80 per share; and

•	no exercise of warrants to purchase 436,000 shares of common stock granted outside our Amended and Restated 2003 Stock Option Plan, at exercise prices ranging from $1.73 per share to $4.00 per share.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below before you purchase shares of our common stock. If any of these risks or uncertainties actually occurs, our business, financial condition or results of operations could be materially adversely affected. In this event, you could lose all or part of your investment.

Risks Concerning Our Business

We have never been profitable, and if we continue to lose money and do not achieve profitability soon, we may be unable to continue our business. Our ability to continue as a going concern is uncertain.

We have incurred losses since our inception. We incurred net losses of approximately $16,263,000 for the year ended December 31, 2006 and $6,633,000 for the year ended December 31, 2005. We expect to incur significant operating expenses over the next several years in connection with the continued development and expansion of our business. Our expenses include product development and marketing expenses relating to products that will not be introduced and will not generate revenue until later periods, if at all. We expect we will continue to experience losses and negative cash flow, some of which could be significant. Results of operations will depend upon numerous factors, some of which are beyond our control, including market acceptance of our products, new product introductions and competition.  We recently acquired Technipower LLC, which forms the basis of our Power Electronics Division. Although Technipower has been profitable in recent years, it is unclear if and when the combined company will be profitable.

Due to our history of losses and our current financial condition, the report of UHY LLP, our independent auditors, which is part of this prospectus at page F-2, includes an explanatory paragraph referring to an uncertainty concerning our ability to continue as a going concern. Please see Note 16 to our financial statements for the year ended December 31, 2006 on page F-25.

We have accrued and unpaid payroll taxes that may impact our operations.

At December 31, 2006, we had accrued interest and penalties of $177,000 related to payroll and payroll related taxes. Approximately $79,000 was paid in July 2006. The interest and penalties were the subject of a delinquency proceeding by the U.S. Internal Revenue Service. Subsequent to year end we signed an agreement with the IRS to settle the outstanding interest and penalties. The agreement provides for our payment of the accrued interest and penalties in monthly installments of $10,000.

Payment of this obligation will reduce the funds we have available to fund our ongoing operations. Further, if we receive a notice of delinquency from the IRS regarding the unpaid accrued interest and penalties, it could severely impact our operations or cause us to cease operations.

We may need additional financing in the future.

We will not receive any of the proceeds of this offering. Our capital requirements in connection with product development and marketing activities are significant and we are not yet generating enough revenues from operations to support these capital requirements. We have been dependent on the proceeds of sales of our securities to investors to support our development and marketing activities. As of December 31, 2006, we had a working capital deficiency of $4,026,000. We borrowed $1,837,085 in short-term debt financing from some of our stockholders in 2005 and 2006. We sold $5,350,000 aggregate principal amount of convertible debentures in January 2007 and applied approximately $1,128,000 of the proceeds to working capital, with the balance going towards the redemption of our Series C preferred stock and the payment of indebtedness. We may have to seek additional capital through the sale of debt and/or equity securities in 2007. We cannot assure you that additional capital will be available on terms acceptable to us, or at all.

We have issued $7,062,085 aggregate principal amount of secured promissory notes and convertible debentures and granted the holders of these securities security interests in our assets. If we are unable to repay these notes and debentures in accordance with their terms, the holders would be entitled to realize upon their security.

We have issued $1,712,085 aggregate principal amount of secured promissory notes due September 30, 2007 and $5,350,000 aggregate principal amount of secured convertible debentures due March 18, 2008. The holders of the notes and debentures have security interests in all of our assets, subject to certain exceptions. The holders of these securities would be able to realize upon their security interests if we fail to repay or refinance these obligations when they become due and seize our assets.

We must make quarterly payments of interest on the debentures at a rate of not less than 8% per annum. Additionally, starting June 1, 2007, and on the first of each month thereafter, we must redeem 1/10th of the face value of the debentures. The June 1, 2007 redemption amount will be approximately $535,000. We have the option to pay each quarterly interest payment and each monthly redemption either in cash or shares of our common stock, but our ability to pay in shares of our common stock is subject to a number of conditions. We cannot assure you that we will be able to meet all of the conditions necessary to make these payments in stock.

We currently do not have the means to repay the notes and debentures. We cannot assure you that we will be able to raise sufficient financing to repay these obligations as they become due, or that we will be able to refinance the obligations on acceptable terms, or at all.

We have issued secured convertible debentures that may restrict our ability to obtain additional financing.

We have issued $5,350,000 aggregate principal amount of secured convertible debentures due March 18, 2008. Under the terms of the secured debentures and the related security agreement, we are precluded from granting any third party a security interest in our assets. Our inability, without the secured debenture holders’ consent, to grant a security interest could make it difficult to find parties willing to make additional investments in our company or to loan us money and therefore could adversely affect our ability to raise additional funds.

We may be unable to obtain additional financing to complete a business combination or to fund the operations and growth of a target business, which could compel us to restructure the transaction or abandon a particular business combination.

We intend to grow our business in part through the acquisition of businesses that fit our strategy. In order to finance acquisitions of other businesses, we will need to seek additional capital through the sale of equity or debt securities. We cannot assure you that such financing will be available on acceptable terms, if at all. To the extent that additional financing proves to be unavailable, we would be compelled to restructure the acquisition or abandon it. In addition, if we consummate any acquisitions, we may require additional financing to fund the operations or growth of these businesses. The failure to secure additional financing could have a material adverse effect on the continued development or growth of the business acquired.

We may be unable to integrate successfully the operations of Technipower and other businesses that we may acquire in the future, which could disrupt our business and create additional expenses.

As part of our new business strategy, we intend to grow our business in part through the acquisition of businesses that fit our strategy. Any acquisitions that we effect, including our acquisition of Technipower, will involve the integration of companies that previously operated independently.  We may not be able to integrate and manage the combined operations effectively or maintain or improve the historical financial performances of the constituent companies. The difficulties of combining different companies’ operations include:

• preserving important supplier and distribution relationships;

• integrating personnel with diverse business backgrounds;

• integrating the technology and products of the acquired companies into our business;

• combining different corporate cultures;

• retaining key employees;

• retaining existing customers of each company;

• creating uniform standards, controls, procedures, policies and information systems;

• management distraction from the business of the combined company; and

• integrating sales and business development operations.

If we do not successfully integrate Technipower or other businesses that we may acquire in the future, our business will suffer.

The process of integrating operations could cause an interruption of, or loss of momentum in, the activities of one or more of the combined company’s businesses and the loss of key personnel. The integration of Technipower’s business, now operated by our Power Electronics Division, with our Motive Power Division will require the experience and expertise of certain existing employees of both of the divisions. We may not be successful in retaining these employees for the time period necessary to complete the integration of the operations of Technipower with those of our Motive Power Division successfully. The diversion of management’s attention and any delays or difficulties encountered in connection with the integration of the two divisions’ operations could have a material adverse effect on our overall business and results of operations.

We may be unable to realize the expected revenue enhancements and other synergies from the acquisitions.

We can give you no assurance that the integration of our new operating divisions will result in the realization of the increased revenue and other benefits that we expect to result or that these benefits will be achieved within the time frame that we expect. Any synergies may be offset by integration costs, operating losses, regulatory issues or problems with our business or that of the acquired companies unrelated to the acquisition transactions.

We depend substantially on our relationships with a small number of original equipment manufacturers, or OEMs, and our failure to maintain or expand these relationships could reduce our revenue and gross profit or otherwise harm our business.

We derive a substantial portion of our revenue from sales of our Power Electronics Division’s products to a small number of OEMs in the defense industry. The loss of any of these customers, or a material decrease in revenue from these customers, could reduce our gross profit or otherwise harm our business.

Furthermore, if our competitors offer our OEM customers more favorable terms than we do or if our competitors are able to take advantage of their existing relationships with these OEMs, then these OEMs may not include our products as components in their products.

As a result of our dependency on a small number of OEMs, any problems those customers experience, or their failure to promote products that contain our products, could harm our operating results. Some of the factors that affect the business of our OEM customers, all of which are beyond our control, include:

•	the competition these customers face and the market acceptance of their products,

•	the engineering, marketing and management capabilities of these customers and the technical challenges that they face in developing their products;

•	the financial and other resources of these customers, and

•	new governmental regulations or changes in taxes or tariffs applicable to these customers.

The inability of our OEM customers to address any of these risks successfully could harm our business.

Competition in the electric power drive industry and the power supply industry is intense and is likely to continue to increase, which could result in price reductions, decreased customer orders, reduced product margins and loss of market share, any of which could harm our business.

The electric power drive industry is competitive, and we expect competition to intensify in the future. We have a number of competitors located in the United States and Europe in this industry. Additional competitors are likely to enter this industry in the future. We also face competition from the internal research and development departments of boat manufacturers, including some of our past or current customers, and we may face competition from some of our suppliers. Our customers may have the capability to integrate their operations vertically by developing their own alternative power drive systems or by acquiring our competitors or the rights to develop competitive products or technologies, which may allow these customers to reduce their purchases or cease purchasing from us completely.

Our Power Electronics Division also faces substantial competition, particularly as it enters new product markets. The power supply industry is very fragmented with hundreds of smaller companies providing different products. Many of our current competitors and potential competitors have longer operating histories and significantly greater financial, technical, sales and marketing resources or greater name recognition than we do. As a result, these competitors are able to devote greater resources to the development, promotion, sale and support of their products. In addition, our competitors that have large market capitalizations or cash reserves are in a better position to acquire other companies in order to gain new technologies or products that may displace our products. Any of these potential acquisitions could give our competitors a strategic advantage. In addition, some of our current competitors and potential competitors have greater brand name recognition, a more extensive customer base, more developed distribution channels and broader product offerings than we do. These companies can use their broader customer base and product offerings, or adopt aggressive pricing policies, to gain market share. Increased competition in the market may result in price reductions, decreased customer orders, reduced profit margins and loss of market share, any of which could harm our business.

We rely on patents, trademarks, trade secrets and confidentiality agreements to protect our proprietary rights, which afford only limited protection.

Our success depends upon our ability to protect our proprietary rights. We rely on a combination of patent, trademark and trade secret laws, as well as confidentiality agreements with our employees, customers, suppliers and others to establish and protect our proprietary rights. The protection of patentable inventions is important to our future opportunities. It is possible that:

•	our pending patent applications may not result in the issuance of patents,

•	we may not apply for or obtain effective patent protection in every country in which we do business,

•	our patents may not be broad enough to protect our proprietary rights,

•	any issued patent could be successfully challenged by one or more third parties, which could result in our loss of the right to prevent others from using the inventions claimed in those patents, and

•	current and future competitors may independently develop similar technology, duplicate our products or design new products in a way that circumvents our patents.

In particular, our patent rights cover only our Electric Wheel technology, and do not provide any protection for the technology in our electric motors themselves. We may not be able to obtain patent protection for our electric motors.

Existing trademark and trade secret laws and confidentiality agreements afford only limited protection. In addition, the laws of some foreign countries do not protect our proprietary rights to the same extent as do the laws of the United States, and policing the unauthorized use of our products is difficult. Any failure to protect our proprietary rights adequately could result in our competitors offering similar products, potentially resulting in the loss of some of our competitive advantage and a decrease in our revenue.

Infringement claims and lawsuits would likely be expensive to resolve and would require management’s time and resources and, therefore, could harm our business.

On September 12, 2005, we filed a lawsuit against Toyota Motor Corporation, Toyota Motor Sales U.S.A., Inc. and Toyota Motor Manufacturing North America in the United States District Court for the Middle District of Florida, Tampa Division, Tampa, Florida for infringement of our Electric Wheel patent. In the lawsuit we allege that the hybrid transmission drive in the Toyota Prius and Highlander infringes a number of claims in our U.S. Patent No. 5,067,932 and we are asking for an injunction barring further infringement as well as damages for the unauthorized use of our patent by Toyota and its affiliates. On January 10, 2006, we filed a complaint with the United States International Trade Commission (“ITC”) in Washington D.C. seeking an exclusion order prohibiting the importation of infringing technology. On September 19, 2006, we expanded this claim to include the Toyota Camry and Lexus hybrid models.

The ITC held a hearing on our complaint from October 30 through November 3, 2006. On February 13, 2007, the ITC Administrative Law Judge who conducted the hearing issued a final initial determination in favor of Toyota. In the order, the Administrative Law Judge decided that the hybrid transmission drive in the Toyota Prius and Highlander vehicles did not infringe Claim 7 in our U.S. Patent No. 5,067,932 and that we had not satisfied certain other legal requirements that would support an exclusion order against Toyota. On review of the final initial determination, the full ITC decided to take no position on the Administrative Law Judge’s findings concerning the economic prong of the domestic industry requirement. The remainder of the initial determination became the ITC final determination. On April 30, 2007, the ITC terminated the investigation with a finding of no violation of Section 337 of the Tariff Act of 1930. We are entitled to appeal the decision to the Court of Appeals for the Federal Circuit. Until the ITC case is completed, the patent infringement action brought in the United States District Court for the Middle District of Florida, Tampa Division, is stayed. We cannot assure you that these actions will be successful.

Risks Relating to Our Motive Power Division

Our Motive Power Division has a limited operating history and the rapidly evolving nature of our industry makes it difficult to forecast our future results.

Prior to 2002, our operations consisted primarily of product development efforts. As a result of our limited operating history, our historical financial and operating information is of limited value in predicting our future operating results. In addition, any evaluation of the Motive Power Division’s business and prospects must be made in light of the risks and difficulties encountered by companies offering products or services in new and rapidly evolving markets. The market for electric power drive systems is rapidly evolving, and it is difficult to forecast the future growth rate, if any, or size of the market for our products. We may not accurately forecast customer behavior and recognize or respond to emerging trends, changing preferences or competitive factors facing us, and, therefore, we may fail to make accurate financial forecasts. Our current and future expense levels are based largely on our investment plans and estimates of future revenue. As a result, we may be unable to adjust our spending in a timely manner to compensate for any unexpected revenue shortfall, which would harm our operating results.

The market for the Motive Power Division’s electric power drive system is new and constantly changing. If we do not respond to changes in a timely manner, our Motive Power Division likely will no longer be competitive.

The market for the Motive Power Division’s electric power drive products is characterized by rapid technological change, new and improved product introductions, changes in customer requirements and evolving industry standards. Our future success will depend to a substantial extent on our ability to develop, introduce and support cost-effective new products and technologies on a timely basis. If we fail to develop and deploy new cost-effective products and technologies or enhancements of existing products on a timely basis, or if we experience delays in the development, introduction or enhancement of our electric power drive products and technologies, our products will no longer be competitive and our business will suffer.

If we do not successfully establish strong brand identity, we may be unable to achieve widespread acceptance of the Motive Power Division’s electric power drive products.

We believe that establishing and strengthening our ST Electric Power Drive System brand is critical to achieving widespread acceptance of our electric power drive products and to establishing key strategic relationships. The importance of brand recognition will increase as current and potential competitors enter the market with competing products. Our ability to promote and position our brand depends largely on the success of our marketing efforts and our ability to provide high quality products and customer support. These activities are expensive and we may not generate a corresponding increase in customers or revenue to justify these costs. If we fail to establish and maintain our brand, or if our brand value is damaged or diluted, we may be unable to attract new customers and compete effectively.

We are dependent on our suppliers, and the inability of these suppliers to continue to deliver, or their refusal to deliver, necessary components of our electric power drive system would significantly harm our business.

We assemble the components of the Motive Power Division’s electric power drive system at our Tarpon Springs, Florida facility. These components are manufactured by third-party manufacturers. To date we have purchased all of our electric motors from one manufacturer, Homewood Products Corporation. The motors Homewood has built for us have been designed to our specifications. We do not have any long-term agreement with Homewood or any other supplier at the present time.

We believe that while other suppliers of the component parts of our ST-EPDS are available to us, should any of our current suppliers of these component parts be unable or unwilling to sell us such parts the alternative suppliers could charge higher prices, which would reduce our gross profit.

Risks Relating to Our Power Electronics Division

We are subject to strict governmental regulations relating to the environment.

Our Power Electronics Division is required to comply with extensive and frequently changing environmental regulations at the federal, state and local level. Among other things, these regulations impose restrictions to control air, soil and water pollution, to protect against occupational exposure to chemicals, including health and safety risks, and to require notification or reporting of the storage, use and release of certain hazardous substances into the environment. These regulations impose significant compliance burdens and risks on us. In addition, these regulations may impose liability for the cost of removal or remediation of certain hazardous substances released on or in our facilities without regard to whether we knew of, or caused, the release of such substances. Furthermore, we are required to provide a place of employment that is free from recognized and preventable hazards that are likely to cause serious physical harm to employees, provide notice to employees regarding the presence of hazardous chemicals and train employees in the use of such substances. The operations of our Power Electronics Division require the use of a limited amount of chemicals and other materials that are classified under applicable laws as hazardous chemicals and substances. If we are found not to be in compliance with any of these rules, regulations or permits, we may be subject to fines, remediation expenses and the obligation to change our business practice, any of which could result in substantial costs that would adversely impact our business operations and financial condition.

We are dependent on our suppliers to produce the components for our power supply products, which may affect our control over delivery, quantity, quality and cost of products.

We obtain the components to make our power supply products from third parties. We rely heavily on sole-source suppliers (one supplier providing us with one or more components) to develop and/or manufacture critical components for our products. A discontinuance, disruption or other similar occurrence affecting the availability of these components could materially diminish our ability to operate efficiently.

In addition, by relying on our suppliers, we have limited control over many component items, including:

•	delivering components on schedule;

•	manufacturing a high volume of components;

•	maintaining the highest possible product quality when manufacturing; and

•	managing manufacturing costs.

A large portion of our Power Electronics Division’s business is based in legacy products.

The majority of our revenue from the Power Electronics Divisions is derived from legacy products. We support the defense industry with spares and replacements of linear and switching power supplies. Our customers may decide without notice that they no longer have a need for our products or we may be unable to obtain the components to manufacture the products our customers need. Unless we are able to acquire other businesses that manufacture different legacy products, the need for our products will diminish with time. We are starting to manufacture new products. If we do not successfully manage the introduction of our new products and estimate customer demand for such products, our business may suffer. If the demand for our new products does not match our projections for such products, it could adversely affect our financial performance. In addition, if some of our customers cancel their current orders for our old products in anticipation of our new products, we may have additional excess and obsolete inventories and be forced to incur additional charges.

Our Power Electronics Division depends on government contracts for most of its revenues.

Our Power Electronics Division is a supplier, either directly or as a subcontractor, to the U.S. government and its agencies and depends on government contracts for most of its business. If we are suspended or debarred from contracting with the U.S. government, if our reputation or relationship with individual federal agencies were impaired, or if the government otherwise ceased doing business with us or significantly decreased the amount of business it does with us, our business, prospects, financial condition and operating results would be materially and adversely affected.

Our Power Electronics Division faces risks relating to government contracts.

There are inherent risks in contracting with the U.S. government, including risks that are peculiar to the defense industry, which could have a material adverse effect on our business, prospects, financial condition and operating results. All contracts with the U.S. government contain provisions and are subject to laws and regulations that give the government rights and remedies not typically found in commercial contracts, including rights that allow the government to:

•	terminate contracts for convenience in whole or in part at any time;

•	reduce or modify contracts or subcontracts if its requirements or budgetary constraints change;

•	cancel multi-year contracts and related orders if funds for contract performance for any subsequent year become unavailable;

•	adjust contract costs and fees on the basis of audits completed by its agencies;

•	claim rights in products and systems produced by us;

•	suspend or debar us from doing business with U.S. government; and

•	control or prohibit the export of our products.

If the U.S. government terminates a contract for convenience, we may recover only our incurred or committed costs, settlement expenses and profit on work completed prior to the termination. If the government terminates a contract for default, we may not recover even those amounts, and instead may be liable for excess costs incurred by the government in procuring undelivered items and services from another source.

Our Power Electronics Division faces risks associated with competing in the bidding process for U.S. government contracts.

Our Power Electronics Division obtains many of its U.S. government contracts through a competitive bidding process. In the bid process, we face the following risks:

•	We must bid on programs in advance of their completion, which may result in unforeseen technological difficulties or cost overruns;

•	We must devote substantial time and effort to prepare bids and proposals for competitively awarded contracts that may not be awarded to us; and

•	Awarded contracts may not generate sales sufficient to result in profitability.

Risks Concerning Investing in Our Common Stock

We do not expect to pay dividends to our common stockholders.

We do not anticipate paying cash dividends in the foreseeable future. We presently intend to reinvest our cash back into the company rather than pay dividends to our common stockholders.

We are subject to the SEC’s penny stock rules. The application of the “penny stock” rules will likely make selling your shares more difficult than if our shares were traded on the NASDAQ Stock Market or a national stock exchange.

Our common stock will be a “penny stock,” under Rule 3a51-1 under the Securities and Exchange Act, unless and until:

•	the market price of our common stock reaches at least $5.00 per share,

•	we meet the financial size and volume levels for our common stock not to be considered a penny stock, or

•	we register the shares on a national securities exchange or they are quoted on the Nasdaq Stock Market.

A“penny stock” is subject to rules that require securities broker-dealers, before carrying out transactions in any “penny stock,” to:

•	deliver a disclosure document to the customer describing the risks of penny stocks, and get a written receipt for that document, before selling penny stocks to that customer,

•	disclose price information about the stock,

•	disclose the compensation received by the broker-dealer or any associated person of the broker-dealer in transactions involving the penny stock, and

•	send monthly statements to customers with market and price information about the penny stock.

Our common stock is also subject to a rule that requires the broker-dealer, in some circumstances, to:

•	approve the penny stock purchaser’s account under standards specified in the rule, and

•	deliver written statements to the customer with information specified in the rule.

These additional requirements could prevent or discourage broker-dealers from carrying out transactions in our common stock and limit your ability to sell your shares.

We expect our stock price to continue to be volatile.

The price at which our common stock trades is likely to continue to be highly volatile and to fluctuate substantially due to many factors, some of which are:

•	actual or anticipated fluctuations in our results of operations,

•	developments with respect to intellectual property rights,

•	announcements of technological innovations or significant contracts by us or our competitors,

•	introduction of new products by us or our competitors,

•	commencement of, or our involvement in, litigation,

•	our sale of common stock or other securities in the future,

•	conditions and trends in the marine vessel industries,

•	the trading volume of our common stock,

•	changes in the estimation of the future size and growth rate of our markets, and

•	general economic conditions.

In addition, the stock market has experienced significant price and volume fluctuations that have affected the market prices for the common stock of technology companies. In the past, these market fluctuations were often unrelated or disproportionate to the operating performance of these companies. Any significant fluctuations in the future might result in a significant decline in the market price of our common stock.

The market for our shares may be illiquid.

From time to time, there may be only a limited trading market for our common stock. Our common stock is traded on the Over-the-Counter Bulletin Board. Shares that are “thinly” traded on the Bulletin Board often trade only infrequently and experience a significant spread between the market maker’s bid and asked prices. As a result, our common stock may at times be illiquid.

We have implemented anti-takeover provisions that could discourage a third party from acquiring us and consequently decrease the market value of your investment.

Our certificate of incorporation and bylaws contain provisions that may have the effect of delaying or preventing a change of control or changes in management that a stockholder might consider favorable. Our certificate of incorporation and bylaws, among other things, allow our board to designate “blank check” preferred stock and limit who may call special meetings of stockholders. These provisions may delay or impede a merger, tender offer or proxy contest involving our company. Any delay or prevention of a change of control transaction or changes in management could cause the market price of our common stock to decline.

Because our executive officers’ and directors’ liabilities are limited, your rights against them in a civil lawsuit may be limited.

We will indemnify any executive officer, director or former executive officer or director, and may indemnify any other officer or employee, to the full extent permitted by Delaware law. This could include indemnification for liabilities under securities laws enacted for stockholder protection, though the SEC thinks this indemnification is against public policy and may be unenforceable.

The issuance of additional shares of common stock, including shares issuable upon conversion or redemption of convertible securities or the exercise of outstanding options and warrants, will dilute the interests of our stockholders.

As of May 9, 2007, there were 36,055,693 shares of our common stock outstanding and 6,687,588 shares of common stock reserved for future issuance upon exercise of outstanding options and warrants and conversion of convertible debentures. Our board has the ability, without further stockholder approval, to issue up to approximately 58 million additional shares of common stock. Any issuance of additional common stock will reduce the proportionate ownership and voting power of the then existing stockholders and may result in a reduction of the book value or market price of our outstanding common stock. Further, if all our outstanding options and warrants are exercised and all of the convertible debentures are converted, we will have approximately 42 million shares outstanding. In addition, we are required to redeem one tenth of the principal amount of the convertible debentures, and accrued interest thereon, each month beginning on June 1, 2007. If certain conditions are met we may elect to pay the monthly redemption payment in shares of common stock at a redemption price equal to 82.5% of the daily volume weighted average price of our common stock for the 10 trading days preceding the redemption date. If certain conditions are met we may also elect to pay accrued interest on the shares at a conversion price equal to 95% of the daily volume weighted average price of our common stock for the 5 trading days preceding an interest payment date. Although it is not possible at present to calculate the total number of shares that we would issue if we were to make each monthly redemption payment and each interest payment in stock, it could exceed 17,000,000 shares. Thus, the percentage of shares owned by all existing stockholders will be reduced proportionately as options and warrants are exercised and as the convertible debentures are converted or redeemed with, or as interest thereon is paid in, shares of common stock.

Our board of directors, without seeking stockholder approval, may designate and issue up to 7,450,000 shares of preferred stock, and the sale of such shares may adversely impact the market price of our outstanding common stock.

Our certificate of incorporation allows our board of directors to issue at any time without further stockholder approval up to 7,450,000 shares of preferred stock. Such shares may be issued and sold upon such terms and conditions as our board of directors may determine, including the amount of consideration for which the shares may be issued and sold in one or more series, and such voting rights, dividend rights designations, preferences and other rights, qualifications, limitations and restrictions as our board of directors may determine. If we issue shares of preferred stock having rights, preferences and powers senior to those of our common stock, including rights to receive dividends and preferences upon liquidation, dissolution or winding-up in excess of, or prior to, the rights of the holders of our common stock, it could reduce or eliminate the amounts that would otherwise be available to pay dividends on the common stock or distributions to the holders of the common stock. No shares of our preferred stock are designated or outstanding as of the date of this prospectus.

Sales of a substantial number of shares of preferred stock, or the fact that our board of directors may determine the rights, privileges and preferences of one or more classes or series of preferred stock, may discourage a future acquisition of our company, including an acquisition in which you might otherwise receive a premium for your shares. As a result, stockholders who might desire to participate in such a transaction may not have the opportunity to do so.

USE OF PROCEEDS

All of the shares of common stock offered by this prospectus are being offered by the selling stockholders listed under “Selling Stockholders.” We will not receive any proceeds from sales of common stock by the selling stockholders. We will apply any proceeds we receive from the exercise of warrants to working capital.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our common stock. We anticipate that any earnings will be retained for development and expansion of our business and we do not anticipate paying any cash dividends in the foreseeable future. On January 22, 2007, we sold an aggregate of $5,350,000 principal amount of Variable Rate Self-Liquidating Senior Secured Convertible Debentures due March 18, 2008. The Debentures provide that while any of the Debentures are outstanding we may not, among other things, pay cash dividends or distributions on any of our equity securities or enter into any agreement to do so without the prior written consent of an agent for the holders of the Debentures.

MARKET FOR OUR COMMON STOCK

Our common stock is traded on the NASD Over-the-Counter Bulletin Board under the symbol “SOLM.” The following table sets forth the high and low sales prices of our common stock for the periods indicated, as reported by the Bulletin Board:

Period	High	Low
February 24, 2004 through March 31, 2004	$5.50	$2.75
Quarter ended June 30, 2004	$5.30	$1.32
Quarter ended September 30, 2004	$1.47	$0.51
Quarter ended December 31, 2004	$3.30	$0.41
Quarter ended March 31, 2005	$2.65	$1.00
Quarter ended June 30, 2005	$1.20	$0.57
Quarter ended September 30, 2005	$0.85	$0.31
Quarter ended December 31, 2005	$0.46	$0.23
Quarter ended March 31, 2006	$1.55	$0.36
Quarter ended June 30, 2006	$0.88	$0.45
Quarter ended September 30, 2006	$3.16	$0.47
Quarter ended December 31, 2006	$2.55	$0.80
January 1, 2007 through May 9, 2007	$2.95	$0.35

On May 9, 2007, the closing price of our common stock was $0.37 and there were 569 record owners of our common stock.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

The following discussion and analysis of our consolidated financial condition and results of operations for the periods indicated should be read in conjunction with our consolidated financial statements included elsewhere in this prospectus.

Overview

Our historical business has been the development, engineering, manufacturing, licensing and sale of electric power drive systems. We intend to expand the licensing, manufacturing, and sale of electric power drive systems, including those incorporating hybrid and regenerative technologies, and the licensing and manufacture of our Electric Wheel and Electric Transaxle for automotive, hybrid and all-electric vehicle applications. Our goal is to become a leader in the manufacture, licensing and sale of electric power drive systems for specialized high value original equipment manufacturers.

We have historically generated limited operating revenues. In order for us to successfully market our existing products on a national and international level, we will likely be required to successfully complete public or private offerings of our equity securities. If we are unable to obtain necessary financing, we will expand our operations only as cash flow from operations allows.

We are presently pursuing direct sales opportunities for our products and technologies in the marine, industrial and automotive markets. We are also implementing a plan to broaden our market and product base and exploit our intellectual property that we expect will generate substantial profits and cash flow. As part of this plan, we intend to grow our business through licensing of our proprietary and patented technologies and through the acquisition of businesses that fit our strategy. We are identifying licensing opportunities that we anticipate will leverage our existing or acquired knowledge and provide substantial positive current financial impact while we also aggressively pursue infringers of our existing patents. We are also identifying acquisition targets that we expect will augment our existing intellectual property, marketing channels and human resources and provide positive cash flow. We cannot assure you, however, that we will be able to identify licensing opportunities and acquisition targets that meet these goals, or if we identify such opportunities or targets that we will be able to take full advantage of them.

On August 17, 2006, we, entered into a Securities Purchase Agreement with Integrated Power Systems LLC, Power Designs Inc., The Vantage Partners LLC, certain other persons and Technipower LLC, a Danbury, Connecticut based manufacturer of power supplies and related equipment for the defense, aerospace and commercial sectors, and simultaneously closed on the acquisition of all of the outstanding membership units and warrants to purchase membership units of Technipower. We purchased Technipower for 4,615,381 shares of Series C convertible redeemable preferred stock, 4,461,537 shares of common stock and the assumption of certain liabilities totaling approximately $850,000, including approximately $700,000 outstanding under Technipower’s $1.5 million revolving credit facility. Twenty-five percent of the common stock was deposited in escrow to support the sellers’ indemnity obligations under the purchase agreement. The escrowed shares will also fund any required working capital adjustment in our favor. The share amounts were calculated using an agreed $.65 per share price, which was based on the average of the average closing bid prices of the common stock over two 30-day periods, one ending three days before the closing and one ending two days before the closing. We must issue additional shares to the sellers at the one year anniversary of the closing if the 30-day average trading price at that time is more than 5% less than $.65 per share. At our option, we may instead pay the adjustment in cash. We agreed to include the shares of common stock we issued to the sellers, and the shares of common stock issuable upon conversion of the Series C preferred stock we issued to the sellers, in the registration statement of which this prospectus forms a part. The common share value in our financial statements was calculated based on the closing market price on the date of the closing of the transaction, August 17, 2006, of $1.40 per share.

Under the Certificate of Designations for our Series C preferred stock, the holders of the Series C preferred stock were entitled to dividends at the rate of 10% of the stated value of the Series C preferred stock and a liquidation preference that was initially equal to the stated value of the Series C preferred stock plus accrued dividends but rose to 175% of the stated value of the Series C preferred stock plus accrued dividends after December 15, 2006. The “stated value” per share of Series C Preferred Stock was $0.65. The holders of Series C preferred stock also had redemption rights. On January 22, 2007, we redeemed 2,873,491 shares of the Series C preferred stock for an aggregate of approximately $3,350,000. We recorded the liquidation preference on the shares redeemed as a preferred stock dividend of approximately $1,400,000. Also on January 22, 2007, we converted the remaining 1,741,889 shares of Series C preferred stock into 1,741,881 shares of common stock and fractional shares were converted into cash based on the market price of our common stock on the date of the transaction. There are presently no shares of Series C preferred stock outstanding and we have filed a certificate of elimination removing the Series C preferred stock from our certificate of incorporation.

As a result of the acquisition of Technipower, our operations now comprise two divisions: a Motive Power Division, which encompasses our electric power drive technologies, and a Power Electronics Division, which encompasses the business of Technipower. With this new structure, we intend to exploit opportunities for market consolidation, cross marketing and core business growth in separate but compatible niche markets for specialized high value original equipment manufacturer (“OEM”) power applications and electric power drive systems. While our operating assets are divisionalized, we expect and encourage a formal exchange of engineering and sales talent across the business units.

Our Power Electronics Division focuses its efforts in engineered power systems while also providing both technical and sales augmentation to our Motive Power Division. Our Power Electronics Division specializes in the design, development and production of custom power ready systems, chassis and power supply products for defense related markets. The Division also provides advanced legacy support and specialized defense-related build-to-print capabilities.

On December 6, 2006, we entered into a letter of intent to acquire Deltron, Inc., a North Wales, Pennsylvania based manufacturer of power supplies and related equipment with manufacturing operations in Reynosa, Mexico. Deltron provides precision linear and switching power supplies and power supply systems for applications where power density and functionality are critical. The letter of intent contemplates that we will purchase the assets and certain selected liabilities of Deltron through our Technipower subsidiary for an undisclosed amount. The purchase price will be subject to increase or decrease based on changes in Deltron’s working capital between October 31, 2006 and the closing date. We will also assume Deltron’s trade payables and its accrued expenses as part of the transaction. The transaction is subject to the negotiation and execution of a definitive purchase agreement and the satisfaction of various closing conditions including a due diligence investigation and the negotiation and execution of agreements with certain Deltron personnel. While no assurances can be given as to when the acquisition may close, we currently anticipate that it will close during the second quarter of 2007.

In order to fund future acquisitions we may effect one or more private sales of equity or debt securities. We have not yet determined the terms or amount of the securities to be sold. However, any such securities will be offered and sold without registration under the Securities Act of 1933, as amended, and may not be reoffered or resold by the purchasers in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act.

In December 2006 we signed a financing term sheet for a credit facility to be used exclusively for acquisitions. The term sheet contemplates a facility of up to $10 million on a standby basis secured by the acquired assets and guaranteed by Solomon. We intend to use the facility to strike more quickly at unique smaller acquisition opportunities that are consistent with our growth plans. The credit facility will have a one year term that will be renewable at the option of the lender. The standby credit facility will carry an interest rate of 13% per annum plus monitoring fees of 1% of the amounts outstanding under the credit facility and investment fees of 5% of the amounts outstanding under the facility. We will also pay a commitment fee of 2% of the full amount of the facility upon execution of definitive documents. The investment fees and the commitment fees will be payable in shares of our common stock. Any lending under the facility will be conditioned on the approval of the proposed acquisition by the lender’s investment committee and will be subject to the lender’s normal due diligence. The facility is subject to normal documentation requirements. While no assurance can be given as to when the facility will be put in place, we anticipate that the required documentation will be completed in the first half of 2007. The lender, JMC Venture Partners, LLC, is an affiliate of Michael D’Amelio, a director and executive officer of our company.

Our goal is to increase revenue significantly, generate enough cash to finance our operations and growth and, eventually, become profitable. We currently do not generate enough cash from operations to continue operations indefinitely. Our ability to continue is dependent on either raising significant capital or increasing revenue, or both. If we are unable to raise such capital and unable to increase revenue significantly, we will likely not be able to generate enough cash to continue operations. In that event, we would have to seek alternative opportunities, such as selling our assets or seeking a merger partner or other business combination; otherwise we may default on our debt obligations and lose our assets to our creditors.

We borrowed $1,877,085 in short-term debt financing from certain of our principal stockholders and other investors from March 2005 through December 2006. These notes are secured by a lien on all of our tangible and intangible assets. On March 15, 2006, we issued and sold an aggregate of 235,856 shares of common stock to the noteholders. Of these shares, 93,356 shares of common stock were issued upon conversion of accrued and unpaid interest on the promissory notes through February 28, 2006 at a price per share equal to a 20% discount from the market price per share of our common stock as of March 14, 2006. The remaining 142,500 shares were issued to certain of the noteholders as an inducement to each noteholder agreeing to extend the maturity date of the notes from March 15, 2006 to April 30, 2006. On May 3, 2006, we issued and sold an additional aggregate of 124,700 shares of common stock to certain of the noteholders as an inducement to such noteholders agreeing to extend the maturity date of their notes from April 30, 2006 to June 30, 2006. On June 5, 2006, we issued and sold an aggregate of 63,750 shares of common stock to the holders of certain of the promissory notes. These shares were issued as an inducement to each noteholder agreeing to purchase the notes. On August 11, 2006, we entered into an agreement dated as of June 30, 2006 with certain of our noteholders pursuant to which the maturity date of their notes was extended from June 30, 2006 to January 15, 2007. As an inducement to such noteholders agreeing to extend their notes, we issued to each of the noteholders 35,000 shares for each $100,000 of principal amount of notes, or fraction thereof, held by each holder.

In January 2007 we entered into an agreement dated as of December 31, 2006 with certain of our noteholders pursuant to which the maturity date of their notes was extended from January 15, 2007 to September 30, 2007. As an inducement to such noteholders agreeing to extend their notes, at the noteholder's option, we agreed to either (i) issue shares of common stock in an amount equal to 10,000 shares for each $100,000 of principal amount of notes, or fraction thereof, held by such noteholder or (ii) pay such noteholder an amount in cash equal to 5% of the principal amount of the notes, or fraction thereof, held by such noteholder in lieu of shares. In connection with this extension agreement, on March 8, 2007, we issued 79,009 shares of common stock to those noteholders who elected to receive shares as consideration for the extension agreement.

On July 28, 2006 we borrowed $125,000 from Jezebel Management Corporation and issued a promissory note in the principal amount of $125,000 to Jezebel. The note bore interest at a rate of 15% per annum and matured on August 28, 2006. As an incentive to purchase the note we issued 25,000 shares of common stock to Jezebel. This note is now past due and is accruing interest at the rate of 18% per annum. In January 2007 we paid the interest that had accrued though the date of payment. Jezebel is an affiliate of Michael D’Amelio, a director and executive officer of our company.

In August 2005, we issued 1,754 shares of our common stock and an aggregate of 518,016 shares of our Series B preferred stock in settlement of certain obligations.

On September 12, 2005, we filed a lawsuit against Toyota Motor Corporation, Toyota Motor Sales U.S.A., Inc. and Toyota Motor Manufacturing North America in the United States District Court for the Middle District of Florida, Tampa Division, Tampa, Florida for infringement of our Electric Wheel patent. In the lawsuit we allege that the hybrid transmission drive in the Toyota Prius and Highlander infringes a number of claims contained in our U.S. Patent No. 5,067,932 and we are asking for an injunction barring further infringement as well as damages for the unauthorized use of our patent by Toyota and its affiliates.

On January 10, 2006, we filed a complaint with the United States International Trade Commission (“ITC”) in Washington D.C. seeking an exclusion order prohibiting the importation of infringing technology. On or about February 8, 2006, the ITC instituted an investigation based on our complaint. The ITC acts as an administrative investigative body to determine, among other things, whether or not goods imported into the United States infringe U.S. patents. If we are successful in our ITC action, Toyota could be prohibited from importing into the United States infringing combination motor and transmission systems and those products containing such systems, including the Toyota Prius and Highlander models. On September 19, 2006, we expanded this claim to include the Toyota Camry and Lexus hybrid models.

The ITC held a hearing on our complaint from October 30 through November 3, 2006. On February 13, 2007, the ITC Administrative Law Judge who conducted the hearing issued a final initial determination in favor of Toyota. In the order, the Administrative Law Judge decided that the hybrid transmission drive in the Toyota Prius and Highlander vehicles did not infringe Claim 7 in our U.S. Patent No. 5,067,932 and that we had not satisfied certain other legal requirements that would support an exclusion order against Toyota. On review of the final initial determination, the full ITC decided to take no position on the Administrative Law Judge’s findings concerning the economic prong of the domestic industry requirement. The remainder of the initial determination became the ITC final determination. On April 30, 2007, the ITC terminated the investigation with a finding of no violation of Section 337 of the Tariff Act of 1930. We are entitled to appeal the decision to the Court of Appeals for the Federal Circuit. Until the ITC case is completed, the patent infringement action brought in the United States District Court for the Middle District of Florida, Tampa Division, is stayed.

Although the cost of litigation in these matters is often large, we have arranged financing from sources outside our company to fully fund the litigation to its conclusion. We provide more information about the arrangements we have made to fund this litigation in “Liquidity and Capital Resources” below.

On September 14, 2005, we issued an aggregate of 26,000 shares of our common stock to three employees of our company and one consultant in consideration for their services. On March 28, 2006, we issued 10,000 shares to one consultant in consideration of his services to our company.

On February 15, 2006, we completed a recapitalization of our Series A preferred stock whereby each outstanding share of Series A preferred stock and all accrued and unpaid dividends thereon were converted into five shares of common stock. At the time of the recapitalization there were 3,071,474 shares of Series A preferred stock outstanding. These shares were converted into 15,357,370 shares of common stock. In addition, on February 15, 2006, warrants to purchase an aggregate of 4,646,474 shares of common stock at an exercise price of $1.00 per share were exchanged by the warrant holders for an aggregate of 2,323,237 shares of common stock, and on March 3, 2006, warrants to purchase an aggregate of 750,000 shares of common stock at an exercise price of $1.00 per share were exchanged by the warrant holders for an aggregate of 375,000 shares of common stock. The warrants were held principally by the individuals and entities that had held the Series A preferred stock. The recapitalization and warrant exchange were effected on the basis of an exemption from registration provided by Section 3(a)(9) of the Securities Act of 1933, as amended.

On January 22, 2007, we sold an aggregate of $5,350,000 principal amount of Variable Rate Self-Liquidating Senior Secured Convertible Debentures due March 18, 2008. We used approximately $3,350,000 of the net proceeds of the Debentures to redeem approximately 2,873,492 shares of our Series C preferred stock, approximately $768,250 of the net proceeds to pay down a promissory note and other obligations and retained approximately $1,128,000 of the net proceeds as working capital.

The Debentures are convertible at any time at the option of the holder into shares of our common stock at $2.00 per share, subject to adjustment for stock splits, stock dividends, and the like. In the event that we issue or grant in the future any rights to purchase any of our common stock, or other securities convertible into our common stock, for an effective per share price less than the conversion price then in effect, the conversion price of all unconverted Debentures will be decreased to equal such lower price. The conversion price adjustment will not apply to certain exempt issuances, including stock issuances to officers, directors and employees and in strategic transactions and up to an aggregate of $200,000 of common stock that may be issued in any six-month period.

Prior to maturity the Debentures will bear interest per annum at the higher of (i) 8% or (ii) the six-month London Interbank Offered Rate plus 2%, payable quarterly in arrears in cash, or, at our option, in shares of our common stock. Our ability to pay interest with shares of our common stock will be subject to specified conditions, including the existence of an effective registration statement covering the resale of the shares issued in payment of interest and certain minimum trading volumes in our common stock. Any common stock delivered in satisfaction of an interest payment will be valued at 95% of the average of the daily volume weighted average price of the applicable shares for the 5 trading days prior to the interest payment. All overdue and accrued interest will accrue a late fee equal to the lesser of 15% per annum or the maximum rate permitted by applicable law. From and after an event of default under the Debentures and for so long as the event of default is continuing, the Debentures will bear default interest at a rate of the lesser of 15% per annum or the maximum rate permitted by applicable law.

Beginning on the earlier of the first day of the first month immediately following the effectiveness of a registration statement covering the resale of the shares of common stock issuable upon conversion of the Debentures or May 18, 2007, and on the first day of each month thereafter, we will be required to redeem 1/10th of the face value of the Debentures in cash or, at our election, with shares of our common stock. Our ability to pay the redemption price in shares of common stock will be subject to specified conditions, including the existence of an effective registration statement covering the resale of the shares issued in payment of the redemption amount and certain minimum trading volumes in our common stock. Any common stock delivered in satisfaction of an amortization payment will be valued at 82.5% of the average of the daily volume weighted average price of the applicable shares for the 10 trading days prior to the amortization payment. Any unconverted Debentures will become due on March 18, 2008.

At any time after the effectiveness of a registration statement covering the resale of the shares of common stock issuable upon conversion of the Debentures, we may redeem, subject to specified conditions and upon 12 trading days’ written notice, any or all of the outstanding Debentures for a redemption price of cash in the amount of 120% of the principal amount plus accrued and unpaid interest on the Debentures to be redeemed.

Our obligations under the Debentures are secured by a security interest in substantially all of our assets pursuant to a Security Agreement dated as of January 17, 2007 between us and the purchasers of the Debentures. We have agreed that in the event that we form any new subsidiaries and move assets to those subsidiaries, those subsidiaries will become guarantors of the Debentures.

As a part of the sale of the Debentures, we issued common stock purchase warrants to the purchasers of the Debentures giving them the right to purchase up to an aggregate of 2,006,250 shares of our common stock at an exercise price of $2.00 per share. The warrant exercise price is subject to adjustment for stock splits, stock dividends, and the like. In the event that we issue or grant any rights to purchase any of our common stock, or other security convertible into our common stock, for a per share price less than the exercise price then in effect, the exercise price of the warrants with respect to shares of our common stock will be reduced to equal such lower price and the number of shares of our common stock for which the warrants may be exercised will be increased so that the total aggregate exercise price remains constant. The foregoing adjustment to the exercise price for common stock will not apply to certain exempt issuances, including issuances to officers, directors and employees and in strategic transactions and up to an aggregate of $200,000 of common stock that may be issued in any six month period. All of the warrants will expire on January 18, 2012 unless sooner exercised.

In connection with the sale of the Debentures and warrants, we entered into a Registration Rights Agreement with the purchasers of the Debentures and warrants under which we are required, on or before February 16, 2007, to file a registration statement with the Securities and Exchange Commission covering the resale of the shares of common stock issuable pursuant to the Debentures and warrants and to use our best efforts to have the registration statement declared effective as promptly as possible thereafter but in any event, by May 17, 2007. We filed the registration statement on February 12, 2007. We will be subject to certain monetary penalties if the registration statement is not filed or does not become effective on a timely basis.

We may have to seek additional capital through the sale of debt and/or equity securities in 2007 in order to fund our operating capital needs.

Results of Operations

The following discussion should be read in conjunction with our financial statements and the related notes thereto included elsewhere herein.

Comparison of the Years Ended December 31, 2006 and 2005

For the year ended December 31, 2006 we generated revenues of $2,278,848 as compared with $68,717 for the year ended December 31, 2005. The increase in revenues was totally due to the addition of Technipower revenues commencing on August 17, 2006. Cost of products sold for the year ended December 31, 2006 was $1,674,064 generating a gross profit of $604,784 or 27% of revenues. Cost of products sold for the year ended December 31, 2005 was $81,429 generating a gross loss of $12,712, or (19)% of revenues. The increase in our margin was totally due to an increase in revenues contributed by our Power Electronics Division as a result of the Technipower acquisition. We believe gross profit will continue to improve as a result of an increase in sales from the Power Electronics Division.

Selling, general and administrative expenses were $5,579,760 for the year ended December 31, 2006 as compared with $2,923,470 for the year ended December 31, 2005, an increase of $2,656,290. The increase was largely the result of the inclusion of an officer/director deferred bonus plan of $1,750,000 for Mr. D’Amelio and Mr. Laskowski. Additionally, the Technipower acquisition increased selling, general and administrative expenses by $438,131 and the adoption of new SFAS 123(R) for recognition of stock option expense of increased selling, general and administrative expenses by $200,767.

Research and development expenses for the year ended December 31, 2006, were $372,718 as compared with zero dollars for the year ended December 31, 2005. The increase was the result of the addition of Technipower acquisition on August 17, 2006, which contributed $362,718 through the end of December and $10,000 of expenses in the Motive Power Division. The research and development group in the Power Electronics Division (Technipower) focuses its efforts on product engineering updates and new product development.

Goodwill impairment expenses were $3,346,153 for the year ended December 31, 2006. This additional cost was the direct result of the application of our fourth quarter annual impairment test, specifically in reviewing our acquisition of Technipower.

We incurred interest expense of $1,912,727 for the year ended December 31, 2006 relating to our various financings. Interest expense incurred for the year ended December 31, 2005 was $3,656,854. Accretion and dividends for the Series A preferred stock were $3,603,041 in 2005. The decrease of $1,744,127 in interest expense was primarily due to the extinguishment of redeemable preferred stock carried as a liability (debt) through February 15, 2006.

The elements of interest expense for the year ending December 31, 2006 were as follows:

Accretion and dividends, Series A preferred stock	$698,080
Interest on payable notes	200,669
Interest on bank debt	35,624
Loan charges for note payable extensions and sales paid with common stock and warrants	978,354
Total interest expenses December 31, 2006	$1,912,727

Total cash outlays for interests expense was $29,408 in 2006 and $0 in 2005.

Loss on extinguishment of debt was $5,635,030 for the year ended December 31, 2006 as compared to $39,924 for the year ended December 31, 2005. This increase was primarily due to a Redemption of Series A preferred stock that occurred on February 15, 2006.

We completed a recapitalization of our Series A preferred stock whereby each outstanding share and all accrued and unpaid dividends thereon were converted into five shares of common stock. At the time of the recapitalization, there were 3,071,474 shares of Series A preferred stock outstanding. These shares were converted into 15,357,370 shares of common stock. As a result, we reported a non-cash loss on the extinguishment of the Series A preferred stock of $5,616,801 in the first quarter of 2006 for the excess of the fair value of the common stock issued ($12.4 million) in excess of the carrying value of the Series A preferred stock.

Our net loss for the year ended December 31, 2006 was $16,262,514. We reported a net loss for the year ended December 31, 2005 of $6,632,960.

Our overall per-share loss for the year ended December 31, 2006 was $.60. Our overall per-share loss for the year ended December 31, 2005 was $1.00 per share.

Liquidity and Capital Resources

Our available cash balance at December 31, 2006 was $97,777 and was $1,101,056 at March 30, 2007. We borrowed $1,877,085 in short-term debt financing from certain of our principal stockholders and other investors from March 2005 through December 2006. These notes are secured by a lien on all of our tangible and intangible assets.

During the year ended December 31, 2006, we used net cash of $1,172,498 for operations. This consisted of a net loss of $16,262,514 offset by net non-cash charges of $14,560,206. Additionally, we had net cash flows from financing activities of $1,156,163 consisting primarily of proceeds from notes payable to related parties.

Our Technipower LLC subsidiary has a bank line of credit with borrowings as of December 31, 2006 of $750,000.

On November 22, 2005, we entered into an agreement with Oliver Street Finance LLC in which Oliver Street agreed to provide funding to us to prosecute our litigation against Toyota Motor Corporation, Toyota Motor Sales U.S.A., Inc. and Toyota Motor Manufacturing North America. Oliver Street agreed to pay all legal fees and out-of-pocket expenses billed by our special patent counsel, Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., in connection with the litigation and approved by us in exchange for a portion of any recovery that we receive in the litigation equal to the greater of 40% of the recovery or the actual amount of legal fees and expenses Oliver Street pays on our behalf. Michael D’Amelio, a vice president and director of our company, is also affiliated with Oliver Street.

We have incurred significant operating losses and used cash in our operating activities for several consecutive years. As of December 31, 2006 we have deficiencies in both working capital and net assets. These conditions raise substantial doubt about our ability to continue as a going concern. In the past we have been able to obtain financing to fund our losses. Our ability to continue is dependent on obtaining additional long-term financing and ultimately achieving profitable operating results. To date we have not been able to establish acceptable sales levels. We are currently seeking additional financing to fund operations to achieve acceptable sales levels.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

The preparation of our consolidated financial statements in conformity with accounting principles generally accepted in the United States requires us to make estimates and judgments that affect the reported amounts of assets and liabilities, net revenue and expenses, and the related disclosures. We base our estimates on historical experience, our knowledge of economic and market factors and various other assumptions that we believe to be reasonable under the circumstances. Estimates and judgments used in the preparation of our financial statements are, by their nature, uncertain and unpredictable, and depend upon, among other things, many factors outside of our control, such as demand for our products and economic conditions. Accordingly, our estimates and judgments may prove to be incorrect and actual results may differ, perhaps significantly, from these estimates under different estimates, assumptions or conditions. We believe the following critical accounting policies are affected by significant estimates, assumptions and judgments used in the preparation of our consolidated financial statements.

Revenue Recognition

We recognize revenue when it is realized or realizable and earned. We consider revenue realized or realizable and earned when it has persuasive evidence of an arrangement, delivery has occurred, the sales price is fixed or determinable, and collectibility is reasonably assured. Delivery does not occur until products have been shipped or services have been provided to the client, risk of loss has transferred to the client and client acceptance has been obtained, client acceptance provisions have lapsed, or we have objective evidence that the criteria specified in the client acceptance provisions have been satisfied. In situations where a formal acceptance is required but the acceptance only relates to whether the product meets its published specifications, revenue is generally recognized upon shipment provided all other revenue recognition criteria are met. The sales price is not considered to be fixed or determinable until all contingencies related to the sale have been resolved.

Revenue from service sales is recognized at the contractual rates as labor hours are delivered and direct expenses are incurred.

Allowances for Doubtful Accounts

We perform credit evaluations of our customers’ financial condition. We maintain allowances for doubtful accounts for estimated losses resulting from the inability of our customers to make required payments. We record our bad debt expenses as selling, general and administrative expenses. When we become aware that a specific customer is unable to meet its financial obligations to us, for example, as a result of bankruptcy or deterioration in the customer’s operating results or financial position, we record a specific allowance to reflect the level of credit risk in the customer’s outstanding receivable balance. In addition, we record additional allowances based on certain percentages of our aged receivable balances. These percentages are determined by a variety of factors including, but not limited to, current economic trends, historical payment and bad debt write-off experience. We are not able to predict changes in the financial condition of our customers, and if circumstances related to our customers deteriorate, our estimates of the recoverability of our trade receivables could be materially affected and we may be required to record additional allowances.

Alternatively, if we provide more allowances than we need, we may reverse a portion of such provisions in future periods based on our actual collection experience.

Inventory Valuation

We assess the value of our inventory on a quarterly basis and write-down those inventories that are obsolete or in excess of our forecasted usage to their estimated realizable value. Our estimates of realizable value are based upon our analysis and assumptions including, but not limited to, forecasted sales levels by product, expected product lifecycle, product development plans and future demand requirements. Our marketing department plays a key role in our excess review process by providing updated sales forecasts, managing product rollovers and working with manufacturing to maximize recovery of excess inventory. If actual market conditions are less favorable than our forecasts or actual demand from our customers is lower than our estimates, we may be required to record additional inventory write downs. If actual market conditions are more favorable than anticipated, inventory previously written down may be sold, resulting in lower cost of sales and higher income from operations than expected in that period.

Patents and Trademarks

Our patents and trademarks are stated at cost. The recoverability of patents and trademarks is re-evaluated each year based upon management’s expectations relating to the life of the technology and current competitive market conditions. We are amortizing these costs over the life of the respective patent or trademark.

Stock-Based Compensation

Effective January 1, 2006, we adopted SFAS No. 123(R), “Share-Based Payment” using the modified-prospective method. Under this method, compensation cost is recognized for all share-based payments granted, modified, or settled after January 1, 2006, as well as for any unvested awards that were granted prior thereto. Compensation cost for unvested awards granted prior to January 1, 2006 is recognized using the same estimate of the grant-date fair value and the same attribution method used to determine the pro forma disclosures under SFAS No. 123, “Accounting for Stock-Based Compensation.” Compensation costs for awards granted after January 1, 2006 is based on the estimated fair value of the awards on their grant date and is generally recognized over the required service period.

Prior to January 1, 2006, we accounted for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. Accordingly, compensation cost for stock options was measured as the excess, if any, of the estimated fair market value of our stock at the date of the grant over the amount an employee must pay to acquire the stock.

Financial Instruments

Financial instruments are initially recorded at their fair values at the time of issuance. Multiple financial instruments issued in a transaction are recorded at their relative fair values using Black Scholes and other valuation techniques. Those recorded as liabilities are remeasured at each reporting period with changes in fair value reported in operations. Financial instruments issued to settle obligations are valued at their fair value on the day of issuance. Differences between fair value and carrying value are recognized in operations.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements that have or are reasonably likely to have a current or future material effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

BUSINESS

Overview

Our historical business has been the development, engineering, manufacturing, licensing and sale of electric power drive systems. We intend to expand the licensing, manufacturing, and sale of electric power drive systems, including those incorporating hybrid and regenerative technologies, and the licensing and manufacture of our Electric Wheel and Electric Transaxle for automotive, hybrid and all-electric vehicle applications. Our goal is to become a leader in the manufacture, licensing and sale of electric power drive systems for specialized high value original equipment manufacturers.

We are presently pursuing direct sales opportunities for our products and technologies in the marine, industrial and automotive markets. We are also implementing a plan to broaden our market and product base and exploit our intellectual property that we expect will generate substantial profits and cash flow. As part of this plan, we intend to grow our business through licensing of our proprietary and patented technologies and through the acquisition of businesses that fit our strategy. We are identifying licensing opportunities that we anticipate will leverage our existing or acquired knowledge and provide substantial positive current financial impact while we also aggressively pursue infringers of our existing patents. We are also identifying acquisition targets that we expect will augment our existing intellectual property, engineering resources, marketing channels and human resources and provide strong cash flow. We cannot assure you, however, that we will be able to identify licensing opportunities and acquisition targets that meet these goals, or if we identify such opportunities or targets that we will be able to take full advantage of them.

On August 17, 2006, we entered into a Securities Purchase Agreement with Integrated Power Systems LLC, Power Designs Inc., The Vantage Partners LLC, certain other persons and Technipower LLC, a Danbury, Connecticut based manufacturer of power supplies and related equipment for the defense, aerospace and commercial sectors, and simultaneously closed on the acquisition of all of the outstanding membership units and warrants to purchase membership units of Technipower. We purchased Technipower for 4,615,381 shares of Series C convertible redeemable preferred stock, 4,461,538 shares of common stock and the assumption of certain liabilities totaling approximately $850,000, including approximately $700,000 outstanding under Technipower’s $1.5 million revolving credit facility. Twenty-five percent of the common stock was deposited in escrow to support the sellers’ indemnity obligations under the purchase agreement. The escrowed shares will also fund any required working capital adjustment in our favor. The share amounts were calculated using an agreed $.65 per share price, which was based on the average of the average closing bid prices of the common stock over two 30-day periods, one ending three days before the closing and one ending two days before the closing. We must issue additional shares to the sellers at the one year anniversary of the closing if the 30-day average trading price at that time is more than 5% less than $.65 per share. At our option, we may instead pay the adjustment in cash. We agreed to include the shares of common stock we issued to the sellers, and the shares of common stock issuable upon conversion of the Series C preferred stock we issued to the sellers, in the registration statement of which this prospectus forms a part. The common share value in our financial statements was calculated based on the closing market price on the date of the closing of the transaction, August 17, 2006 of $1.40 per share.

On December 6, 2006, we entered into a letter of intent to acquire Deltron, Inc., a North Wales, Pennsylvania based manufacturer of power supplies and related equipment with manufacturing operations in Reynosa, Mexico. Deltron provides precision linear and switching power supplies and power supply systems for applications where power density and functionality are critical. The letter of intent contemplates that we will purchase the assets and certain selected liabilities of Deltron through our Technipower subsidiary for an undisclosed amount. The purchase price will be subject to increase or decrease based on changes in Deltron’s working capital between October 31, 2006 and the closing date. We will also assume Deltron’s trade payables and its accrued expenses as part of the transaction. The transaction is subject to the negotiation and execution of a definitive purchase agreement and the satisfaction of various closing conditions including a due diligence investigation and the negotiation and execution of agreements with certain Deltron personnel. While no assurances can be given as to when the acquisition may close, we currently anticipate that it will close during the second quarter of 2007.

As a result of our acquisition of Technipower, our operations now comprise two divisions: a Motive Power Division, which encompasses our electric power drive technologies, and a Power Electronics Division, which encompasses the business of Technipower. With this new structure, we intend to exploit opportunities for market consolidation, cross marketing and core business growth in separate but compatible niche markets for specialized high value original equipment manufacturer (“OEM”) power applications and electric power drive systems. While our operating assets are divisionalized, we expect and encourage a formal exchange of engineering and sales talent across the business units.

The diagram below outlines our new organizational structure:

We are working to combine our Motive Power Division’s unique patented technologies with the deep engineering and manufacturing capabilities of our Power Electronics Division. These synergies should allow the Motive Power Division to expand its application-specific technology development. We expect that the sales channels in the Power Electronics Division will ultimately encompass customers in the government, defense and commercial sectors, particularly as we broaden our product portfolio to include higher voltage power supplies.

We believe there are other synergies between our two divisions, including:

•	The addition of the Power Electronics Division should enhance our ability to license our patented technology to a broader array of customers.

•	Technipower’s extensive military contacts should provide a natural outlet for the Motive Power Division’s proprietary electro/mechanical technologies.

•	The two divisions should achieve substantial operational and overhead cost savings by consolidating all finance and administrative functions in one location.

Our technology assets primarily include patents in the following areas:

•	Dual-Input Infinite-Speed Integral Motor and Transmission Device (the Electric Wheel)

•	Method and Apparatus for Propelling a Marine Vessel, and

•	System and Apparatus for a Multiple Input and Dual Output Electric Differential Motor Transmission Device (the Electric Transaxle).

We also have filed three provisional patent applications on related technologies that are explained in more detail under “Our Intellectual Property” below.

The preservation of our intellectual property rights is a critical component of our long term strategy. We are therefore aggressively pursuing alleged infringements of our intellectual property and have brought an action against Toyota Motor Company and certain of its affiliates in the United States District Court for the Middle District of Florida, Tampa Division, for infringement of our Electric Wheel patent for their use of the technology in hybrid vehicles including the Prius and Highlander. We have also initiated a complaint before the United States International Trade Commission (“ITC”) in Washington, D.C. seeking to enjoin Toyota from importing any product incorporating the infringing technology into the United States. We provide more information about this litigation below, under the caption “Legal Proceedings.”

Motive Power Division

Our Electric Power Drive Systems

Our historical business has been the development, engineering, manufacturing, licensing and sale of electric power drive systems. This business forms the basis of our Motive Power Division. We intend to expand the licensing, manufacturing, and sale of electric power drive systems, including those incorporating hybrid and regenerative technologies, and the licensing and manufacture of our Electric Wheel and Electric Transaxle for automotive, hybrid and all-electric vehicle applications. Our goal is to become a leader in the manufacture, licensing and sale of electric power drive systems for specialized high value original equipment manufacturers.

The Electric Wheel consists of two electric motors connected to a planetary gear set co-located in a single, sealed housing. The device is highly efficient, can overcome significant dead loads and produce soft starts and can regenerate energy through unused torque. The Electric Wheel can be incorporated into a wheel hub assembly or coupled to a drive shaft for vehicular or other industrial/commercial applications. The Electric Transaxle consists of one and one half Electric Wheels comprising motor/generators and an infinitely variable transmission and differential combined into a device that can easily be used in conventional drive axle vehicles. It has all the features of the Electric Wheel but with two independently operated output shafts. We believe that this makes it ideal for terrestrial vehicle applications where turning, and even steering, require one wheel to drive while the other slips.

Products

The Solomon Technologies Electric Power Drive System

Our complete line of electric motors incorporated in our fully integrated electric power drive systems are referred to as our “ST Electric Power Drive Systems” or ST-EPDS. Our systems consist of the motor and controller, the safety power management distribution unit, the battery bank and battery charger, as well as one or more e-meter, ammeter, keyswitch, DC breakers and a throttle control. We also offer optional configurations to include generators for hybrid charging configurations, inverters for AC applications and a DC to DC charger for maintaining 12v DC house power. Our ST-EPDS provides the foundation for efficient power management.

The Motors. We have developed motors using our Electric Wheel technology that we refer to as our “ST Electric Wheel” series or STEW. We have also developed motors using a variation of the Electric Wheel technology that employ one or more direct current motors only and operate without a planetary gear-set that we refer to as our “ST Electric Motor” series or STEM. All of our motors have regenerative abilities. This means that our motors generate electricity while under sail, braking, coasting or at any other time that the external forces on the output shaft are greater than the internal forces.

To date most of the motors we have sold have been STEM series models.

The Safety Power Management Distribution Device . The Safety Power Management Distribution Device, or SPMD, is a panel designed to act as an interface for all of the devices making up our full series of ST Electric Power Drive Systems. The SPMD is an enclosed unit that is required for each system. Multiple motor systems utilize a main distribution box that works in conjunction with the SPMD as a central interface for system components.

Our ST Electric Power Drive Systems in marine use today are fueled through battery bank-stored power. Extended motoring range can be provided by installing an optional generator housed in a sound-proof enclosure, creating a hybrid diesel electric system. In a hybrid configuration the generator cycles on and off based on battery usage. Generators work with the battery bank, extending battery life by recharging when the battery voltage reaches a set level of discharge. In addition, solar panels and wind generators can be used to augment house power for both pure electric and hybrid configurations.

Strategy

Through our Motive Power Division, we focus on:

•
Licensing our patented and proprietary technologies into general commercial, military, agricultural, aerospace and electric and electric-hybrid vehicular applications as well as into various marine markets, particularly in applications where high torque is required at low speeds,

•	Filing new patents on regenerative power systems for marine and automotive applications and automation processes for electric propulsion and power generation systems,

•	Coordinating engineering efforts with Power Electronics Division engineers with a view to re-engineering our technology to enhance manufacturing processes and licensing prospects, and

•	Prosecuting our litigation against Toyota and identifying other infringers of our protected technology.

Industry

Our product application in the marine industry

Boats are designed with displacement hulls, semi-displacement hulls and planing hulls. A displacement hull boat rides in the water, pushing water out of the way (displacing water) as it moves forward. A planing hull boat, as it builds sufficient speed, rides on top of the water where there is less resistance. Displacement hulls are chosen when long range, economy of operation, and seaworthiness are vital to boating performance. By a displacement hull’s very nature, speed is limited. Size and shape dictate a maximum speed, referred to as “hull speed.” When moved by a large propeller turning at low rpms, displacement hulls become very efficient, requiring small amounts of power compared to hulls designed for high speed. Low rpm operation is not compatible with most fossil fuel engines that reach optimum performance with small props turning at high rpm. However, with a large, slower turning prop, and the proper gear ratio, a small fossil fueled engine consumes much less fuel than its higher speed counterparts. Even a 20-ton trawler with twin diesels is more fuel-efficient than most recreational boats with semi or full planing hulls designed for higher speeds.

Our ST Electric Power Drive Systems are designed to produce maximum efficiency with large, slow turning props delivering higher torque at low rpm. These characteristics make our STEW and STEM series motors highly compatible for displacement hull applications. Many categories of boats use displacement hulls, including sailboats, trawlers, classic launches, luxury houseboats, offshore commercial fishing boats, tugboats and large ships. In addition, many custom and production specialty hull designs are compatible with the present ST-EPDS designs.

Our product application in the automotive industry

Our products have applications in the automotive industry in both the consumer and commercial vehicle sectors and in both electric and hybrid electric vehicles. With its compact size and integrated transmission, the Electric Wheel allows a vehicle’s central separate transmission to be eliminated. The Electric Transaxle incorporates electric drive motors, an infinitely variable transmission and differential and can provide direct replacement for both front and rear wheel drive units. The Electric Wheel can also be configured to accept propulsion inputs from other sources besides electric motors or a combination of electric motors and other input sources.

The heavy weight of commercial vehicles typically requires powerful low-speed torque. Standard diesel engines waste fuel during startup acceleration. In a commercial vehicle using the Electric Wheel, a power surge (batteries, ultra capacitors, etc.) would provide the startup acceleration and power; fuel waste would be avoided and regenerative braking would help reclaim some of the used energy. The large size of most commercial vehicles also simplifies system installation, although space is generally not a consideration with the elimination of the typical transmission. In addition, the Electric Wheel could provide a high-torque motor drive combining transmission, differential, and clutch functions on each wheel.

Markets

Markets for our systems have included the recreational marine industry for OEM and retrofit applications and the commercial marine industry, including lifeboats, fishing boats, motor launches and small military water craft projects. We expect to license or enter into strategic relationships with respect to the many non-marine applications for our electric power drive systems. We believe our proprietary technology may be adapted for use in a variety of ground-based applications requiring high torque at low speeds such as automobiles, industrial transmissions, trucks, forklifts, airport tugs, off-road vehicles and conveyor belts.

Marketing and Sales

As the manufacturer of the Electric Wheel and a technology licensor, we focus on markets and applications that require innovative technology and more efficient conversion of energy. New markets are carefully evaluated to discern the probability of success and time to revenue. Management is responsible for these initiatives but from time to time retains industry consultants to evaluate niche opportunities.

We have multiple expressions of interest for the Electric Wheel technology in applications such as automobiles, industrial transmissions, trucks, agricultural vehicles, forklifts, airport tugs and conveyor belts. We expect that the Motive Power Division will utilize the engineering resources of our PED to characterize potential manufacturing and market/licensing opportunities including the development of applications specific system characteristics and various control algorithms.

Manufacturing

We assemble and test our ST Electric Power Drive Systems at our facility in Tarpon Springs, Florida, using motors and other components supplied to us by third-party contractors. We believe that these suppliers have sufficient capacity to fill our needs. We do not, however, have long-term agreements with these suppliers to provide us with such component parts.

Competition

Our competition in the marine industry is principally oversized propulsion systems that use fossil fuel sources such as diesel and gasoline. There are few credible high torque electric propulsion solutions available in the market and none have the energy-efficient advantages of the Electric Wheel technology, nor the unique performance attributes.

Due to the unique nature of the technology comprising the Electric Wheel, there are no competitors that offer the benefits of our proprietary technology. However, there are more traditional but less capable solutions incorporating simple electric motor technology in the marketplace.

Many of these entities focus exclusively in the recreational marine segment, mostly in small vessels, and do not compete directly with our patented technology. Some of our provisional patent applications would provide a mechanism to restrict improvements by these manufacturers using their existing products.

We expect to manufacture components and/or enter into licensing agreements for our Electric Wheel and related technologies as we educate prospective OEMs about our innovative propulsion systems and demonstrate the proven cost-effectiveness of replacing or augmenting fossil fuel-based propulsion equipment.

Many of our competitors and potential competitors are better known than we are and have larger infrastructures and greater resources than we do, and may have greater ability to withstand price competition or a downturn in the economy or the boating market.

Power Electronics Division

Technipower

The business, people and assets of Technipower, which we acquired in August 2006, form the basis of our Power Electronics Division. For many years, Technipower worked closely with military and defense contractors to design and manufacture military qualified AC-DC and DC-DC converters in both switching and linear configurations. Technipower merged with Integrated Power Systems (“IPS”) in 2003. This merger allowed the Technipower name and product lines to capitalize on the emerging market for aerial transport rack (“ATR”) chassis in which IPS was a leading competitor. A large portion of Technipower’s business is the production of certain legacy power supply products for the defense industry. At a certain point, the components to make these products will no longer be available. In order to continue to service the needs of our customers, we are developing new products that we hope will both fulfill their requirements and broaden our revenues.

Products

The Power Electronics Division’s products consist of an embedded power supply line marketed under the “Technipower” brand, an autotransformer product line marketed under the “Variac” name, and an integrated ATR chassis product offering.

Both linear and switching technologies are used on products with power levels of up to 1,500 watts. The output characteristics vary from product to product and incorporate both high precision single and multiple output sources. The Power Electronics Division has a number of standard designs that often are combined to create new product offerings for specific applications through a modular approach. Once specified for a customer’s application, the product is typically incorporated as an OEM component.

Low Voltage Product Line

Our Technipower brand Mil Spec and autotransformer products are typically specified within the following ranges:

•	Input voltages of 28V to 270V, both AC and DC

•	Frequencies from 47Hz to 1,200Hz

•	Power levels up to 1,500 watts

•	Output voltages from 1.5 to 500 volts

•	Currents of up to 100 amperes.

The ATR products are solutions to power system packaging problems that are not currently addressed satisfactorily in the marketplace. We have built on the success of our high reliability, custom embedded chassis program for military applications and have emerged as a source for some large programs, such as the Apache helicopter “fly by wire” upgrade. These programs have historically been awarded only to large prime contractors.

ATR chassis are typically:

•	Sized from 95 to 2,300 cubic inches

•	Convection or conduction cooled

•	“Mission Ready” or application ready configurations

•	Fully integrated solutions

High Voltage Product Line

Technipower recently introduced a high voltage/high power (over 10,000 volts and 10,000 watts) line of embedded power conversion products that we expect will contribute substantial new revenue in 2007 and beyond. The market for high voltage, high power systems is served by a small number of providers and has very high engineering barriers to entry. This new line of products approach offers a new alternative to this large, well-established market by providing highly engineered DC-DC converters for use in high voltage/high power applications. No supplier currently provides DC-DC converters over 10kV and 10kW. We believe that these configurable building blocks will lower manufacturing costs, resulting in cost-effective products, and reduce lead times to customers.

Engineering Initiatives

We are currently developing new products comprising high-density design philosophies using switching frequencies from 100KHz to 400KHz, thereby increasing efficiencies and reducing size and weight. The use of power semiconductors and recently developed magnetic materials contributes to a higher density and smaller size unit. Power factor correction and DC-to-DC converter technology, previously developed by Technipower for the power quality industry, will be utilized as building blocks in all applications. The modular design concept also offers customers substantially reduced lead times for application-specific product development and minimizes non-recurring engineering costs.

These engineering developments are well-suited to the trends emerging in the Power Electronics Division’s key markets. Today’s military is continuing a transition to smaller, faster, quieter, more powerful and more intelligent systems. Our Power Electronics Division emphasizes the design and manufacture of state-of-the-art equipment that is smaller, more efficient, “smarter” ( i.e., computer-controlled) and fully integrated at the power supply or complete chassis level. We expect that new designs will allow customers to satisfy the growing number of higher power applications in dramatically smaller packaging.

Strategy

Through our Power Electronics Division, we focus on:

•
Ongoing support and fulfillment of hundreds of national stock numbers for legacy power supplies through increased visibility, continuous monitoring and response to government and defense contractor solicitations.

•
Selling the Cobalt 15 product line which is focused on providing kilowatts of conformable DC power conversion to industrial and military markets for applications such as advanced coatings, semiconductor, lasers, magnetrons and transmitters,

•	Leveraging our existing relationships with the military contractors that we are presently supplying with legacy product to provide new low-power and potentially high-power products, and

•	Developing new market applications through synergies with the Motive Power Division.

Industry

Our legacy military products for the defense industry

The majority of our business is supporting the defense industry with spares and replacements of linear and switching power supplies. These power supplies were initially designed over the past several decades for OEMs that were predominately defense contractors. Power supplies are requested either by the original contractor or directly by the government. These power supplies are built to the original qualified specifications to ensure backwards system compatibility. Power ranges are from tens of watts to a few kilowatts. Product formats include application specific units to cPCI and VME formats.

Our low power products in military applications

Technipower’s 50 year history of designing and manufacturing power supplies for the military provides industry visibility for new opportunities in low power system applications. These applications typically include power electronic systems. These are qualified designs that must survive stringent standards. This business is secured through a bidding process, which continues through the program’s life which typically lasts for decades. This requires a high investment of time and resources. Constant focus must be given to these accounts.

Our high power products in industrial and military applications

Many industrial OEM applications require kilowatts of rugged DC power. These processes utilize this high level of power to excite various forms of matter to create plasma, photons or magnetic fields. Vacuum chambers create a plasma-based “mist” of a target material for coating substrates that range from tools to semiconductors. Solid-state and gas-based lasers use DC power to create photons for cutting metals and for anti-airborne munitions systems for the military. Magnetrons create magnetic fields, as they do in microwave ovens, for industrial requirements such as the drying of inks and other chemical products. All these applications require electrical and mechanical ruggedness due to the potentially violent and mission-critical environment in which the products will operate.

Markets

The market for AC-DC electrical power supply equipment and devices is broadly divided into external, and internal or embedded, products. We compete principally in the smaller, but significantly less commoditized and less competitive, internal power supply market.

The overall size of the domestic market is about $500 million, with the worldwide market estimated to be approximately $1.0 billion, according to The Darnell Group, Inc., an industry research group. This is exclusive of the DC-DC power supply market, which is estimated at about $300 million worldwide.

Marketing and Sales

We believe that we have a strong knowledge of defense after-market (market for spares and replacements) procurement. As the Defense Logistics Agency transitions to e-commerce, we are using this knowledge to respond to solicitations and win new business electronically.

We hope to increase sales through an effective marketing program that leverages our strong historic customer base and combines standard market communication methods with alliances, partnering and joint project development. We work with numerous prime defense contractors in the design and manufacture of power supplies and chassis for military systems. We offer integrated customer relationship management as well as complete program management capabilities. We employ aggressive account management practices and marketing communications efforts that include military/defense/commercial trade shows, targeted advertising campaigns, product listing sources, Internet lead generation and direct sales.

We sell primarily through in-house direct sales resources. Approximately 1,700 Technipower National Stock Numbers are currently tracked through government websites. We aggressively monitor and expand our use of government E-commerce sites to protect and increase business. We directly quote the defense supply centers and other federal procurement offices in order to maintain high visibility. We employ six manufacturer’s representatives and two direct sales people.

Manufacturing

The manufacturing facility of our Power Electronics Division is currently vertically integrated with the majority of the production functions performed within our Danbury facility. Our strategy is to increase the amount of outsourcing of subassemblies for the high power products and retain encapsulation, final integration and test in-house. Our new designs incorporate repetitive circuits both within the product itself and with other products we produce. This standardization affords us higher discounts with our suppliers providing these parts. We are continually upgrading our facility. Recently a high power test alcove was added. It is our goal within this facility to improve profitability by increasing revenue without increasing the manufacturing footprint.

Competition

The AC-DC embedded (internal) power supply industry is very fragmented with hundreds of smaller companies providing a host of different products to satisfy very specific needs.

We compete principally on the basis of quick customer response, innovative product designs, creative engineering and high quality standards targeted principally at highly specified, qualified applications for the defense and aerospace markets. We are helped substantially by our well-known Technipower brand and favorable reputation.

Many of our competitors and potential competitors are better known than we are and have larger infrastructures and greater resources than we do, and may have greater ability to withstand price competition or a downturn in the economy.

Our Intellectual Property

Trademarks

In 2006, we filed for registration of the terms Electric Wheel and Electric Transaxle and in 2003, we registered our name “Solomon Technologies” and our logo with the United States Patent and Trademark Office (“USPTO”) under three trademark filings. In 1999, we trademarked a stylized version of the phrase “Electric Wheel” in the United States in connection with electric propulsion systems. Our trademarks have a 10-year term commencing on the registration date and are renewable for additional terms of 10 years each, subject to compliance with certain filing requirements.

Current patents

We currently have three technologies patented in the U.S. and foreign jurisdictions. Below is a summary of our patents.

Dual-Input Infinite-Speed Integral Motor and Transmission Device. This patent is the basis for our Electric Wheel technology. The patents cover both marine applications and farming and household appliance applications. This patent has been issued in the following countries/regions:

COUNTRY	DATE FILED	ISSUED	PATENT #	STATUS
Australia	11/19/91	11/22/94	651,644	Issued
Canada	11/19/91	01/28/03	2,096,842	Issued
Japan	11/19/91	01/31/03	3,394,771	Issued
Europe*	11/19/91	05/28/97	0 558 618	Issued
South Korea	11/19/91	01/07/99	187697	Issued
United States	11/28/90	11/26/91	5,067,932	Issued
WIPO**	11/19/91		US91/08624	Completed

*	The European patent has been validated and remains in force in Germany, Denmark, Spain, France and the Netherlands.

**	The World Intellectual Property Organization is an agency of the United Nations that administers approximately 23 treaties dealing with different aspects of intellectual property protection.

Method and Apparatus for Propelling a Marine Vessel. This patent ties our Electric Wheel technology directly to marine propulsion and provides for a patent on regenerative feedback. This patent has been issued in the U.S. and is pending in foreign jurisdictions, as follows:

COUNTRY	DATE FILED	ISSUED	PATENT #	STATUS
Europe	04/29/97		97922660.2	Pending
Japan	04/29/97		2000-509346	Published
United States	04/29/96	01/26/99	5,863,228	Issued
WIPO	04/29/97		US97/07556	Completed

System and Apparatus for a Multiple Input and Dual Output Electric Differential Motor Transmission Device. This patent is the basis for our Electric Transaxle technology. This patent has been issued in the U.S. and is pending in two foreign jurisdictions, as follows:

COUNTRY	DATE FILED	ISSUED	PATENT #	STATUS
Japan	11/04/97		10-523770	Pending
United States	11/19/96	12/22/98	5,851,162	Issued
WIPO	11/04/97		US97/20916	Completed

Further patents pending

On January 30, 2004, we submitted a provisional patent application for regenerative motor propulsion systems. On January 28, 2005, in advance of the one year anniversary of this filing, we converted this provisional application into a utility patent application in the United States as well as an international patent application under the Patent Cooperation Treaty, both entitled “Regenerative Motor Propulsion Systems.” These applications are presently being prosecuted and have been published as follows:

COUNTRY	DATE FILED	PUBLISHED	PUBLICATION #	STATUS
Australia	01/28/05	Pending	2005210624	Pending
Canada	01/28/05	Pending	2554690	Pending
United States	01/28/05	8/10/06	US2006/0175996	Pending
WIPO	01/28/05	08/18/05	WO2005075234	Completed

On March 11, 2005, we filed a provisional patent application with the USPTO entitled System for Automation for Power Generation, Propulsion and Use Management. The provisional patent application describes control systems and processes for the operation of an electronic propulsion and power generating system for marine applications as well as for the use of such systems in broader markets. We have made revisions to this application and filed a utility application based upon the provisional patent application. We have also applied for an international patent application under the Patent Cooperation Treaty:

COUNTRY	DATE FILED	PUBLISHED	PUBLICATION #	STATUS
United States	03/10/06	09/21/06	US 2006/0208570	Pending
WIPO	03/10/06	09/21/06	WO2006099318	Pending

On October 26, 2005, we filed a provisional patent application with the USPTO entitled System and Apparatus for a Multiple Input and Dual Output Electric Differential Motor Device Utilizing One Ring Gear. This patent expands our existing patent 5,851,162 by utilizing new methodology gained from further research and development into the potential applications. On October 24, 2006, we converted this provisional application to a U.S. utility application and an international patent application under the Patent Cooperation Treaty.

COUNTRY	DATE FILED	PUBLISHED	PUBLICATION #	STATUS
United States	10/24/06	Pending	11/552,207	Pending
WIPO	10/24/06	Pending	US2006/041781	Pending

We estimate that the cost for patenting the technology under review in the United States will be $30,000 per patent. There will be additional costs based on the number of countries in which patent protection is ultimately sought. We cannot assure you that the pending patents will be granted.

We do not have any patents covering our STEM series electric motors.

Know-how, trade secrets and other intellectual property protection

In addition to the trademark and patent protection secured above and the pending patent applications, we rely on trade secrets, know-how and continuing technological innovations to develop and maintain our competitive position. It is our policy to require our directors, employees, consultants and parties to collaborative agreements to execute confidentiality agreements upon the commencement of the employment, consulting or collaborative relationships with us. These agreements provide that all confidential information developed or made known during the course of the relationship with us is to be kept confidential except in specific circumstances. In the case of employees and consultants, the agreements provide that all inventions resulting from work performed for us using our property or relating to our business and conceived or completed by the individual during employment are our exclusive property to the extent permitted by law.

Research and Development

Since our inception, we have spent more than $2 million on development of our Motive Power Division’s products. The continued development of our STEW and STEM electric motors and other components of our ST Electric Power Drive Systems by our Motive Power Division remains paramount to our success in the marine and automotive markets. In addition, continuing development of advanced hybrid charging systems, adaptation to new battery, ultra capacitors, fuel cell and fuel sources technologies, and system control and integration with our growing product line of electric motors will help us achieve and maintain our leadership position in the marine propulsion industry as well as other emerging opportunities. Our Power Electronics Division is currently developing new products comprising high-density design philosophies using switching frequencies from 100KHz to 400KHz, thereby increasing efficiencies and reducing size and weight. Technipower incurred approximately $860,366 of expenses in the year ended December 31, 2005 and $473,390 in the year ended December 31, 2004 relating to research and development.

Through continued ground-based electric motor research and development, we intend to expand applications of our patented products for potential licensing into other industries.

Employees

Our Motive Power Division has three full-time employees, five part-time employees, one full-time consultant who is the inventor of the Electric Wheel, and one part-time consultant. Our Power Electronics Division has 48 full-time employees, three part-time employees and six consultants. Our executive management team currently consists of a chief executive officer, a president, a chief financial officer, two vice presidents and a secretary. We employ our chief financial officer and vice presidents on a part-time basis. There is no collective bargaining agreement in effect. We believe our relations with our employees are good.

Government Regulation

We anticipate that existing and proposed changes in environmental impact laws and regulations in the United States, Canada and Europe will create an increased demand for our ST-EPDS products including the Electric Wheel and Electric Transaxle technology. Our STI electric products have zero emissions when used without fossil fuel generators. When used with fossil fuel generators they consume less fuel due to more efficient conversion of energy.

Existing governmental regulations have not had any material impact on our Motive Power Division’s operations, and to date the costs and effects of compliance with federal, state and local environmental laws have been minimal. Our Power Electronics Division is required to comply with extensive and frequently changing environmental regulations that impose restrictions to control air, soil and water pollution, to protect against occupational exposure to chemicals, including health and safety risks, and to require notification or reporting of the storage, use and release of certain hazardous substances into the environment. These regulations impose significant compliance burdens and risks on us. In addition, these regulations may impose liability for the cost of removal or remediation of certain hazardous substances released on or in our facilities without regard to whether we knew of, or caused, the release of such substances, and may result in the imposition of fines for non-compliance. Furthermore, we are required to provide a place of employment that is free from recognized and preventable hazards that are likely to cause serious physical harm to employees, provide notice to employees regarding the presence of hazardous chemicals and train employees in the use of such substances. Our operations require the use of a limited amount of chemicals and other materials that are classified under applicable laws as hazardous chemicals and substances. If we are found not to be in compliance with any of these rules, regulations or permits, we may be subject to fines, remediation expenses and the obligation to change our business practice, any of which could result in substantial costs that would adversely impact our business operations and financial condition.

Properties

Our Motive Power Division currently occupies office, research, testing and warehouse facilities in Tarpon Springs, Florida. This facility is located at 1400 L&R Industrial Boulevard, Tarpon Springs, Florida 34689. The lease commenced on September 1, 2003 and expired on August 31, 2005. We presently occupy this space on a month-to-month basis. Rent is currently $3,247 per month.

Our Power Electronics Division occupies facilities in Danbury, Connecticut. This facility is located at 14 Commerce Drive, Danbury, Connecticut. The lease commenced on July 15, 2002 and expires on July 14, 2007. Rent is currently $8,125 per month.

Commencing February 11, 2007, our chief executive officer occupies temporary facilities in East Berlin, Connecticut. This facility is located at 1224 Mill Street, Building B, East Berlin, Connecticut 06023. The rental commenced on February 11, 2007. Rent is $1,000 per month.

Legal Proceedings

On September 12, 2005, we filed a lawsuit against Toyota Motor Corporation, Toyota Motor Sales U.S.A., Inc. and Toyota Motor Manufacturing North America in the United States District Court for the Middle District of Florida, Tampa Division, Tampa, Florida for infringement of our Electric Wheel patent. In the lawsuit we allege that the hybrid transmission drive in the Toyota Prius and Highlander infringes a number of claims contained in our U.S. Patent No. 5,067,932 and we are asking for an injunction barring further infringement as well as damages for the unauthorized use of our patent by Toyota and its affiliates.

On January 10, 2006, we filed a complaint with the ITC in Washington D.C. seeking an exclusion order prohibiting the importation of infringing technology. On or about February 8, 2006, the ITC instituted an investigation based on our complaint. The ITC acts as an administrative investigative body to determine, among other things, whether or not goods imported into the United States infringe U.S. patents. If we are successful in our ITC action, Toyota could be prohibited from importing into the United States infringing combination motor and transmission systems and those products containing such systems, including the Toyota Prius and Highlander models. On September 19, 2006, we expanded this claim to include the Toyota Camry and Lexus hybrid models.

The ITC held a hearing on our complaint from October 30 through November 3, 2006. On February 13, 2007, the ITC Administrative Law Judge who conducted the hearing issued a final initial determination in favor of Toyota. In the order, the Administrative Law Judge decided that the hybrid transmission drive in the Toyota Prius and Highlander vehicles did not infringe Claim 7 in our U.S. Patent No. 5,067,932 and that we had not satisfied certain other legal requirements that would support an exclusion order against Toyota. On review of the final initial determination, the full ITC decided to take no position on the Administrative Law Judge’s findings concerning the economic prong of the domestic industry requirement. The remainder of the initial determination became the ITC final determination. On April 30, 2007, the ITC terminated the investigation with a finding of no violation of Section 337 of the Tariff Act of 1930. We are entitled to appeal the decision to the Court of Appeals for the Federal Circuit. Until the ITC case is completed, the patent infringement action brought in the United States District Court for the Middle District of Florida, Tampa Division, is stayed.

Although the cost of litigation in these matters is often large, we have arranged financing from sources outside our company to fully fund the litigation to its conclusion. We provide more information about the arrangements we have made to fund this litigation in “Management’s Discussion and Analysis or Plan of Operation - Liquidity and Capital Resources” above.

Except as set forth above, we do not believe there are any pending or threatened legal proceedings that, if adversely determined, would have a material adverse effect on us.

DIRECTORS AND EXECUTIVE OFFICERS

Our executive officers and directors, together with their ages and certain biographical information, are set forth below:

NAME	AGE	POSITION
Gary M. Laskowski	53	Director, Chairman of the Board and Vice President
Gary G. Brandt	48	Chief Executive Officer
Peter W. DeVecchis, Jr.	58	President
Samuel F. Occhipinti	60	Chief Financial Officer
Jonathan D. Betts	46	Director
Duane L. Crisco	46	Director
Michael D’Amelio	49	Director and Vice President

Gary M. Laskowski, Chairman of the Board and Vice President. Mr. Laskowski has been a director of our company since May 2004 and vice president since November 2005. Mr. Laskowski is a principal and founder of Venture Partners Ltd., a private investment bank founded in 1986. Prior thereto Mr. Laskowski served as a member of the consulting operation of Technology Transitions Incorporated, a venture capital firm, and prior to that in a number of roles, including Vice President, Marketing, for Canberra Industries, Inc., a supplier of data acquisition and analysis systems. Mr. Laskowski serves on the boards of a number of companies involved in electronics, power systems and software development. Mr. Laskowski holds a Bachelor’s Degree in Electrical Engineering from the University of Connecticut.

Gary G. Brandt, Chief Executive Officer. Mr. Brandt became our Chief Executive Officer on February 5, 2007. Prior to joining us and since December 2005, he was Vice President of Corporate Development of Satcon Technology Corporation, a manufacturer of power electronics and control systems. From 2001 to December 2005, Mr. Brandt served as Chief Financial Officer of Hydrogenics Corporation, a hydrogen and PEM fuel cell technology company based in Toronto. From 2000 to 2001, Mr. Brandt was Chief Financial Officer of @Link Networks, Inc., a private data networking company. Prior to that, he was Vice President, Investor Relations for WorldCom, Inc., as well as for MFS Communications. Mr. Brandt received his Bachelor’s of Commerce (Honors) degree from Queen’s University in Kingston, Ontario, and his Masters of Business Administration degree from York University in Toronto. Mr. Brandt has served as a director of ePower Synergies, Inc., a privately held designer, developer and manager of transportation systems for sustainable eCommunities, since 2005. He also served as a director of Astris Energi Inc., a developer of alkaline fuel cells, from July 2005 to June 2006.

Peter W. DeVecchis, Jr., President. Mr. DeVecchis, who became our President in May 2004, is an accomplished manager with more than 25 years of experience in sales, marketing and new business development. Prior to joining us, he had served since December 2001 as Vice President, Sales and Marketing of 4uDoctor, Inc., a provider of web-based technology services to help healthcare practitioners reduce their costs of procuring operational supplies. From 1998 to 2001, he served as Vice President, Sales of Consumers Interstate Corp., a wholesale distributor of MRO products. From 1996 to 1998, he was Vice President Sales, Business Unit Director Pharmacy Groups, for Moore Medical Corp., a full line wholesale distributor of pharmaceutical and health-care products. From 1988 to 1996, Mr. DeVecchis was Vice President, Sales and Marketing for United Abrasives, Inc., a manufacturer of industrial abrasive products. From 1985 to 1988, he served as Vice President Sales and Marketing for Beaverite Products, Inc., a manufacturer of customized information packaging. From 1973 to 1985, he was Vice President Sales and Marketing for Canberra Industries, Inc., a nuclear electronics company. Mr. DeVecchis earned his MBA from University of New Haven and his BS in Business Management from Charter Oak College in Connecticut.

Samuel F. Occhipinti, Chief Financial Officer. Mr. Occhipinti became our Chief Financial Officer in May 2004. Since June 1998, Mr. Occhipinti has been Managing Director and President of Venture Partners Capital LLC, an NASD registered broker/dealer focused on corporate finance and merger and acquisition transactions. Since September 2005, he has also been the Chief Financial Officer of First Dunbar Securities Corp., a financial services firm. From 1997 to June 1999, he was Vice President and Chief Operating Officer of Stone Cline Corporation, a manufacturer of textiles, and from 1993 to 1997 he was Executive Vice President and Chief Financial Officer of I 2 Technology Inc., a manufacturer of electronics components. From 1990 to 1993, Mr. Occhipinti was Vice President - Finance of AOI Systems Inc., a manufacturer of adaptive optics technologies. He earned his BS/BA in finance from Boston College.

Jonathan D. Betts, Director. Mr. Betts has been a director of our company since July 2004. He is a principal and founder of Venture Partners, a private investment bank founded in 1986. Mr. Betts previously served as a member of the consulting operation of Technology Transitions Incorporated, a venture capital firm and as Regional Sales Manager for Medical Electronics Corporation, a critical care medical instrumentation manufacturer. Mr. Betts has a Bachelor’s Degree in Electrical Engineering from Boston University.

Duane L. Crisco, Director. Mr. Crisco has been a director of our company since September 2005. Since June 2004, he has been a Senior Vice President at GE Capital in Norwalk, CT. From December 1999 to June 2004, Mr. Crisco served as a Partner and Managing Director of SwingBridge Capital, located in Cheshire, CT. Mr. Crisco holds a BS degree in Finance from the University of Connecticut.

Michael D’Amelio, Director and Vice President. Mr. D’Amelio has been a director of our company since May 2004 and vice president since November 2004. Mr. D’Amelio is the Managing Director and founder of JMC Venture Partners LLC, a private equity fund founded in 1999 that focuses on middle market manufacturing, distribution, technology and service companies. In addition, Mr. D’Amelio is a partner in the investment banking firm of Grace Matthews. From 1991 to 1999, Mr. D’Amelio served as President and CEO of TACC International Corporation, a specialty chemical manufacturer with facilities located throughout the United States that was subsequently sold to a Fortune 500 buyer. Mr. D’Amelio serves on numerous corporate boards and committees and is a graduate of Northeastern University with a BS in Management.

We have determined that Mr. Crisco is independent. In determining which directors are independent, we use the definition set forth in NASDAQ Marketplace Rule 4200. We have two committees - an audit committee and a compensation committee. Our audit committee comprises Mr. Crisco and Mr. Laskowski. Mr. Laskowski is not independent. Our compensation committee comprises Mr. Crisco.

EXECUTIVE COMPENSATION

The following table shows compensation earned during fiscal 2006 by our President and our Vice Presidents.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)		Total ($)
Peter W. DeVecchis, Jr., President	2006	125,000		14,200	117,570	(1)	256,770
Gary M. Laskowski, Vice President (2)	2006	150,000	875,000	0	0		1,025,000	(3)
Michael A. D’Amelio, Vice President (4)	2006	150,000	875,000	0	0		1,025,000	(3)

(1)	The assumptions used in this calculation can be found in Note 9 to the Consolidated Financial Statements for the year ended December 31, 2006 included in this Registration Statement.

(2)
Mr. Laskowski is entitled to be paid $12,500 per month for his services as vice president. Of this amount, $36,250 was paid in 2006 and the remainder was deferred. The bonus compensation earned in 2006 has also been deferred.

(3)	Does not include compensation earned as a director. See Director Compensation table below.

(4)	Mr. D’Amelio is entitled to be paid $12,500 per month for his services as vice president. These payments have been deferred. The bonus compensation earned in 2006 has also been deferred.

Compensation Arrangements

We have employment agreements with Gary G. Brandt, our Chief Executive Officer, and Peter W. DeVecchis, Jr., our President. Mr. Brandt joined our company on February 5, 2007.

Mr. Brandt receives a salary of $190,000 per year and is eligible to receive a bonus of $100,000 for the year ending December 31, 2007 if we achieve both (i) annualized sales of $25 million by the end of 2007, calculated by taking the cumulative monthly sales for the fourth quarter of 2007 and multiplying by 4, and (ii) breakeven annualized cash flow by the end of 2007, which shall be deemed achieved if the sum of our cash flows for the last two months of 2007 is zero or a positive number. He has received 110,000 shares of restricted common stock and options to purchase 750,000 shares of common stock. The restricted stock award was granted pursuant to our Amended and Restated 2003 Stock Option Plan; the options were granted outside the Plan.

Mr. Brandt, who resides in Canada, will be reimbursed for up to $20,000 in expenses incurred in relocating to the United States. He will also be reimbursed for any temporary living expenses of up to $2,500 per month incurred prior to relocating, but not beyond August 30, 2007. He will receive a monthly car allowance of $500 and will be entitled to 4 weeks of vacation per year.

We may terminate Mr. Brandt’s employment agreement at any time with or without cause, as defined in the agreement. If we terminate his employment without cause he will receive severance of 3 months’ salary initially, plus 1 month of salary for each month he is employed by us beyond the first 4 months of employment, up to a total of 12 months. He will receive 9 months of severance pay if he resigns for good reason, as defined in the agreement.

Mr. Brandt’s restricted stock will vest over 3 years in amounts equal to 50%, 30% and 20% of the total number of shares on the first, second and third anniversaries of his employment, respectively. If his employment is terminated without cause, 50% of the restricted shares will vest upon such termination if the termination occurs before his family relocates to the United States and all of the shares will vest upon such termination if it occurs after his family relocates to the United States. In the event of a change of control of our company, as defined in the agreement, or if Mr. Brandt dies after his first full year of employment, all of his unvested restricted shares will immediately become vested.

Mr. Brandt’s options are of two different types. Options for 500,000 shares (the “Initial Options”) will vest in three equal annual installments beginning on February 5, 2008. Options for 250,000 shares (the “Performance Options”) will vest only if the Performance Conditions are met. If Mr. Brandt’s employment is terminated without cause half of any Initial Options that would have vested by their terms within the next 12 months will vest upon termination. The Initial Options will vest in full upon a change of control of the Company or Mr. Brandt’s death occurring after the first full year of employment. The Performance Options will terminate in full in the event of a change of control of the Company or Mr. Brandt’s death, and will terminate as to any unvested options if he is terminated without cause. However, if Mr. Brandt’s employment is terminated without cause prior to completion of the audit of our financial statements for the year ending December 31, 2007, or if there is a change in control of the Company or Mr. Brandt dies after December 31, 2007 but before the completion of the audit, the Performance Options will remain in effect until the completion of the audit, when they will either vest if the Performance Conditions are met or expire if the Performance Conditions have not been met. All of Mr. Brandt’s options will be forfeited if his employment is terminated for cause.

Mr. Brandt also executed a Nondisclosure and Noncompete Agreement with us. The agreement provides that he will not compete with us during employment and for a period thereafter during which he receives severance pay, unless he is terminated for cause, in which case the noncompetition period is one year. The agreement also provides that he will always keep our trade secrets and other confidential information confidential.

Mr. DeVecchis receives an annual base salary of $137,500 and is eligible for a $75,000 bonus based on goals to be agreed by us and Mr. DeVecchis. Mr. DeVecchis will also be entitled to receive the standard benefits available to all of our employees. He is also entitled to a restricted stock award of 20,000 shares of our common stock each year over five years. In the event that he is terminated for cause, all unearned shares are forfeited. Upon termination other than for cause, he will be entitled to one half of all of the remaining unearned shares.

We may terminate Mr. DeVecchis at any time. If we terminate him, his severance will be six months of his annual salary. If Mr. DeVecchis is terminated after the first five months of his employment as a result of a change in control of our company, his severance will be one year of his annual salary. If Mr. DeVecchis is terminated for cause, he will not be entitled to any severance.

Mr. DeVecchis also executed a Nondisclosure and Noncompete Agreement with us. The agreement provides that Mr. DeVecchis will not compete with us during employment and for six months thereafter and will always keep our trade secrets and other confidential information confidential.

During 2006, Mr. DeVecchis received two grants under our Amended and Restated 2003 Stock Option Plan. On September 14, 2006, Mr. DeVecchis was awarded a 5 year option to purchase 100,000 shares of our common stock at an exercise price of $2.09 per share. This option has a tandem stock appreciation right feature and vests in four equal quarterly installments beginning on December 14, 2006. On November 10, 2006, Mr. DeVecchis was awarded a 5 year option to purchase 100,000 shares of our common stock at an exercise price of $1.45 per share. This option has a tandem stock appreciation right feature and vests in four equal quarterly installments beginning on February 10, 2007.

In November 2005 we agreed to pay each of Messrs. Laskowski and D’Amelio (i) $12,500 per month, such amounts to be paid in cash if permitted by our cash flow or, if the board then so determines, in common stock of equal value on the date of payment, and (ii) cash equal to 10% of the increased market capitalization of Solomon Technologies over $1.8 million measured as of the average closing price of our common stock over the period beginning 30 days before and ending 30 days after December 31, 2006. This bonus formula would have resulted in a bonus of approximately $7,500,000 to each of Messrs. Laskowski and D’Amelio for 2006. On March 28, 2007, Messrs. Laskowski and D’Amelio agreed to accept $875,000 each in full payment of the bonus and to waive the balance of the bonus. The portion of the bonus not waived has been deferred and will be paid at a later date.

The compensation committee and Messrs. Laskowski and D’Amelio have also tentatively agreed that in the near future the two officers will resign as vice presidents and employees of our company and become consultants to our company. They will retain their positions as directors and Mr. Laskowski will continue as chairman of the board. In their capacities as consultants, they will help us identify acquisition targets, raise additional capital and increase the market value of our company. For their services they will each receive a consulting fee of $400,000 per year. They will also be eligible for a contingent bonus after three years of service equal to 10% of the average market value of our company over the 12 months ending March 31, 2010, less $20,000,000. If earned, the bonus will be split equally between Messrs. Laskowski and D’Amelio. These arrangements, which would have a term of three years, are subject to the negotiation and execution of definitive consulting agreements.

Amended and Restated 2003 Stock Option Plan

We adopted our 2003 Stock Option Plan in July 2003. We amended it in June 2004 to increase the number of shares of common stock reserved under the plan from 750,000 to 2,000,000. The plan provides for the grant of options intended to qualify as “incentive stock options,” options that are not intended to so qualify or “nonstatutory stock options” and stock appreciation rights. We amended the plan in August 2006 to add free-standing stock appreciation rights, restricted stock awards (including both restricted stock and restricted stock units) and performance-based awards to the types of awards that may be granted under the plan. The total number of shares of common stock reserved for issuance under the plan is 2,000,000, subject to adjustment in the event of a stock split, stock dividend, recapitalization or similar capital change, plus an indeterminate number of shares of common stock issuable upon the exercise of “reload options” described below.

The plan is presently administered by our compensation committee, which selects the eligible persons to whom awards shall be granted, determines the number of shares of common stock subject to each award, the exercise price therefor and the periods during which awards are exercisable, interprets the provisions of the plan and, subject to certain limitations, may amend the plan. Each award granted under the plan is evidenced by a written agreement between us and the participant.

Awards may be granted to our employees (including officers) and directors and certain of our consultants and advisors.

The exercise price for incentive stock options granted under the plan may not be less than the fair market value of the common stock on the date the option is granted, except for options granted to 10% stockholders, which must have an exercise price of not less than 110% of the fair market value of the common stock on the date of grant. The exercise price for nonstatutory stock options shall not be less than the fair market value of the common stock on the date of grant. Incentive stock options granted under the plan have a maximum term of 10 years, except for options granted to 10% stockholders, which are subject to a maximum term of 5 years. The term of nonstatutory stock options is determined by the committee. Options granted under the plan are not transferable except by will and the laws of descent and distribution.

The committee may grant options with a reload feature. Optionees granted a reload feature shall receive, contemporaneously with the payment of the option price in common stock, a right to purchase that number of shares of common stock equal to the sum of the number of shares of common stock used to exercise the option, and, with respect to nonstatutory stock options, the number of shares of common stock used to satisfy any tax withholding requirement incident to the exercise of such nonstatutory stock option.

The plan also allows the committee to award to an optionee for each share of common stock covered by an option, a related alternate stock appreciation right, permitting the optionee to be paid the appreciation on the option in lieu of exercising the option. The amount of payment to which an optionee shall be entitled upon the exercise of each stock appreciation right shall be the amount, if any, by which the fair market value of a share of common stock on the exercise date exceeds the exercise price per share of the option. The committee may also grant free-standing stock appreciation rights, restricted stock awards (including both restricted stock and restricted stock units) and performance-based awards. Under the terms of a restricted stock award, common stock may, generally, though not necessarily, be issued at the time of grant (subject to vesting provisions established by the committee). Awards of restricted stock units, on the other hand, are awards in which shares of common stock or cash in lieu thereof may be issued in the future once the awards vest.

Outstanding Equity Awards at Fiscal Year End

	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Peter W. DeVecchis, Jr.	25,000	(1)	75,000	(1)	0	$2.09	9/13/11	60,000	$124,800
			100,000	(2)	0	$1.45	11/9/11

Gary M. Laskowski	25,000		0		0	$0.55	7/21/14

Michael A. D’Amelio	25,000		0		0	$0.55	7/21/14

(1)	This award vests in four equal quarterly installments beginning on December 14, 2006.

(2)	This award vests in four equal quarterly installments beginning on February 10, 2007.

Director Compensation

The following table shows compensation earned during fiscal 2006 by our directors.

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)		Option Awards ($)		Total ($)
Jonathan Betts	$0		$78,000	(1)	0	(2)	78,000	(3)

Duane Crisco	$10,000	(4)	$132,000	(5)	0		$142,000

Michael A. D’Amelio	$0		$78,000	(1)	0	(2)	78,000	(3)

Gary M. Laskowski	$0		$78,000	(1)	0	(2)	$88,000

(1)	Represents an award of 150,000 shares of common stock.

(2)	At December 31, 2006, each of Messrs Betts, D’Amelio and Laskowski held options for 25,000 shares of common stock.

(3)	Does not include compensation earned as an officer. See Summary Compensation table above.

(4)	Each member of our audit committee who is a non-employee director is entitled to $10,000 per year for service on the committee. This amount was deferred in 2006 but paid in 2007.

(5)	Represents two awards of 150,000 shares of common stock each.

OWNERSHIP OF OUR SECURITIES

Security Ownership of Certain Beneficial Owners

The following table sets forth information regarding each person known by us to be the beneficial owner of more than 5% of our common stock, excluding persons who are our executive officers or directors, as of May 9, 2007.

Beneficial ownership has been determined in accordance with the rules and regulations of the SEC and includes voting or investment power with respect to the shares. Unless otherwise indicated, the persons named in the table below have sole voting and investment power with respect to the number of shares indicated as beneficially owned by them.

NAME AND ADDRESS OF BENEFICIAL OWNER	NUMBER OF SHARES BENEFICIALLY OWNED	PERCENTAGE OF COMMON STOCK
Pinetree (Barbados) Inc. c/o Ward Patel & Co., The Gables Haggat Hall St. Michael, Barbados	5,421,522	15.0%

Integrated Power Systems LLC 41 Cranbury Road Norwalk, CT 06851	2,612,637	7.3%

Power Designs, Inc. c/o Steve Hazard Pepe & Hazard LLP 225 Franklin Street Boston, MA 02110	2,612,637	7.3%

Jezebel Management Corporation (1) 1201 Hayes Avenue Tallahassee, FL 32301	1,976,633	5.5%

(1)	Jezebel Management Corporation is wholly-owned by Michael D’Amelio.

Security Ownership of Management

The following table sets forth information regarding the beneficial ownership by our executive officers and directors of our common stock as of May 9, 2007. The information in this table provides the ownership information for:

•	each of our directors,

•	each of our executive officers, and

•	our executive officers and directors as a group.

Beneficial ownership has been determined in accordance with the rules and regulations of the SEC and includes voting or investment power with respect to the shares. Unless otherwise indicated, the persons named in the table below have sole voting and investment power with respect to the number of shares indicated as beneficially owned by them. Unless otherwise indicated, the address of each beneficial owner is Solomon Technologies, Inc., 1400 L&R Industrial Boulevard, Tarpon Springs, Florida 34689.

NAME AND ADDRESS OF BENEFICIAL OWNER	NUMBER OF SHARES BENEFICIALLY OWNED	PERCENTAGE OF COMMON STOCK

Gary M. Laskowski Chairman of the Board and Vice President	1,288,890 (1)	3.6%

Gary G. Brandt Chief Executive Officer	310,000 (2)	1.0%

Peter W. DeVecchis President	205,000 (3)	*

Samuel F. Occhipinti Chief Financial Officer	87,500 (4)	*

Jonathan D. Betts Director	1,415,195 (5)	3.9%

Duane L. Crisco Director	220,000	*

Michael D’Amelio Vice President and Director	2,680,038 (6)	7.4%

All Executive Officers and Directors as a Group (7 persons) (7)	6,206,623	14.5%

*	Less than one percent.
(1)
Includes 842,196 shares of common stock owned by Woodlaken LLC. Mr. Laskowski and Jonathan Betts, the managers of Woodlaken, possess voting and dispositive power for the securities held by Woodlaken. Mr. Laskowski disclaims beneficial ownership of the securities owned by Woodlaken except to the extent of his pecuniary interest therein. Also includes 158,082 shares of common stock owned by Bril Profit Sharing Plan & Trust, of which Mr. Laskowski is one of several participants. Mr. Laskowski disclaims beneficial ownership of the securities owned by Bril Profit Sharing Plan & Trust, except to the extent of his pecuniary interest herein. Also includes 25,000 shares of common stock issuable upon exercise of options granted to Mr. Laskowski at an exercise price of $0.55 per share that expire in July 2014. Also includes 70,000 shares of common stock owned by Mr. Laskowski’s wife.

(2)	Includes 110,000 shares of restricted stock that are not yet vested. Excludes 200,000 shares of common stock issuable upon exercise of options that are not currently exercisable.
(3)
Includes 75,000 shares of common stock issuable upon exercise of options granted to Mr. DeVecchis at an exercise price of $2.09 per share that expire in September 2011 and 50,000 shares of common stock issuable upon exercise of options granted to Mr. DeVecchis at an exercise price of $1.45 per share that expire in November 2011. Excludes 75,000 shares of common stock issuable upon exercise of options that are not currently exercisable. Also excludes up to 60,000 shares of common stock to which Mr. DeVecchis may be entitled pursuant to a restricted stock award of 20,000 shares of our common stock to be granted in 2008 and 2009, on May 31 of each year.

(4)
Includes 37,500 shares of common stock issuable upon exercise of options granted to Mr. Occhipinti at an exercise price of $1.45 per share that expire in November 2011. Excludes 37,500 shares of common stock issuable upon exercise of options that are not currently exercisable.

(5)
Includes 842,196 shares of common stock owned by Woodlaken LLC. Mr. Betts and Gary Laskowski, the managers of Woodlaken, possess voting and dispositive power for the securities held by Woodlaken. Mr. Betts disclaims beneficial ownership of the securities owned by Woodlaken except to the extent of his pecuniary interest therein. Also includes 47,697 shares of common stock owned by International Capital Partners LLC. Mr. Betts is the managing member of International Capital Partners LLC. Mr. Betts disclaims beneficial ownership of the securities owned by International Capital Partners LLC except to the extent of his pecuniary interest therein. Also includes 158,082 shares of common stock owned by Bril Profit Sharing Plan & Trust, of which Mr. Betts is one of several participants. Mr. Betts disclaims beneficial ownership of the securities owned by Bril Profit Sharing Plan & Trust, except to the extent of his pecuniary interest therein. Also includes 25,000 shares of common stock issuable upon exercise of options granted to Mr. Betts at an exercise price of $0.55 per share that expire in July 2014. Also includes 307,500 shares of common stock owned by Mr. Betts’ wife and 12,971 shares owned by Mr. Betts’ minor daughter.

(6)
Includes 288,256 shares of common stock owned by JMC Venture Partners. Mr. D’Amelio is a partner in JMC. Also includes 1,976,633 shares of common stock owned by Jezebel Management Corporation, an entity wholly-owned by Mr. D’Amelio. Also includes 25,000 shares of common stock issuable upon exercise of options granted to Mr. D’Amelio at an exercise price of $0.55 per share that expire in July 2014.

(7)	Includes 187,500 shares of common stock issuable upon exercise of options.

CERTAIN TRANSACTIONS

Operating Agreements

Homewood Agreement

Homewood Products Corporation has been manufacturing our electric motors since 1996. Barry DeGroot, a former director and a former member of our board’s audit and compensation committees, is the president of Homewood. In August 2003, we negotiated an agreement with Homewood that provided for Homewood to continue to manufacture our motors. The agreement, which expired on December 31, 2004, required that we purchase at least 100 electric motors during 2004. As we purchased only 25 electric motors in 2004, we were obligated to pay Homewood on or before January 1, 2005 an amount equal to the average purchase price for all motors actually purchased by us multiplied by the motors not purchased by us up to 100, or an aggregate of $466,200 for the 75 motors we did not purchase. We did not pay this amount to Homewood. We paid Homewood a total of $268,835 under the agreement.

On May 26, 2005, we entered into a settlement agreement with Homewood pursuant to which Homewood gave us a full release from any and all legal claims that may have arisen prior to the date of the settlement in exchange for the issuance to three nominees of Homewood, including Mr. DeGroot, of an aggregate of 105,000 shares of our common stock.

Equity Issuances

On May 25, 2005, in partial consideration for their past contributions to our company and to encourage their continued service, we issued 50,000 shares of our common stock to Peter W. DeVecchis, Jr., our president, 75,000 shares of our common stock to Sam Occhipinti, our chief financial officer, 25,000 shares to director Jonathan Betts and 150,000 shares each to directors Michael D’Amelio and Gary M. Laskowski. On August 8, 2005, we issued 125,000 shares to director Jonathan Betts in partial consideration for his past contributions to our company and to encourage his continued service. On January 1, 2006, we issued 150,000 shares of common stock to each of Duane Crisco and David Parcells in partial consideration for their past contributions to our company and to encourage their continued service. On March 28, 2006, we issued 25,000 shares of common stock to Sam Occhipinti in partial consideration of his past contributions to our company and to encourage his continued service.

On January 1, 2006, we issued 150,000 shares of common stock each to directors Duane Crisco and David Parcells in partial consideration for their past contributions to our company and to encourage their continued service. On March 28, 2006, we issued 25,000 shares of common stock to Sam Occhipinti in partial consideration for his past contributions to our company and to encourage his continued service.

Conversion of Series A Preferred Stock and Exchange of Warrants

Overview

On February 15, 2006, we completed a recapitalization of our Series A preferred stock whereby each outstanding share of Series A preferred stock and all accrued and unpaid dividends thereon were converted into five shares of common stock. At the time of the recapitalization there were 3,071,474 shares of Series A preferred stock outstanding. These shares were converted into 15,357,370 shares of common stock. In addition, on February 15, 2006, warrants to purchase an aggregate of 4,646,474 shares of common stock at an exercise price of $1.00 per share were exchanged by the warrant holders for an aggregate of 2,323,237 shares of common stock, and on March 3, 2006, warrants to purchase an aggregate of 750,000 shares of common stock at an exercise price of $1.00 per share were exchanged by the warrant holders for an aggregate of 375,000 shares of common stock. The warrants were held principally by the individuals and entities that had held the Series A preferred stock.

Woodlaken LLC

Woodlaken LLC, a Connecticut limited liability company, held 150,000 shares of Series A preferred stock and warrants to purchase 300,000 shares of common stock. On February 15, 2006, in connection with the recapitalization of our Series A preferred stock and exchange of certain warrants, Woodlaken’s shares of Series A preferred stock were converted into 750,000 shares of common stock and Woodlaken exchanged its warrants for 150,000 shares of common stock.

The managers of Woodlaken are Gary M. Laskowski, the chairman of our board of directors and a vice president, and Jonathan D. Betts, one of our directors.

Pinetree (Barbados), Inc.

On December 16, 2005, Pinetree (Barbados), Inc., listed above under “Ownership of Our Securities”, exchanged warrants to purchase 50,000 shares of common stock for 25,000 shares of common stock. On February 15, 2006, in connection with the recapitalization of our Series A preferred stock and exchange of certain warrants, Pinetree converted 1,171,474 shares of Series A preferred stock into 5,857,370 shares of common stock and exchanged warrants to purchase 1,721,474 shares of common stock for 860,737 shares of common stock.

We believe that the terms of the above transactions were commercially reasonable and no less favorable to us than we could have obtained from an unaffiliated third party on an arm’s length basis. The board of directors has determined that any agreements with related parties must be on terms that are commercially reasonable and no less favorable to us than we could obtain from an unaffiliated third party on an arms’ length basis.

Debt Issuances

Beginning on March 7, 2005, we issued a series of promissory notes to Woodlaken LLC, Jezebel Management Corporation, (“Jezebel”) Pinetree (Barbados), and several other lenders, pursuant to which we borrowed an aggregate of $1,712,085. Jezebel is an affiliate of Michael D’Amelio, a director and executive officer of our company. The notes bear interest at a rate of 12% per annum. To secure the notes, we entered into a Security Agreement with the noteholders, dated March 7, 2005 and amended on March 16, 2005, pursuant to which we granted a first priority security interest in all of our tangible and intangible assets. On March 15, 2006, we issued and sold an aggregate of 235,856 shares of common stock to the noteholders. Of these shares, 93,356 shares of common stock were issued upon conversion of accrued and unpaid interest on the promissory notes through February 28, 2006 at a price per share equal to a 20% discount from the market price per share of our common stock as of March 14, 2006. The remaining 142,500 shares were issued to the noteholders to induce the noteholders to extend the promissory notes. On May 3, 2006, we entered into an agreement dated as of April 28, 2006 to amend the promissory notes to extend the maturity date of the notes from April 30, 2006 to June 30, 2006. Pursuant to the agreement, to induce the noteholders to extend the notes, we issued to each noteholder 10,000 shares of common stock for each $100,000 in principal amount of notes held by the noteholder. On June 5, 2006, we issued an aggregate of 63,750 shares of common stock to the holders of certain of the promissory notes. These shares were issued to induce the noteholders to purchase additional notes.

On August 11, 2006, we entered into an agreement dated as of June 30, 2006 with certain of the noteholders, pursuant to which the maturity date of their notes was extended from June 30, 2006 to January 15, 2007. As an inducement to such noteholders agreeing to extend their notes, we issued to each of the noteholders 35,000 shares for each $100,000 of principal amount of notes, or fraction thereof, held by each holder.

In October 2006, we agreed to issue an aggregate of 19,375 shares of common stock to the holders of certain of the promissory notes to induce the noteholders to purchase additional notes. We issued these shares on February 5, 2007.

In January 2007 we entered into an agreement dated as of December 31, 2006 with certain of the noteholders, pursuant to which the maturity date of their notes was extended from January 15, 2007 to September 30, 2007. To induce such noteholders to extend their notes, at the noteholder's option, we agreed to either (i) issue shares of common stock in an amount equal to 10,000 shares for each $100,000 of principal amount of notes, or fraction thereof, held by such noteholder or (ii) pay such noteholder an amount in cash equal to 5% of the principal amount of the notes, or fraction thereof, held by such noteholder. On March 8, 2007, we issued 79,009 shares of common stock to those noteholders who elected to receive shares.

Our board of directors has authorized us to borrow up to an additional $287,915 from the current noteholders and others on the same terms as the notes issued to the noteholders.

On July 28, 2006 we borrowed $125,000 from Jezebel and issued a promissory note in the principal amount of $125,000 to Jezebel. The new note bore interest at a rate of 15% per annum and matured on August 28, 2006. As an incentive to purchase the note we issued 25,000 shares of common stock to Jezebel. This note is now past due and is accruing interest at the rate of 18% per annum. In January 2007 we paid the interest that had accrued through the date of payment.

Technipower LLC

On August 17, 2006, we entered into a Securities Purchase Agreement with Integrated Power Systems LLC, Power Designs Inc., The Vantage Partners LLC, certain other persons and Technipower LLC and simultaneously closed on the acquisition of all of the outstanding membership units and warrants to purchase membership units of Technipower. We purchased Technipower for $3.0 million in newly designated Series C convertible redeemable preferred stock (4,615,381 shares), common stock valued at $2.9 million (4,461,538 shares) and the assumption of certain liabilities totaling approximately $850,000, including approximately $700,000 outstanding under Technipower’s $1.5 million revolving credit facility. Twenty-five percent of the common stock was deposited in escrow to support the sellers’ indemnity obligations under the Purchase Agreement. The escrowed shares will also fund any required working capital adjustment in favor of us. The share amounts were calculated using an agreed $.65 per share price, which was based on the average of the average closing bid prices of the common stock over two 30-day periods, one ending three days before the closing and one ending two days before the closing. We must issue additional shares to the sellers at the one year anniversary of the closing if the 30-day average trading price at that time is more than 5% less than $.65 per share. At our option, we may instead pay the adjustment in cash.

We entered into a Registration Rights Agreement with the sellers, dated as of August 17, 2006, pursuant to which we agreed to file, on or before November 1, 2006, a registration statement under the Securities Act of 1933, as amended, covering the shares of common stock issued in connection with the closing of the Technipower acquisition and the shares of common stock underlying the Series C preferred stock issued to in connection with the closing of the Technipower acquisition.

On January 22, 2007, we redeemed 2,873,491 shares of the Series C preferred stock and converted the remaining shares of Series C preferred stock into 1,741,881 shares of common stock. There are presently no shares of Series C preferred stock outstanding.

Three of our directors, Gary Laskowski, Jonathan Betts and Michael D’Amelio, held ownership interests in Technipower at the time of the acquisition. An independent committee of our board of directors negotiated the documentation of the acquisition and recommended its approval by the full board of directors.

Oliver Street Finance LLC

On November 18, 2005, we entered into an agreement with Oliver Street Finance LLC pursuant to which Oliver Street agreed to provide funding to us to prosecute our patent infringement action against Toyota Motor Corporation, Toyota Motor Sales U.S.A., Inc. and Toyota Motor Manufacturing North America. Under the terms of the agreement, Oliver Street will pay all legal fees and out-of pocket expenses billed by our special patent counsel, Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., in connection with the litigation against Toyota and approved by us in exchange for a portion of any recovery that we receive in the litigation equal to the greater of 40% of the recovery or the actual amount of legal fees and expenses Oliver Street pays on our behalf. Michael D’Amelio, a vice president and director of our company, is also affiliated with Oliver Street.

Bril Corporation

Bril Corporation, a consulting firm of which Gary M. Laskowski and Jonathan Betts are principals, provides bookkeeping services to us for a fee of $60,000 per year.

JMC Venture Partners, LLC

In December 2006 we signed a financing term sheet for a credit facility to be used exclusively for acquisitions. The term sheet contemplates a facility of up to $10 million on a standby basis secured by the acquired assets and guaranteed by Solomon. We intend to use the facility to strike more quickly at unique smaller acquisition opportunities that are consistent with our growth plans. The credit facility will have a one year term that will be renewable at the option of the lender. The standby credit facility will carry an interest rate of 13% per annum plus monitoring fees of 1% of the amounts outstanding under the credit facility and investment fees of 5% of the amounts outstanding under the facility. We will also pay a commitment fee of 2% of the full amount of the facility upon execution of definitive documents. The investment fees and the commitment fees will be payable in shares of our common stock. Any lending under the facility will be conditioned on the approval of the proposed acquisition by the lender’s investment committee and will be subject to the lender’s normal due diligence. The facility is subject to normal documentation requirements.

While no assurance can be given as to when the facility will be put in place, we anticipate that the required documentation will be completed in the first half of 2007. The lender, JMC Venture Partners, LLC, is an affiliate of Michael D’Amelio, a director and executive officer of our company.

SELLING STOCKHOLDERS

On behalf of the selling stockholders named in the table below (including their donees, pledgees, transferees or other successors-in-interest who receive any of the shares covered by this prospectus), we are registering, pursuant to the registration statement of which this prospectus is a part, 6,796,787 shares of our common stock, 4,790,537 of which are issuable upon conversion or redemption of our Variable Rate Self-Liquidating Senior Secured Convertible Debentures due March 18, 2008 held by the selling stockholders, and interest thereon, and 2,006,250 of which are issuable upon exercise of common stock purchase warrants held by the selling stockholders. The debentures and common stock purchase warrants were issued by us to the selling stockholders in a private placement that closed on January 23, 2007. We are registering the shares being offered under this prospectus pursuant to a Registration Rights Agreement, dated as of January 17, 2007, that was entered into between us and the selling stockholders in connection with the private placement.

We are registering the shares to permit the selling stockholders to offer these shares for resale from time to time. The selling stockholders may sell all, some or none of the shares covered by this prospectus. All information with respect to beneficial ownership has been furnished to us by the selling stockholders. For more information, see the section of this prospectus entitled “Plan of Distribution.”

The table below lists the selling stockholders and information regarding their ownership of common stock as of May 9, 2007:

Name	Shares Owned Before Offering(1)	Shares of Common Stock Being Offered(1)(2)	Shares Owned Upon Completion of Offering(2)	Percentage of Outstanding Common Stock Owned After Offering(3)
Cornix Management, LLC	127,043	127,043	0	0%
Double U Master Fund LP	508,171	508,171	0	0%
Nite Capital LP	317,607	317,607	0	0%
Iroquois Master Fund Ltd.	1,270,427	1,270,427	0	0%
Truk Opportunity Fund, LLC	971,877	971,877	0	0%
Truk International Fund, L.P.	171,508	171,508	0	0%
Shelter Island Opportunity Fund, LLC	635,214	635,214	0	0%
Rockmore Investment Master Fund Ltd	190,564	190,564	0	0%
BridgePointe Master Fund Ltd.	1,905,641	1,905,641	0	0%
Alpha Capital Anstalt	381,128	381,128	0	0%
Harborview Master Fund L.P.	317,607	317,607	0	0%

(1)
Includes, for each selling stockholder, all of the shares issuable upon conversion of the debentures and issuance of the warrants held by such selling stockholder at the initial $2.00 per share conversion and issuance prices, plus an additional number of shares, equal to approximately 75% of the conversion shares, which we may issue to such selling stockholder under certain circumstances if we elect to use shares to pay interest on the convertible debentures or redeem a portion of the convertible debentures. The convertible debentures and warrants contain conversion and exercise limitations providing that a selling stockholder may not at any time, unless waived upon no less than 61 days’ prior written notice, convert such debentures or exercise such warrants into shares of our common stock if and to the extent that such conversion or exercise would result in the selling stockholder having beneficial ownership (calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended) of more than 4.99% of our common stock. In the event a selling stockholder waives this limitation, the limitation for such stockholder would increase to 9.99% and would not be subject to further waiver or increase. Accordingly, the number of shares of common stock set forth in the table as being registered for a selling stockholder may exceed the number of shares of common stock that the selling stockholder could own beneficially at any given time through its ownership of the convertible debentures and warrants.

(2)
Assumes that the selling stockholders dispose of all the shares of common stock covered by this prospectus and do not acquire or dispose of any additional shares of common stock. The selling stockholders are not representing, however, that any of the shares covered by this prospectus will be offered for sale, and the selling stockholders reserve the right to accept or reject, in whole or in part, any proposed sale of shares.

(3)	The percentage of common stock beneficially owned is based on 36,055,693 shares of common stock outstanding on May 9, 2007.

PLAN OF DISTRIBUTION

Each selling stockholder of the common stock and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on the OTC Bulletin Board or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling stockholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASDR Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASDR IM-2440.

In connection with the sale of the common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities that require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common stock. In no event shall any broker-dealer receive fees, commissions and markups that, in the aggregate, would exceed eight percent (8%).

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder. In addition, any securities covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling stockholders.

We agreed to keep this prospectus effective until the earlier of the date (i) that is three years after the date the registration statement of which this prospectus forms a part is declared effective by the Securities and Exchange Commission, (ii) on which the shares may be resold by the selling stockholders without registration and without regard to any volume limitations by reason of Rule 144(k) under the Securities Act or any other rule of similar effect or (iii) on which all of the shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

Under the registration rights agreements between us and the selling stockholders, we have agreed to pay costs and expenses associated with the registration of the shares of common stock to be sold by this prospectus. In addition, the selling stockholders may be entitled to indemnification against certain liabilities.

We will make copies of this prospectus available to the selling stockholders and have informed the selling stockholders of the need to deliver a copy of this prospectus to each purchaser before or at the time of such sale.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock currently consists of 100,000,000 shares of common stock, par value $0.001 per share, and 12,150,000 shares of preferred stock, par value $0.001 per share. The following summary of certain provisions of the common stock and the preferred stock does not purport to be complete and is subject to, and qualified in its entirety by, our Certificate of Incorporation and Bylaws and by the provisions of applicable law.

Common Stock

Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of our common stock entitled to vote in any election of directors may elect the three Common Stockholder Directors standing for election. Subject to preferences that may be applicable to any shares of preferred stock outstanding at the time, holders of our common stock are entitled to receive dividends ratably, if any, as may be declared from time to time by our board of directors out of legally available funds.

Upon our liquidation, dissolution and winding up, the holders of our common stock are entitled to receive ratably, net assets available after the payment of

•	all secured liabilities, including any then outstanding secured debt securities which we may have issued as of such time,

•	all unsecured liabilities, including any then outstanding unsecured debt securities which we may have issued as of such time, and

•	all liquidation preferences on any then outstanding preferred stock.

Holders of our common stock have no preemptive, subscription, redemption or conversion rights, and there are no redemption or sinking fund provisions applicable to the common stock. The outstanding shares of our common stock are duly authorized, validly issued, fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which we may designate and issue in the future.

As of May 9, 2007, there were 36,055,693 shares of common stock outstanding held by 569 stockholders of record.

Preferred Stock

Our board of directors is authorized, without further stockholder approval, to designate and issue up to 7,450,000 shares of preferred stock in one or more series. Our board may fix the rights, preferences, privileges and restrictions of these shares, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, and to fix the number of shares constituting any series and the designations of these series. These shares may have rights senior to our common stock. The issuance of preferred stock may have the effect of delaying or preventing a change in control of our company. The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to the holders of common stock or could adversely affect the rights and powers, including voting rights, of the holders of our common stock.

We filed a certificate of elimination with the Secretary of State of Delaware on April 4, 2006 eliminating the certificates of designations of our former Series A and Series B preferred stock from our certificate of incorporation.

Certain Provisions of Our Certificate of Incorporation and Bylaws

Certificate of Incorporation and Bylaws

Certain provisions of our Certificate of Incorporation and bylaws could make more difficult the acquisition of our company by means of a tender offer, a proxy contest, or otherwise, and the removal of incumbent officers and directors. These provisions are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of our company to negotiate with us first. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure our company outweighs the disadvantages of discouraging such proposals, including proposals that are priced above the then current market value of our common stock, because, among other things, negotiation of such proposals could result in an improvement of their terms.

Issuance of preferred stock. As noted above, our board of directors, without stockholder approval, has the authority under our certificate of incorporation to issue preferred stock with rights superior to the rights of the holders of common stock. As a result, preferred stock could be issued quickly and easily, could adversely affect the rights of holders of common stock and could be issued with terms calculated to delay or prevent a change in control of us or make removal of management more difficult.

No cumulative voting in the election of directors. Our common stockholders are not permitted to cumulate their votes in the election of directors. As a result, common stockholders owning a majority of our common stock may elect the three common stockholder directors.

Special meetings of our stockholders may be called only by the board of directors. Our bylaws permit only the board to call a special meeting of stockholders. Stockholders do not have the right to call a special meeting of stockholders.

These provisions are intended to enhance the likelihood of continuity and stability in the composition of the board and in the policies formulated by the board and to discourage certain types of transactions that may involve an actual or threatened change of control of our company. These provisions are designed to reduce our vulnerability to an unsolicited proposal for a takeover that does not contemplate the acquisition of all of our outstanding shares or an unsolicited proposal for the restructuring or sale of all or part of our company. These provisions could, however, discourage potential acquisition proposals and could complicate, delay or prevent a change in control of our company. They may also have the effect of preventing changes in our management. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweighs the disadvantages of discouraging these proposals, including proposals that are priced above the then current market value of our common stock, because, among other things, negotiation of these proposals could result in an improvement of their terms.

EXPERTS

UHY LLP, an independent registered public accounting firm, audited our financial statements as of December 31, 2006 and for the years ended December 31, 2006 and 2005. UHY LLP also audited the financial statements of Technipower LLC as of and for the years ended December 31, 2005 and 2004. Those financial statements are included in this prospectus in reliance on the reports thereon of UHY LLP given on their authority as experts in accounting and auditing.

LEGAL MATTERS

Davis & Gilbert LLP, our counsel, passed on the validity of the issuance of the shares offered by this prospectus. Davis & Gilbert LLP owns 46,296 shares of our common stock and warrants to purchase 200,000 shares of our common stock.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed a registration statement on Form SB-2 with the Securities and Exchange Commission covering sale of the shares being offered by this prospectus. The registration statement and the exhibits and schedules to the registration statement include additional information not contained in this prospectus. Statements in this prospectus about the contents of any contract or other document referred to are not necessarily complete and in each instance the appropriate exhibit containing the contract or document should be consulted for complete information. The registration statement, exhibits and schedules also contain further information about us and the shares being offered.

We are obligated to file reports with the SEC, including Forms 10-KSB, 10-QSB and 8-K, and proxy statements, and we must provide our stockholders with annual reports, including audited financial statements, in connection with our annual stockholders’ meetings. You may inspect the registration statement, and such additional materials that we file with the SEC in the future, without charge, at the SEC’s Public Reference Room located at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site at http://www.sec.gov that contains information about companies that file electronically with the SEC.

INDEX TO FINANCIAL STATEMENTS

Technipower LLC Year End Financial Information	F-27

Report of Independent Auditors	F-28
Consolidated Balance Sheets as of December 31, 2005 and 2004	F-29
Consolidated Statements of Operations for the years ended December 31, 2005 and 2004	F-30
Consolidated Statements of Members’ Equity for the years ended December 31, 2005 and 2004	F-31
Consolidated Statements of Cash Flows for the years ended December 31, 2005 and 2004	F-32
Notes to Financial Statements	F-33

Technipower LLC Interim Financial Information	F-43

Condensed Balance Sheet at June 30, 2006 (Unaudited)	F-44
Condensed Statements of Operations - Three months and six months ended June 30, 2006 and 2005 (Unaudited)	F-45
Statement of Members ’ Equity for the Six Months Ended June 30, 2006 (Unaudited)	F-46
Condensed Statements of Cash Flows - Six months ended June 30, 2006 and 2005 (Unaudited)	F-47
Notes to Condensed Financial Statements (Unaudited)	F-48

Unaudited Pro Forma Condensed Combined Financial Statements	F-58

Pro Forma Condensed Combined Statements of Operations - Year ended December 31, 2006 (Unaudited)	F-59
Notes to Unaudited Pro Forma Condensed Combined Financial Statements	F-60

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Solomon Technologies, Inc.

We have audited the accompanying consolidated balance sheet of Solomon Technologies, Inc. as of December 31, 2006, and the related consolidated statements of operations, stockholders’ equity (deficiency in assets), and cash flows for each of the two years in the period then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Solomon Technologies, Inc. as of December 31, 2006, and the consolidated results of its operations and its cash flows for each of the years in the two year period ended December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 16 to the consolidated financial statements, the Company has incurred significant recurring operating losses and used cash in its operating activities. In 2006, the Company had a net loss of $16,262,514 and used cash of $1,172,498 in operating activities. As of December 31, 2006, the Company has a working capital deficiency of $4,026,010. These matters raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 16. The financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

As discussed in Note 2 to the consolidated financial statements, effective January 1, 2006, the Company adopted Financial Accounting Standards Board Statement No. 123 (Revised 2004), Share-Based Payment.

/s/ UHY LLP

Hartford, Connecticut
April 2, 2007

Solomon Technologies, Inc.
Consolidated Balance Sheet
December 31, 2006

Assets
Current assets
Cash	$97,777
Accounts receivable, less allowance of $2,200	876,441
Inventories	1,429,249
Due from related parties	75,315
Deferred debt costs	387,486
Prepaid expenses and other current assets	22,776
2,889,044

Noncurrent assets
Property and equipment, less accumulated depreciation of $64,805	105,202
Goodwill	2,873,576
Intangible assets, less accumulated amortization of $628,712	1,922,450
4,901,228
$7,790,272

Liabilities and Stockholders' Equity
Current liabilities
Revolving note payable to bank	$750,000
Accounts payable, including $404,662 to related parties	1,236,137
Accrued compensation	2,071,146
Other accrued expenses	438,829
Capital lease obligations	10,707
Notes payable	531,150
Notes payable to related parties	1,877,085
6,915,054

Stockholders' Equity
Preferred stock, par value $0.001 per share;
authorized 20,000,000 shares; 4,700,000 shares
designated as series C convertible preferred stock;
4,615,381 issued and outstanding (liquidation value $5,361,164)	3,111,164
Common stock, par value $0.001 per
share; authorized 100,000,000 shares;
33,789,827 issued and outstanding	33,789
Additional paid-in capital	36,522,146
Accumulated deficit	(38,791,881)
875,218
$7,790,272

See accompanying notes.

Solomon Technologies, Inc.
Consolidated Statements of Operations

	Years Ended December 31,
	2006	2005

Net sales	$2,278,848	$68,717

Cost of goods sold	1,674,064	81,429

Gross profit (loss)	604,784	(12,712)

Operating expenses:
Selling, general and administrative	5,579,760	2,923,470
Research and development	372,718	-
Goodwill impairment	3,346,153	-
	9,298,631	2,923,470

Operating loss	(8,693,847)	(2,936,182)

Other expenses
Interest expense	(1,912,727)	(3,656,854)
Other expenses	(20,910)	-
Loss on extinguishment of redeemable
preferred stock and other debt	(5,635,030)	(39,924)
	(7,568,667)	(3,696,778)

Net loss	(16,262,514)	(6,632,960)

Preferred stock dividends	(171,164)	-
Loss applicable to common
stockholders	$(16,433,678)	$(6,632,960)

Basic and diluted net loss per
common share	$(0.60)	$(1.00)

Weighted average common shares
outstanding - basic and diluted	27,342,337	6,624,074

See accompanying notes.

Solomon Technologies, Inc.
Consolidated Statements of Stockholders' Equity (Deficiency in Assets)

	Series B		Series C
	Convertible		Convertible				Additional
	Preferred Stock		Preferred Stock		Common Stock		Paid-In	Accumulated
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Total

Balance at January 1, 2005	-	$-	-	$-	4,912,856	$4,913	$12,732,830	$(15,725,243)	$(2,987,500)

Shares issued to extinguish Redeemable Series A Preferred Stock					50,000	50	82,450		82,500
Shares issued for fair value of goods and services previously rendered	518,016	518,016							518,016
Shares issued to former employees					1,105,000	1,105	727,695		728,800
Shares issued to settle litigation					105,000	105	67,095		67,200
Shares issued to settle accounts payable					35,441	35	43,454		43,489
Shares issued to redeem Series B Convertible Preferred Stock	(398,016)	(398,016)			1,168,000	1,168	396,848		-
Shares issued at fair value for services received					652,754	653	446,861		447,514
Cashless exchange of warrants for shares					413,544	414	(414)		-
Compensation payable in common stock to directors							104,700		104,700
Compensation paid in common stock					20,000	20	37,980		38,000
Expenses paid by principal shareholder on behalf of the Company							236,620		236,620
Other					24,735	24	(24)		-
Net loss								(6,632,960)	(6,632,960)
Balance at December 31, 2005	120,000	120,000	-	-	8,487,330	8,487	14,876,095	(22,358,203)	(7,353,621)

Issuance of Redeemable Series C Preferred Stock
in connection with acquisition of Technipower			4,615,381	3,000,000					3,000,000
Issuance of common stock in connection with
acquisition of Technipower					4,461,537	4,462	6,241,538		6,246,000
Shares issued to extinguish Redeemable Series A
Preferred Stock					15,357,370	15,357	12,424,113		12,439,470
Shares issued to redeem Series B Convertible
Preferred Stock	(120,000)	(120,000)			175,439	175	179,825	(60,000)	-
Shares and warrants issued at fair value for
fees and services					255,000	255	234,745		235,000
Exchange of warrants for shares					2,698,237	2,698	(2,698)		-
Cashless exercise of warrants					79,330	79	208,428		208,507
Shares issued to extinguish debt					266,844	267	177,033		177,300
Shares and warrants issued in connection with sale of notes payable					142,500	143	409,308		409,451
Shares issued to extend maturity dates of notes payable					816,240	816	969,822		970,638
Stock option grants							200,767		200,767
Payment related to Rule 16B							184,271		184,271
Shares issued for directors' fees					1,050,000	1,050	388,950		390,000
Expenses paid on Company's behalf							129,949		129,949
Reclassification of common stock warrants to liabilities							(100,000)		(100,000)
Preferred stock dividends				111,164				(111,164)	-
Net loss								(16,262,514)	(16,262,514)
Balance at December 31, 2006	-	$-	4,615,381	$3,111,164	33,789,827	$33,789	$36,522,146	$(38,791,881)	$875,218

See accompanying notes.

Solomon Technologies, Inc.
Consolidated Statements of Cash Flows

	Years Ended December 31,
	2006	2005

Operating activities

Net loss	$(16,262,514)	$(6,632,960)

Adjustments to reconcile net loss to cash used by operations
Loss on extinguishment of redeemable preferred stock
and other debt	5,635,030	39,924
Stock based compensation to employees and directors	590,767	552,214
Common stock and warrants issued for services	235,000	877,489
Common stock warrant expense	190,507	-
Impairment of goodwill	3,346,153	-
Accretion, dividends, and amortization of debt costs included in
interest expense	1,714,796	3,603,641
Depreciation	17,535	11,268
Amortization	198,889	83,629
Principal shareholder paid expenses on behalf of the Company	129,949	236,620
Gain on sale of equipment	-	(3,563)
Change in operating assets and liabilities
Accounts receivable	(407,376)	433
Inventories	605,926	(7,749)
Prepaid expenses and other current assets	201,321	37,474
Accounts payable and accrued expenses	2,631,519	6,024
Net cash used by operating activities	(1,172,498)	(1,195,556)

Investing Activities
Cash received from Technipower LLC acquisition	123,137	-
Purchase of equipment	(12,718)	(1,998)
Proceeds from sale of equipment	-	11,910
Net cash provided by investing activities	110,419	9,912

Financing Activities
Proceeds from issuance of notes payable to related parties	1,331,876	1,178,219
Repayments of notes payable to related parties	(404,611)	(237,906)
Proceeds from revolving note payable	50,000	-
Proceeds from Rule 16B	184,271	-
Repayment of capital lease obligations	(5,373)	-
Net cash provided by financing activities	1,156,163	940,313

Change in cash	94,084	(245,331)

Cash at beginning of period	3,693	249,024

Cash at end of period	$97,777	$3,693

See accompanying notes.

Solomon Technologies, Inc.

Notes to Consolidated Financial Statements

NOTE 1  - NATURE OF OPERATIONS AND BASIS OF PRESENTATION

The historical business of Solomon Technologies, Inc. (“STI” or the “Company”) has been the development, engineering, manufacturing, licensing and sale of electric power drive systems. In August 2006, the Company acquired Technipower LLC (See Note 3), a manufacturer of power supplies and related equipment for the defense, aerospace and commercial markets. As a result of this acquisition, the Company now operates in two segments, the Motive Power Division which encompasses the historical business of STI, and the Power Electronics Division which encompasses the business of Technipower LLC.

The Company is presently pursuing direct sales opportunities for its traditional products and technologies in the marine, industrial and automotive markets. The Company is identifying licensing opportunities that it anticipates will leverage its existing or acquired knowledge and provide positive current financial impact while it also aggressively pursues infringers of its existing patents. The Company is also identifying acquisition targets that it expects will augment its existing intellectual property, marketing channels and human resources and provide positive cash flow.

As discussed in Note 16, the accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern, although the Company does have a working capital deficiency as of December 31, 2006.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, Technipower LLC (“Technipower”), from the date of acquisition. All material intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of the Company’s condensed consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amount of assets and liabilities at the date of the financial statements and the reported amount of net revenue and expenses during the reporting period. The Company bases estimates on historical experience and on various assumptions about the future that are believed to be reasonable based on available information. The Company’s reported financial position or results of operations may be materially different under different conditions or when using different estimates and assumptions, particularly with respect to significant accounting policies. In the event that estimates or assumptions prove to differ from actual results, adjustments are made in subsequent periods to reflect more current information.

Estimates are primarily used in determining the valuation of goodwill and other intangible assets, provision for losses in accounts receivable, allowances for inventory obsolescence, accounting for depreciation, accounting for stock-based transactions and certain accrued liabilities.

Revenue Recognition and Accounts Receivable

The Company recognizes revenue from product sales when it is realized or realizable and earned. The Company considers revenue realized and realizable when it has persuasive evidence of an arrangement, the product has been delivered and the sales price is fixed or determinable and collectibility is reasonably assured. In general, these conditions are met when the product is shipped. Revenues from services are recognized when the services have been completed. Credit is extended based on an evaluation of each customer’s financial condition; collateral is not required. The Company provides an allowance for uncollectible trade receivables, when appropriate, based on aging analysis, specific known troubled accounts and historical collection experience.

Cost of Goods Sold

The Company includes the cost of inventory sold and related costs for the acquisition of materials, production and distribution of its products in costs of products sold. These costs include materials, labor, shipping and handling costs, receiving, inspection, purchasing, and warehousing related costs.

Inventories

Inventories are stated at the lower of cost or market on a first-in first-out basis. The Company provides estimated allowances for slow moving and obsolete inventory as well as inventory whose carrying value is in excess of net realizable value.

Property and Equipment

Property and equipment is carried at cost. Depreciation is charged to expense over the estimated useful lives of the equipment using the straight-line method. In general, the useful life of the Company’s equipment is between three and seven years. When assets are retired or disposed of, the cost and related accumulated depreciation are removed from the accounts and any gain or loss is recognized for the period.

At December 31, 2006, the Company had equipment with a net carrying value of $24,031 that was under capital lease agreements. Amortization expense for this equipment is included in depreciation expense.

Goodwill

Goodwill represents the excess of the purchase price of an acquired enterprise or assets over the fair values of the identifiable assets acquired and liabilities assumed. The Company tests for impairment annually in its fourth quarter, or whenever events or circumstances occur indicating that goodwill might be impaired. If the carrying amount of the reporting unit goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized.

In connection with our 2006 annual impairment review, management determined that there was impairment of goodwill related to the Company's acquisition of Technipower, which is now our Power Electronics Division. The reason for the impairment was that on the closing date the Company issued preferred stock and common stock for the purchase of Technipower in excess of the estimated fair value of Technipower. To protect the sellers from the possibility of significant volatility in the common stock prior to closing, the parties had agreed that the Company would issue a number of shares of common stock equal to $2.9 million divided by the average closing price of the Company’s common stock over two 30-day periods, one ending three days before the closing and one ending two days before the closing. The average closing price approximated $0.65 a share so the Company issued 4,461,537 shares of common stock. Shortly before the closing the market price began to rise and it reached $1.40 on the closing date. Because of this increase the 4,461,537 shares of common stock issued were worth $6.2 million on the closing date. As required by EITF 99-12, management used the closing price on the date of the closing of the transaction of $1.40 to record the value of the 4,461,537 shares of common stock issued in the acquisition. We determined the fair value of the Power Electronics Division at December 31, 2006 using a present value of future cash flow method. We compared this amount to the net asset carrying amount of the Power Electronics Division and concluded that there was impairment. To measure the amount of impairment, we compared the implied goodwill of $2,874,000 based on the fair value of the Power Electrics Division to the carrying amount of goodwill of $6,220,000 and concluded that goodwill was impaired by $3,346,000.

Intangible Assets

The Company's intangible assets consist of a customer list, trade name, patents and a non-compete agreement. These assets are being amortized over their estimated useful lives and are subject to impairment tests on an annual or periodic basis. The Company has analyzed the value of its intangible assets for impairment concluding that no adjustments are necessary for the year ending December 31, 2006.

Business Acquisition Expenses

Direct costs incurred in business acquisition efforts are capitalized for transactions that are likely to occur. Such costs are evaluated at the end of each reporting period. Costs associated with a potential acquisition that is deemed unlikely to occur are expensed upon such determination. In 2006, the Company had capitalized approximately $142,000 of costs associated with a potential acquisition. In the fourth quarter, management concluded that the acquisition was unlikely to occur and wrote off the costs. There were no capitalized acquisition costs at December 31, 2006.

Research and Development Costs

Research and development costs are expensed as incurred.

Loss Per Share

Basic and diluted loss per share amounts are computed by dividing the net loss attributable to common stockholders by the weighted average number of common shares outstanding during the year. At December 31, 2006, all outstanding common stock equivalents are anti-dilutive and have therefore been excluded from the diluted loss per share calculation.

Share-Based Payments

Effective January 1, 2006, the Company adopted Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment” (SFAS No. 123(R)), using the modified prospective method. Under this method, compensation cost is recognized for all share-based payments granted, modified, or settled after January 1, 2006, as well as for any unvested awards that were granted prior thereto. Compensation cost for unvested awards granted prior to January 1, 2006 is recognized using the same estimate of the grant-date fair value and the same attribution method used to determine the pro forma disclosures under SFAS No. 123 “Accounting for Stock-Based Compensation”. Compensation costs for awards granted after January 1, 2006 is based on the estimated fair value of the awards on their grant date and is generally recognized over the required services period.

Prior to January 1, 2006, the Company accounted for its stock options under the recognition and measurement principles of Accounting Principles Board (APB) Opinion No. 25 “Accounting for Stock Issued to Employees”, and related interpretations. No stock-based compensation expense was recognized in operations as all options granted had an exercise price equal to the market value of the underlying common stock on the date of grant. The effect of adopting FAS 123(R) was to increase non-cash based compensation cost and increase reported net loss by $200,787 ($0.01 per share) for 2006 for stock options issued in 2006. All stock options outstanding at December 31, 2005 and 2004 were fully vested, as such, there is no compensation expense in 2006 associated with stock options.

Income Taxes

Deferred tax assets and liabilities are recognized for the expected future tax consequences attributed to differences between the financial statement carrying amounts of existing asset and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using the enacted tax rates expected to be applied to taxable income in the years in which those temporary differences are expected to reverse. Valuation allowances are recorded to reduce deferred tax assets when it is more likely than not that a tax benefit will not be realized.

Advertising Expenses

The Company has incurred advertising costs which are expensed as they are incurred. Total advertising expenses for the year ended December 31, 2006 were $1,049.

Cash and Cash Equivalents

The Company considers all highly liquid instruments with original maturities when purchased of three months or less to be cash equivalents. At December 31, 2006 there were no cash equivalents.

NOTE 3  - BUSINESS ACQUISITION

On August 17, 2006, the Company completed the acquisition of Technipower LLC (“Technipower”), a privately-held company based in Danbury, Connecticut. Certain shareholders of the Company were holders of warrants and capital appreciation units of Technipower. The purchase price of $9,655,607, which included acquisition related costs of approximately $420,000, consisted of the issuance 4,615,381 shares of the Company’s Series C preferred stock with a fair value of $3,000,000 and 4,461,537 shares of common stock with a fair value of $6,242,000. The fair value of the Series C preferred stock was based upon the expected cash redemption amount of $3,000,000. The fair value of the common stock was based upon the closing market price of $1.40 on August 17, 2006, the date the acquisition was completed.

This acquisition was recorded under the purchase method of accounting with the total consideration allocated to the assets acquired and liabilities assumed based on estimates of fair value. The allocation process requires an analysis of acquired tangible assets, customer relationship, trade-names and non-compete agreements to identify and record the fair value of all assets acquired and liabilities assumed. Management considered various factors in determining fair value of the assets acquired including but not limited to future expected discounted cash flows, third-party valuations, and appropriate discount rates. The excess of the purchase price over the fair value of the net assets acquired was allocated to goodwill. The Company will not be able to deduct goodwill for tax purposes.

The purchase accounting for this acquisition is summarized as follows:

	Amount	Estimated Useful Life
Net tangible assets, including $123,137 of cash	$1,698,878
Identifiable intangible assets:
Customer relationships	1,210,000	5 years
Trade name	367,000	10 years
Non-compete	160,000	5 years
Goodwill	6,219,729
Total purchase price	$9,655,607

The acquisition costs have not been paid as of December 31, 2006. The Company must issue additional shares to the sellers at the one year anniversary if the 30 day average trading price is more than 5% less than $0.65 per share. Such amounts, if any, will not affect purchase consideration.

In connection with our 2006 annual impairment review, management determined that there was impairment of goodwill related to the Company's acquisition of Technipower, which is now our Power Electrics Division. The reason for the impairment was that on the closing date the Company issued preferred stock and common stock for the purchase of Technipower in excess of the estimated fair value of Technipower. To protect the sellers from the possibility of significant volatility in the common stock prior to closing, the parties had agreed that the Company would issue a number of shares of common stock equal to $2.9 million divided by the average closing price of the Company’s common stock over two 30-day periods, one ending three days before the closing and one ending two days before the closing. The average closing price approximated $0.65 a share so the Company issued 4,461,537 shares of common stock. Shortly before the closing the market price began to rise and it reached $1.40 on the closing date. Because of this increase the 4,461,537 shares of common stock issued were worth $6.2 million on the closing date. As required by EITF 99-12, management used the closing price on the date of the closing of the transaction of $1.40 to record the value of the 4,461,537 shares of common stock issued in the acquisition. We determined the fair value of the Power Electrics Division at December 31, 2006 using a present value of future cash flow method. We compared this amount to the net asset carrying amount of the Power Electrics Division concluding that there was impairment. To measure the amount of impairment, we compared the implied goodwill of $2,874,000 based on the fair value of the Power Electrics Division to the carrying amount of goodwill of $6,220,000 concluding that goodwill was impaired by $3,346,000.

The results of operations of Technipower have been included in the Company’s consolidated financial statements subsequent to the date of acquisition. The financial information in the table below summarizes the combined results of operations of the Company and Technipower, on a pro forma basis (unaudited), as though the companies had been combined as of the beginning of each of the years presented:

	2006	2005
Net sales	$5,315,186	$5,030,495
Net loss	$(16,367,986)	$(6,950,529)
Net loss applicable to common stockholder	$(16,727,986)	$(7,290,529)
Basic and diluted net loss per share	$(0.56)	$(0.65)

The pro forma financial information is presented for informational purposes only and is not necessarily indicative of the results of operations that would have been achieved if the merger had taken place at the beginning of each of the years presented given that no consideration has been given to potential synergies.

NOTE 4  - INVENTORIES

Inventories consist of the following at December 31, 2006:

Raw materials	$905,333
Work-in-process	465,397
Finished goods	58,519
$1,429,249

NOTE 5  - INTANGIBLE ASSETS

Intangible assets consist of the following at December 31, 2006:

	Cost	Accumulated Amortization	Net Book Value

Customer relationship	$1,210,000	$(89,775)	$1,120,225
Trade name	367,000	(13,615)	353,385
Non-compete agreement	160,000	(11,870)	148,130
Patents	814,162	(513,452)	300,710
	$2,551,162	$(628,712)	$1,922,450

Amortization expense for intangible assets was $198,889 and $83,629 in 2006 and 2005, respectively.

Based on the carrying amount of the intangible assets and assuming no future impairment of the underlying assets, the estimated future amortization is as follows for the years ended December 31:

2007	$394,329
2008	394,329
2009	388,900
2010	360,523
2011	214,484
Thereafter	169,885
$1,922,450

NOTE 6  - DEBT

Notes Payable to Related Parties

On April 7, 2006, the Company borrowed $50,000 from Peter and Barbara Carpenter (the “Carpenters”) and Woodlaken LLC assigned $50,000 of its promissory note issued by the Company in March 2006 in the aggregate principal amount of $172,000 (the “Woodlaken Note”) to Peter and Barbara Carpenter. On April 10, 2006, the Company borrowed $50,000 from Pascal Partners, LLC and Woodlaken assigned $50,000 of the Woodlaken Note to Pascal. The Company issued promissory notes in the principal amount of $100,000 to the Carpenters and Pascal. The Company also issued a promissory note in the principal amount of $72,000 to Woodlaken representing the balance of the principal amount under the Woodlaken Note. The notes bear interest at a rate of 12% per annum and had initial maturity dates of April 30, 2006. The managers of Woodlaken are Gary M. Laskowski, the chairman of the board of directors and a vice president of the Company, and Jonathan D. Betts, a director of the Company.

On May 23, 2006, the Company borrowed $200,000 from Coady Family LLC (“Coady”) and issued a promissory note in the principal amount of $200,000 to Coady. The note bears interest at a rate of 12% per annum and had an initial maturity date of June 30, 2006.

On June 13, 2006, the Company borrowed $25,000 from Steven Kilponen (“Kilponen”) and issued a promissory note in the principal amount of $25,000 to Kilponen. The note bears interest at a rate of 12% per annum and had an initial maturity date of June 30, 2006.

On July 3, 2006, the Company borrowed $100,000 from Meriden Cooper and issued a promissory note in the principal amount of $100,000 to Meriden Cooper. The note bears interest at a rate of 12% per annum and had an initial maturity date of August 28, 2006. As an incentive to Meriden Cooper purchasing the note, the Company issued to Meriden Cooper 50,000 shares of common stock with a fair value of $25,500 which is included in interest expense.

On July 28, 2006 the Company borrowed $125,000 from Jezebel Management Corporation (“Jezebel”) and issued a promissory note in the principal amount of $125,000 to Jezebel. The note bears interest at a rate of 15% per annum and had an initial maturity date of August 28, 2006. As an incentive to purchase the note the Company agreed to issue 25,000 shares of common stock to Jezebel with a fair value of $12,500. Such amount is included in interest expense. Jezebel is an affiliate of Michael D’Amelio, a director and executive officer of the Company.

On October 20, 2006 and November 8, 2006 the Company borrowed $11,000 and $19,085 respectively from Steven Kilponen and issued a promissory note in the principal amount of $30,085. The note bears interest at a rate of 12% per annum and had an initial maturity date of January 15, 2007.

On December 21, 2006 the Company borrowed an additional $40,000 from Woodlaken LLC under the same terms and conditions as previous borrowings.

Total amounts borrowed from related parties totaled $1,877,085 and $1,178,219 in 2006 and 2005, respectively. At December 31, 2006, notes payable to related parties totaled $1,837,085. The weighted average interest rate was 12%. Interest expense on the notes was $200,669 and $51,700 in 2006 and 2005, respectively.

In 2006, the Company issued 93,356 shares of common stock to certain noteholders for accrued interest of $86,821. As of December 31, 2006, there is $165,548 of accrued interest payable included in other accrued expenses.

During 2006, the Company entered into certain agreements with the noteholders to extend the maturity dates for the promissory notes. To induce the noteholders to enter into these agreements, the Company agreed to issue 816,240 shares of common stock with a fair value of $791,275. Such amount was capitalized and amortized to interest expense in 2006.

On December 31, 2006, the Company entered into an agreement with holders of notes payable with a principal amount of $1,712,085 to extend the maturity dates of the notes to September 30, 2007. To induce the noteholders to extend the notes, the Company agreed to issue at the noteholders’ option either shares of common stock or cash equal to five percent of the principal amounts of the notes. Noteholders with notes aggregating $790,085 of principal agreed to receive a total of 79,009 shares of common stock with a fair value of $179,363 at December 31, 2006. This amount has been included in deferred debt costs and will be amortized to interest expense through September 30, 2007. The shares were issued in March 2007. The Company will also record additional interest expense through September 30, 2007 for the noteholders that selected cash payments.

The Company also borrows amounts from related parties on a short-term basis. During 2006, the Company borrowed $444,611 of which all but $40,000 was repaid in 2006. The unpaid amount is included in the notes payable to related parties in the accompanying consolidated balance sheet.

Revolving Note Payable to Bank

Pursuant to Technipower LLC’s revolving note payable (the “Note”) with a bank, Technipower LLC can borrow up to $1,500,000 based on a collateral formula inclusive of accounts receivable and certain classes of inventory. The Note bears interest at the prime rate (8.25% at December 31, 2006), requires no principal amortization, and has a maturity date of June 1, 2007. Amounts outstanding under the Note were $750,000 at December 31, 2006 with an additional availability of $275,107.

Substantially all of Technipower LLC’s assets have been pledged as collateral for the Note.

Note Payable to Davis & Gilbert LLP

On November 17, 2006, the Company converted $526,149 of trade accounts payable to Davis & Gilbert LLP (“D&G”), the Company’s general counsel, to a promissory note payable (the “Promissory Note”) with an original principal of $529,149. The Promissory Note and accrued and unpaid interest at 12% is payable the earlier of the Company’s receipt of any proceeds from litigation, or receipts from an equity financing of at least $5 million, or March 31, 2007. To induce D&G to enter into this agreement, the Company issued a warrant to purchase 200,000 shares of the Company’s common stock at $1.73 a share. The exercise price is subject to downward adjustment, but not below $1.00, if the market price on the day that the underlying shares are registered for resale is below $1.73. The fair value of the warrant of $320,000 was recorded as deferred debt costs and is being amortized over the Promissory Note’s term. Total amortization expense recorded in 2006 was approximately $105,000 and is included in interest expense.

The Company paid the Promissory Note in 2007 with proceeds from the January 22, 2007 financing transaction described in Note 15.

NOTE 7 INCOME TAXES

Components of deferred income tax assets (liabilities) as of December 31, 2006 follow:

Net operating loss carryovers	$8,326,683
Inventory	(21,330)
Stock based compensation	79,311
Accrued expenses	805,833
Intangibles	(664,287)
Equipment	3,950
Total	8,530,160

Valuation allowance	(8,530,160)

Net deferred tax asset	$0

The valuation allowance was $6,864,106 at December 31, 2005.

A reconciliation of the federal statutory tax rate with the effective tax rate follows:

	Year ended December 31,
	2006	2005
Benefit at US Federal statutory tax rate	34.0%	34.0%
Goodwill impairment	(8.1)	0.0
Loss on extinguishment of Series A preferred stock	(13.7)	(0.0)
Change in valuation allowance	(11.1)	(31.3)
Other	(1.1)	(2.7)
	0.0%	0.0%

At December 31, 2006 the Company has available federal net operating loss carryovers of approximately $21.0 million, which expire through the year 2026. As a result of certain changes in stock ownership the Company’s ability to utilize its net operating loss carryovers may be subject to limitation under internal Revenue Code Section 382. The Company has not analyzed its net operating loss carryovers to determine the extent of any restriction on its ability to utilize them.

NOTE 8  - CAPITAL STOCK

At December 31, 2006, the Company has authorized 100,000,000 shares of common stock and 20,000,000 shares of preferred stock of which 4,700,000 are designated as Series C preferred stock. At December 31, 2005, the Company had authorized 50,000,000 shares of common stock and 10,000,000 shares of preferred stock of which 7,000,000 were designated as Series A preferred stock and 850,000 were designated as series B preferred stock. On April 4, 2006, the Company filed a certificate of elimination for its Series A preferred stock and its Series B preferred stock with the Secretary of State of Delaware, the Company’s state of incorporation. The Company filed the certificate of elimination because no shares of either class of preferred stock were outstanding and the Company had no plans to issue such stock.

Series A Preferred Stock

At various dates from May 13, 2004 to December 23, 2004, the Company issued 2,360,000 shares of the redeemable series A preferred stock (“Series A”) and warrants to purchase 4,720,000 shares of common stock. The warrants had an exercise price of $1.00 per share. Total cash proceeds from these transactions were $2,360,000 of which $1,570,550 was allocated to the Series A and $789,450 to the warrants. In connection with these issuances, the Company incurred costs of $791,622, including the issuance of warrants valued at $447,500 to purchase 250,000 shares of common stock. The Company allocated $593,717 of the transaction costs to the Series A and $197,906 to the warrants based on their relative fair values.

Also on May 13, 2004, the Company exchanged 621,474 shares of the Series A and warrants to purchase 621,474 shares of common stock to extinguish debt and accrued interest with a carrying value of $621,474. Management concluded that the fair value of the Series A and warrants issued approximated the carrying value of the extinguished debt and accrued interest. The Company allocated $481,642 to the Series A and $139,832 to warrants.

The Company accounted for the Series A as a liability (debt) in accordance with SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity. Management ’ s accounting conclusion was principally due to the objectives of the instruments’ holders and their contemplated action given the Company’s poor financial condition and uncertain future. At the time of the issuance of the Series A, the Company believed that the instrument holders were certain to demand a cash repayment on April 29, 2007 to liquidate the instrument. Although the instrument included a conversion feature, management concluded that it was incidental to the transaction because it was unreasonable to believe that the holders would accept common shares at the relatively low conversion rate and, as such, forfeit compensation for the significant risks involved. In substance, the demand for payment on April 29, 2007 was considered unconditional.

Subsequent to the issuance, the Company recorded the Series A at fair value based on the present value of the future cash flows. Changes in the fair value as well as accrued dividends were recorded as interest expense. Total interest expense attributable to the Series A was $698,080 and $3,603,646 in 2006 and 2005, respectively.

In 2005, the Company issued 50,000 shares of common stock with an estimated fair value of $82,500 to extinguish 50,000 shares of Series A with a carrying value of $42,576. The $39,924 difference was recorded as a loss on debt extinguishment.

On February 15, 2006, the Company issued 15,357,370 shares of common stock with an estimated fair value of $12,439,470 to extinguish the remaining 3,071,474 outstanding shares of Series A with a carrying value of $6,822,669. The $5,616,801 difference was recorded as a loss on debt extinguishment. Also, the Company issued 2,698,237 shares of common stock in exchange for 5,396,474 common stock warrants held by the Series A holders. The Company recorded this as an equity transaction so no gain or loss was recognized.

The Series A was redeemable at the holders’ option on April 29, 2007 at $6.00 a share plus any accrued and unpaid dividends at $0.08 per share per year. The Series A had a liquidation preference of $5.00 per share through April 29, 2006 and $6.00 per share to April 29, 2007 plus accrued and unpaid dividends. Each share of the Series A was convertible at any time into one share of common stock by the holder. The Company could have converted each share of the Series A into one share of common stock at any time only after payment of the liquidation preference. The holders of the Series A received one vote for each share of common stock that the Series A was convertible into. Further, the affirmative vote of at least 75% of the Series A holders was required for certain transactions including the sale or liquidation of the Company, payment of dividends, repurchase or issuance of capital stock, issuance of indebtedness, and purchase of securities of another company. Each holder of Series A had agreed to give Woodlaken LLC (“Woodlaken”) an irrevocable proxy to vote their shares for directors and other matters. As such, Woodlaken was able to elect a majority of the Company’s board of directors and exercise significant influence over all matters requiring stockholder approval.

Series B Preferred Stock

In 2005, an aggregate of 518,016 shares of series B convertible preferred stock (“Series B”) were issued to settle obligations owed to a professional service provider and certain vendors. The fair value of the shares issued approximated the carrying value of the previously accrued obligations for goods and services rendered of $518,016.

In 2005, 398,016 shares of Series B were converted into 1,168,000 shares of common stock. In 2006, the holder of 120,000 shares of Series B preferred stock converted to 175,439 shares of common stock. The Company induced the holder to convert by issuing 58,480 shares of common stock in excess of the number received in accordance with the terms of the Series B preferred stock. The excess shares issued had a fair value of $60,000 and have been recorded as a preferred stock dividend in the accompanying financial statements.

Each share of Series B convertible preferred stock could have been converted at any time, at the option of the holder, into the number of fully paid and non-assessable shares of common stock determined by multiplying the number of shares of Series B by the quotient obtained by dividing (x) $1.00 by (y) the current market price of the common stock, and that no dividends were payable on Series B. One of the two holders of the Series B preferred stock was prohibited by the terms of its subscription agreement from converting its shares to the extent that after conversion the holder would own 5% or more of the outstanding common stock. The holders of Series B did not have voting, liquidation, or redemption rights. Further, they did not have any dividend rights.

Series C Preferred Stock

On August 17, 2006 and in connection with the acquisition of Technipower, the Company issued 4,615,381 shares of Series C convertible redeemable preferred stock (“Series C”). The fair value of Series C was estimated at $3,000,000 based on the cash redemption amount. At the time of the transaction, we expected to redeem the Series C for cash in the near term.

The holders of Series C are entitled to dividends at the rate of 10% of the stated value ($0.65 per share) and a liquidation preference equal to the stated value plus accrued dividends. The holders of Series C may convert their shares on or after December 16, 2006 into shares of common stock based on the greater of (a) the stated value divided by the conversion price (initially set at $0.65 per share) and (b) the liquidation preference divided by the average daily closing price of the Company’s common stock. The Company has the right to redeem Series C at any time at the liquidation preference through October 15, 2006 and the liquidation preference plus $250,000 from October 16, 2006 through December 15, 2006. After December 15, 2006, the Series C preferred stock can be redeemed by the Company at a price equal to 175% of the stated value, plus any accrued but unpaid dividends. The holders do not have a redemption right. The holders have a voting right equal to 1.25 times the number of shares of Series C held.

The Series C is classified as permanent equity in accordance with EITF Topic D-98, Classification and Measurement of Redeemable Securities, and Accounting Series Release No. 268, Presentation in Financial Statements of “Redeemable Preferred Stock”. Permanent equity classification is appropriate as redemption is solely within the control of the Company. Series C dividends are being accrued as payment of dividends is considered probable.

We concluded that the Series C conversion feature should be bifurcated and separately classified as a derivative liability in accordance with SFAS 133, Accounting for Derivative Instruments and Hedging Activities. The principle reason for this conclusion is that the conversion feature may result in a variable number of common stock shares issued upon conversion of the Series C. Therefore and in accordance with EITF 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock, the conversion feature cannot be classified as an equity instrument. In accordance with SFAS 133, the conversion feature is stated at fair value with changes in fair value recorded in current earnings. On the day of issuance and again at December 31, 2006, management concluded that the value of the conversion feature was negligible as it was probable that the Series C would be redeemed in the near term and that the holders would hold the shares until they were redeemed. As such, no value was assigned to the conversion feature. As described in Note 15, the Series C was redeemed for cash and common stock on January 23, 2007.

Common Stock

In May 2005, the Company entered into a settlement agreement with five former employees to settle back wages. Pursuant to this agreement, the Company issued 1,105,000 shares of common stock as settlement for all back wages; the fair value of these shares on their date of issuance was $728,800. In connection therewith, the Company recognized a charge to operations of $324,000, which represents the excess of the settlement amount over amounts previously accrued.

The Company previously purchased electric motors from Homewood Products Corporation (“Homewood”). The President of Homewood was a former director and member of the Company’s audit and compensation committees. In 2003, the Company entered into an agreement with Homewood which required them to continue to manufacture the Company’s electric motors. The agreement, which expired December 31, 2004, required the Company to purchase at least 100 electric motors during 2004. The Company only purchased 25 motors in 2004. Pursuant to the agreement with Homewood, the Company was obligated to pay Homewood for the 75 motors that it did not purchase, or $466,200, on or before January 1, 2005. The Company did not pay this amount to Homewood. For the year ended December 31, 2005, the Company paid Homewood $268,835.

In May 2005, the Company and Homewood entered into an agreement pursuant to which Homewood agreed to settle all amounts outstanding in exchange for the issuance of 105,000 shares of its common stock. The fair value of the shares issued of $67,200 was charged to operations.

In June 2005, the Company issued 35,441 shares of common stock to settle certain liabilities. The fair value of the shares of $43,489 approximated the invoice amounts.

In 2005, the Company issued 20,000 shares of common stock with an estimated fair value of $38,000 to its president, Peter W. DeVecchis, Jr., pursuant to Mr. DeVecchis’ employment agreement.

In 2005, an aggregate of 652,754 additional shares of common stock were issued to officers, directors and employees. The fair value of the shares issued of $447,514 has been charged to operations.

On May 8, 2006, in connection with the execution of a letter of intent to acquire Power Solutions, Inc., the Company issued 100,000 shares of common stock to each of Myron Koslow and the Norman S. and Marian B. Berkowitz Revocable Trust. The issuance was recorded at fair value of $142,000 and initially recorded as capitalized business acquisition costs. Such amount was expensed in the fourth quarter of 2006.

On March 28, 2006, the Company issued 25,000 shares of common stock to its chief financial officer and 10,000 shares of common stock to a consulting firm for services rendered. The total value of the common stock issued of $30,450 was expensed. On May 31, 2006, the Company issued 20,000 shares of common stock with an estimated fair value of $14,200 to its President, Peter W. DeVecchis pursuant to Mr. DeVecchis’ employment agreement.

In 2006, the Company issued 266,844 shares of its common stock with an estimated fair value of $177,300 to extinguish its obligations under debt and accrued interest. The Company recorded a loss on extinguishment of debt of $35,603.

Also in 2006, the Company issued 142,500 shares of common stock with a fair value of $89,451 in connection with the sale of certain notes payable to related parties. This amount was recorded as interest expense over the initial terms of the related notes. Also, the Company entered into certain agreements with all of its noteholders to extend the maturity dates for the promissory notes. To induce the noteholders to enter into these agreements, the Company agreed to issue 816,240 shares of common stock with a fair value of $791,275. Such amount was capitalized and amortized to interest expense in 2006. Further, as described in Note 6, the Company entered into an agreement with holders of the notes payable with a principal amount of $1,712,085 to extend the maturity dates of the notes to September 30, 2007. To induce the noteholders to extend the notes, the Company agreed to issue at the noteholders’ option either shares of common stock or cash equal to five percent of the principal amounts of the notes. Noteholders with notes aggregating $790,085 of principal agreed to receive a total of 79,009 shares of common stock with a fair value of $179,363 at December 31, 2006. The shares were issued in March 2007.

In January 2006, the Company issued 150,000 shares to two directors in connection with their service to the board in 2005. The Company had recorded the fair value of these shares of $104,700 as compensation expense in 2005. On August 4, 2006 the Company granted 150,000 of common shares to each of the five directors of the Company for services performed over the last year. The aggregate of 750,000 shares of common stock issued to the directors had an estimated fair value of $390,000 which was recorded as expense in 2006.

The Company has 5,938,894 shares reserved for the settlement of outstanding common stock warrants and options and for the conversion of Series C.

Common Stock Warrants

A summary of warrant activity follows:

	Number of Warrants	Weighted Average Exercise Price
Outstanding and exercisable at December 31, 2004	6,485,405	$1.08
Cashless exercise	(779,564)	1.08
Cancelled	(47,493)	1.72
Outstanding and exercisable at December 31, 2005	5,658,348	1.06
Issued	300,000	1.29
Cashless exercise	(100,000)	0.40
Cancelled	(8,700)	1.72
Exchanged for common stock	(5,396,474)	1.00
Outstanding and exercisable at December 31, 2006	453,174	$2.23

In 2005, holders of 779,564 warrants received 413,544 shares of common stock in cashless exercise transactions.

In 2006, the Company issued 100,000 common stock warrants in exchange for services. The warrants were valued at $48,350 and were expensed. The Company also issued 200,000 common stock warrants to D&G as described in Note 6. These warrants were valued at $320,000 and initially capitalized as deferred debt costs. The Company used the Black Scholes valuation model to determine the fair value of the warrants.

Also in 2006 and as described above, the Company issued 2,698,237 shares of common stock in exchange of 5,396,474 common stock warrants held by Series A holders.

On August 17, 2006, the Company reclassified its common stock warrants from permanent equity to liabilities, recording the liability at $100,000. Fair value of the warrant liability was determined based on the intrinsic value of the warrants on August 17, 2006, the maximum amount the Company would have to pay to settle the liability. The reclassification was required due to the variable conversion feature embedded in the Series C preferred stock described above. Subsequently, the liability was adjusted to fair value with the change in the liability recorded as other expense in the accompanying financial statements. In connection with the cashless exercise of warrants in 2006, the Company issued 79,330 shares of common stock with a fair value of $208,507. At the time of settlement, the portion of the warrant liability related to these warrants had a fair value of $222,500. The $13,993 settlement gain was netted against other expense. For the period from August 17, 2006 through December 31, 2006, the Company recorded a net $190,507 expense related to the change in the warrant liability. The warrant liability is $82,000 at December 31, 2006.

NOTE 9  - STOCK-BASED COMPENSATION

The Company adopted its 2003 Stock Option Plan (the “Plan”) in July 2003 and amended it in June 2004 to increase the number of shares of common stock reserved under the Plan from 750,000 to 2,000,000. The Plan provides for the grant of options intended to qualify as “incentive stock options,” options that are not intended to so qualify or “nonstatutory stock options” and stock appreciation rights. The Company amended the Plan in August 2006 to provide for free-standing stock appreciation rights, restricted stock awards (including both restricted stock and restricted stock units) and performance-based awards to the types of awards. The total number of shares of common stock reserved for issuance under the Plan is subject to adjustment in the event of a stock split, stock dividend, recapitalization or similar capital change, plus an indeterminate number of shares of common stock issuable upon the exercise of “reload options” described below.

The Plan is presently administered by the compensation committee, which selects the eligible persons to whom awards shall be granted, determines the number of shares of common stock subject to each award, the exercise price therefore and the periods during which awards are exercisable, interprets the provisions of the plan and, subject to certain limitations, may amend the plan. Each award granted under the Plan is evidenced by a written agreement between the Company and the participant.

Awards may be granted to employees (including officers) and directors and certain consultants and advisors. The provisions of options and warrants issued to consultants and advisors for services generally are vested on the grant date. Other provisions are consistent with options issued to employees.

The exercise price for incentive stock options granted under the Plan may not be less than the fair market value of the common stock on the date the option is granted, except for options granted to 10% stockholders, which must have an exercise price of not less than 110% of the fair market value of the common stock on the date of grant. The exercise price for nonstatutory stock options may not be less than the fair market value of the common stock on the date of grant. Incentive stock options granted under the plan have a maximum term of 10 years, except for options granted to 10% stockholders, which are subject to a maximum term of 5 years. The term of nonstatutory stock options is determined by the committee. Options granted under the Plan are not transferable except by will and the laws of descent and distribution.

The committee may grant options with a reload feature. Optionees granted a reload feature shall receive, contemporaneously with the payment of the options price in common stock, a right to purchase that number of shares of common stock equal to the sum of the number of shares of common stock used to exercise the option, and, with respect to nonstatutory stock options, the number of shares of common stock used to satisfy any tax withholding requirement incident to the exercise of such nonstatutory stock options.

Effective January 1, 2006 the Company adopted Statement of Financial Accounting Standards No. 123(R), “Share Based Payment” (SFAS No. 123(R), using the modified prospective method. Under this method, the Company recognized compensation cost for all share-based payments granted, modified or settled in 2006. Compensation cost for awards granted in 2006 is based on the estimated fair value of the awards on their grant date and is being recognized over the required services period. All options outstanding as of December 31, 2004 and 2005 were vested, therefore the Company did not recognize any compensation expense in 2006 related to previously issued stock options.

Compensation expense related to stock options was $200,767 in 2006. The weighted average fair value of stock options granted in 2006 was $1.44 a share. In calculating compensation expense related to stock option grants, the fair value of each stock option is estimated on the date of grant using the Black-Scholes option-pricing model and the following weighted average assumptions:

Year Ended December 31, 2006
Expected term	3 Years
Expected volatility	156%
Dividend yield	0.0%
Risk-free interest rate	4.69%
Forfeiture rate	0%

The computation of expected volatility used in the Black-Scholes pricing model is based on the historical volatility of the Company’s share price. The expected term is based on the average of the vesting period and the life of the options. The Company uses this method, which is permitted by the SEC, as historic stock option exercise data is not available. All stock options are expected to vest as they were issued to senior members of management who are expected to lead the Company and due to the relative short vesting period of up to two years.

A summary of stock option activity follows:

	Shares	Weighted Average Exercise Price

Outstanding at January 1, 2005	847,835	$1.71
Cancelled	(280,000)	0.96
Outstanding at December 31, 2005	567,835	1.29
Granted	465,000	1.72
Forfeited	(162,500)	2.00

Outstanding at December 31, 2006	870,335	$1.39

The intrinsic value of outstanding options was $602,862 at December 31, 2006. The intrinsic value of options exercisable was $437,000. Total compensation expense related to nonvested awards not yet recognized is $467,343 and the weighted average period over which it is expected to be recognized is 2.75 years. Management expects that all nonvested awards will vest.

The following table summarizes the Company's stock options at December 31, 2006:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number	Weighted Average Remaining Life	Weighted Average Exercise Price	Number	Weighted Average Remaining Life	Weighted Average Exercise Price
$.055 to $1.00	355,335	3.8	$0.87	355,335	3.8	$0.87
$1.45 to $2.09	515,000	4.6	$1.75	138,333	3.9	$1.91
	870,335	4.3	$1.39	493,668	3.8	$1.16

NOTE 10 - CONCENTRATION OF RISK

Customers:

Five customers accounted for 85% of sales for the year ended December 31, 2006, of which $464,623 is included in accounts receivable at December 31, 2006. Two customers accounted for 48% and 23 % respectively of sales for the year ended December 31, 2005. There were no other customers that accounted for more than 10% of total revenues in 2005 and 2006.

Supplier:

Presently, the Company has one manufacturer for a principal component of its marine propulsion systems. If the supplier were to become unwilling or unable to continue fulfilling the Company’s orders, it could have a materially adverse effect on the Company’s financial position. The Company is evaluating other suppliers.

NOTE 11  - COMMITMENTS AND CONTINGENCIES

Patent Infringement

The Company has filed a lawsuit against Toyota Motor Corporation, Toyota Motor Sales U.S.A., Inc. and Toyota Manufacturing North America (collectively, “Toyota”) alleging claims for patent infringement and damages from the unauthorized use of the Company’s patents. In connection therewith the Company filed a complaint with the United States International Trade Commission (“ITC”) seeking an exclusion order prohibiting the importation of infringing technology. The ITC held a hearing from October 30, 2006 through November 3, 2006. On February 13, 2007, the Administrative Law Judge who conducted the hearing in connection with Solomon Technologies, Inc.’s request to the United States International Trade Commission (“ITC”) for an exclusion order against Toyota Motor Corporation and several affiliates issued a final initial determination in favor of Toyota. In the order, the Administrative Law Judge determined that the hybrid transmission drive in the Toyota Prius and Highlander vehicles did not infringe Claim 7 in Solomon’s Patent No. 5,067,932 and that Solomon had not satisfied certain other legal requirements that would support an exclusion order against Toyota.

The Company has filed a petition with the ITC to review the final initial determination to the full ITC. The Company anticipates that the ITC will decide by April 30, 2007 whether to review the final initial determination. If the final determination by the ITC is adverse to the Company, the Company will be entitled to appeal the decision to the Court of Appeals for the Federal Circuit. Until the ITC case is completed, the patent infringement action brought in the United States District Court for the Middle District of Florida, Tampa Division, is stayed.

The Company has an agreement with Oliver Street Finance LLC (“Oliver Street”). Under this agreement Oliver Street provides funding to the Company to prosecute the Company’s patent infringement action against Toyota Motor Corporation, Toyota Motor Sales U.S.A., Inc. and Toyota Manufacturing North America (collectively, “Toyota”). Oliver Street pays all legal fees and out of pocket expenses billed by the Company’s special patent counsel in connection with the litigation against Toyota and approved by the Company in exchange for a portion of any recovery that the Company may receive from the litigation equal to the greater of 40% of the recovery or the actual amount of legal fees and expenses Oliver Street pays on the Company’s behalf. Michael A. D’Amelio, a director and shareholder of the Company, is a principal of Oliver Street. Through February 15, 2006, Mr. D’Amelio was the beneficial owner of more than 10% of the Company’s common stock. During this period, expenses paid on behalf of the Company by Oliver Street totaling $236,620 in 2005 and $129,949 in 2006 were recorded as professional fee expense as well as an increase to additional paid-in capital. In connection with the extinguishment of the Redeemable Series A preferred stock for common stock on February 15, 2006, Mr. D’Amelio’s beneficial ownership of the Company's common stock decreased to below 10%. As such, expenses paid by Oliver Street on behalf of the Company since February 15, 2006 are no longer reflected in the financial statements.

The Company is not involved in any other litigation.

Accrued and Unpaid Payroll Taxes

At December 31, 2006, the Company has accrued interest and penalties of $177,000 related to payroll and payroll related taxes. Approximately $79,000 was paid in July 2006. The interest and penalties were the subject of a delinquency proceeding with the U.S. Internal Revenue Service. Subsequent to year end the Company signed an agreement with the IRS to settle the outstanding interest and penalties. The agreement provides for the Company’s payment of the accrued interest and penalties in monthly installments of $10,000.

Leases

Technipower leases certain equipment under capital leases with third parties, which include a security interest in the property maintained by the lessors. In addition, Technipower leases its premises in Danbury, Connecticut under an operating lease, which expires in July 2012. The lease requires the lessor to furnish certain improvements to the demised premises and provides for escalations for real estate taxes and operating expenses. Future minimum lease payments lease at December 31, 2006 follow:

	Operating Lease	Capital Leases

2007	$97,500	$11,198
2008	97,500	—
2009	97,500	—
2010	97,500	—
2011	97,500
Thereafter	52,813	—

	$540,313	11,198
Interest		(491)

		$10,707

Rent expense was $67,764 in 2006.

NOTE 12 - TRANSACTIONS WITH RELATED PARTIES

Notes payable

The Company has notes payable to relate parties. Refer to Note 6 for specifics.

Bril Corporation

In 2006 and 2005, Bril Corporation provided bookkeeping services for $5,000 a month. Two principals of Bril Corporation are also directors and stockholders of the Company. Total expense was $60,000 for 2006 and 2005.

NOTE 13  - SEGMENTS

The major segments the Company serves are the Motive Power Division which encompasses the electric power drive technologies and the Power Electronics Division which represents the business of Technipower and specializes in the design, development and production of customer power systems, chassis and power supply products for defense related and increasingly industrial markets.

Segment financial information follows:

	YEAR ENDED DECEMBER 31
	2006	2005
Revenues:
Sales to unaffiliated customers:
Power Electronics	$2,235,598	$0
Motive Power	43,250	68,717
	$2,278,848	$68,717
Net Loss:
Power Electronics	$(3,551,308)	$0
Motive Power	(5,388,565)	(2,936,182)
Operating Loss	(8,939,873)	(2,936,182)
Interest expense	(1,684,927)	(3,656,854)
Loss on extinguishment of redeemable preferred series A	(5,616,804)
Other expense	(20,910)	(39,924)
Net Loss	(16,262,514)	(6,632,960)
Preferred stock dividends	(171,164)	0
Loss applicable to common shareholders	$(16,433,678)	$(6,632,960)

	YEAR ENDED DECEMBER 31
	2006	2005
Depreciation and Amortization:
Power Electronics	$127,775	$0
Motive Power	88,649	94,897
	$216,424	$94,897
Capital Expenditures:
Power Electronics	$12,718	$0
Motive Power	0	1,998
	$12,718	$1,998
Identifiable Assets at December 31, 2006:
Power Electronics	$7,020,568
Motive Power	769,704
	$7,790,272

NOTE 14  - NEW ACCOUNTING STANDARDS

In September 2006, the FASB issued Financial Accounting Standard No. 157, ‘‘Fair Value Measurements’’ (‘‘SFAS 157’’). SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 as well as interim periods within such fiscal years. SFAS 157 provides a common fair value hierarchy for companies to follow in determining fair value measurements in the preparation of financial statements and expands disclosure requirements relating to how such fair value measurements were developed. SFAS 157 clarifies the principle that fair value should be based on the assumptions that the marketplace would use when pricing an asset or liability, rather than company specific data. The Company is currently assessing the impact that SFAS 157 will have on its results of operations and financial position.

In June 2006, the FASB issued FASB Interpretation No. 48, ‘‘Accounting for Uncertainty in Income Taxes (an interpretation of FASB Statement No. 109)’’ (‘‘FIN 48’’). The provisions of FIN 48 are effective for fiscal years beginning after December 15, 2006. This statement was issued to clarify the accounting for the uncertainty related to income taxes. FIN 48 requires the evaluation of whether a tax position is more likely than not to be sustained upon examination with the assumption that the position will be examined by the relevant tax authorities. FIN 48 also requires such tax positions to be measured at the largest amount of the respective benefit that is greater than 50% likely of being realized upon ultimate settlement. The Company is currently assessing the impact that the adoption of FIN 48 will have on its results of operations and financial position.

In September 2006, the U.S. Securities and Exchange Commission staff issued Staff Accounting Bulletin No. 108 ("SAB 108"), Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements. SAB 108 eliminates the diversity of practice surrounding how public companies quantify financial statement misstatements. It establishes an approach that requires quantification of financial statement misstatements based on the effects of the misstatements on each of the company's financial statements and the related financial statement disclosures. The adoption of SAB 108 did not have a material impact on our financial condition or results of operations.

NOTE 15. OTHER SUBSEQUENT EVENTS

Issuance of Variable Rate Self-Liquidating Senior Secured Convertible Debentures

On January 22, 2007, the Company sold an aggregate of $5,350,000 principal amount of Variable Rate Self-Liquidating Senior Secured Convertible Debentures due March 18, 2008. The Company used approximately $3,350,000 of the net proceeds of the Debentures to redeem approximately 2,873,492 shares of our Series C preferred stock (see below), approximately $768,250 of the net proceeds to pay down a promissory note and other obligations and retained approximately $1,128,000 of the net proceeds as working capital.

The Debentures are convertible at any time at the option of the holder into shares of our common stock at $2.00 per share, subject to adjustment for stock splits, stock dividends, and the like. In the event that the Company issues or grants any rights to purchase any of its common stock, or other securities convertible into its common stock, for an effective per share price less than the conversion price then in effect, the conversion price of all unconverted Debentures will be decreased to equal such lower price. The conversion price adjustment will not apply to certain exempt issuances, including stock issuances to officers, directors and employees and in strategic transactions and up to an aggregate of $200,000 of common stock that may be issued in any six-month period.

Prior to maturity the Debentures will bear interest per annum at the higher of (i) 8% or (ii) the six-month London Interbank Offered Rate plus 2%, payable quarterly in arrears in cash, or, at the Company’s option, in shares of common stock. The Company’s ability to pay interest with shares of common stock will be subject to specified conditions, including the existence of an effective registration statement covering the resale of the shares issued in payment of interest and certain minimum trading volumes in the common stock. All overdue and accrued interest will accrue a late fee equal to the lesser of 15% per annum or the maximum rate permitted by applicable law. From and after an event of default under the Debentures and for so long as the event of default is continuing, the Debentures will bear default interest at a rate of the lesser of 15% per annum or the maximum rate permitted by applicable law.

Beginning on the earlier of the first day of the first month immediately following the effectiveness of a registration statement covering the resale of the shares of common stock issuable upon conversion of the Debentures and May 18, 2007, and on the first day of each month thereafter, the Company will be required to redeem 1/10th of the face value of the Debentures in cash or, at the Company’s election, with shares of common stock. The Company’s ability to pay the redemption price in shares of common stock will be subject to specified conditions, including the existence of an effective registration statement covering the resale of the shares issued in payment of the redemption amount and certain minimum trading volumes in common stock. Any common stock delivered in satisfaction of an amortization payment will be valued at 82.5% of the average of the daily volume weighted average price of the applicable shares for the 10 trading days prior to the amortization payment. Any unconverted Debentures will become due on March 18, 2008.

At any time after the effectiveness of a registration statement covering the resale of the shares of common stock issuable upon conversion of the Debentures, the Company may redeem, subject to specified conditions and upon 12 trading days’ written notice, any or all of the outstanding Debentures for a redemption price of cash in the amount of 120% of the principal amount plus accrued and unpaid interest on the Debentures to be redeemed.

The Company’s obligations under the Debentures are secured by a security interest in substantially all of the Company’s assets pursuant to a Security Agreement dated as of January 17, 2007 between the Company and the purchasers of the Debentures. The Company has agreed that in the event that it forms any new subsidiaries and moves assets to those subsidiaries, those subsidiaries will become guarantors of the Debentures.

As a part of the sale of the Debentures, the Company issued common stock purchase warrants to the purchasers of the Debentures giving them the right to purchase up to an aggregate of 2,006,250 shares of common stock at an exercise price of $2.00 per share. The warrant exercise price is subject to adjustment for stock splits, stock dividends, and the like. In the event that the Company issues or grants any rights to purchase any common stock, or other security convertible into common stock, for a per share price less than the exercise price then in effect, the exercise price of the warrants with respect to shares of common stock will be reduced to equal such lower price and the number of shares of common stock for which the warrants may be exercised will be increased so that the total aggregate exercise price remains constant. The foregoing adjustment to the exercise price for common stock will not apply to certain exempt issuances, including issuances to officers, directors and employees and in strategic transactions and up to an aggregate of $200,000 of common stock that may be issued in any six month period. All of the warrants will expire on January 18, 2012 unless sooner exercised.

In connection with the sale of the Debentures and warrants, the Company entered into a Registration Rights Agreement with the purchasers of the Debentures and warrants under which the Company is required, on or before February 16, 2007, to file a registration statement with the Securities and Exchange Commission covering the resale of the shares of common stock issuable pursuant to the Debentures and warrants and to use the Company’s best efforts to have the registration statement declared effective as promptly as possible thereafter but in any event, by May 17, 2007. The Company filed the registration statement on February 12, 2007. The Company will be subject to certain monetary penalties if the registration statement does not become effective on a timely basis.

The Company will account for the convertible debentures, warrants and the registration rights agreement separately as freestanding agreements. Although the agreements were entered into contemporaneously, the Company has concluded that they are separate legal agreements that relate to different risks. This is based in part on guidance in EITF 05-4, “The Effects of a Liquidated Damages Clause on a Freestanding Financial Instrument Subject to EITF Issue No. 00-19, Accounting for Derivative Financial Instruments Indexed to , and Potentially Settled in, a Company’s Own Stock.”

The debentures will be accounted for as debt with a discount recorded based on the relative fair value of the warrants using the Black Scholes pricing model. The warrants will be classified as equity. Any beneficial conversion feature imbedded in the debenture will be recorded as equity (as an exemption under SFAS No. 133) and as an additional debt discount as required by EITF 98-5.

The registration rights agreement will be accounted for as a derivative in accordance with SFAS No. 133. The registration rights agreement will be recorded at estimated fair value on the date of the transaction and adjusted at all subsequent balance sheet dates. The fair value of the registration rights agreement will be estimated using the discount value of the expected future cash flows. Changes in fair value will be recorded as other income or expense.

Redemption and Conversion of Series C Convertible Preferred Stock

As discussed above, on January 22, 2007 approximately $3,350,000 of the proceeds from the debentures was used to redeem 2,873,492 shares of the Company’s Series C convertible preferred stock. As discussed in Note 8, the Series C convertible preferred stock had a liquidation preference of 175% of the stated value if the Company redeemed the shares after December 15, 2006. In connection with the redemption, the liquidation preference on the shares redeemed was recorded as a preferred stock dividend of approximately $1,400,000. Also on January 22, 2007, the remaining 1,741,889 shares of Series C preferred stock were converted into 1,741,881 shares of common stock and fractional shares were converted into cash based on the Company’s common stock price on the date of the transaction.

Officers’ Compensation

A bonus calculation was approved by the board of directors on November 2, 2005 for Mr D’Amelio and Mr. Laskowski that would have resulted in a bonus liability of approximately $15,000,000 in 2006.

Based on a review by the compensation committee of the board of directors on March 28, 2007, a new agreement has been reached with Mr. D’Amelio and Mr. Laskowski whereby they have waived the November 2, 2005 approved bonus and in lieu thereof have accepted an aggregate bonus for both Mr. D’Amelio and Mr. Laskowski of $1,750,000 for 2006, to be carried as deferred compensation and paid at a later date. This cost has been charged to operations in 2006.

NOTE 16. GOING CONCERN

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The Company has incurred significant operating losses and used cash in its operating activities for several years. For the 12 months ended December 31, 2006, the Company had a net loss of $16,262,514 and used cash of $1,172,498 in operating activities. As of December 31, 2006, the Company has a working capital deficiency of $4,026,000. These conditions raise substantial doubts about the Company’s ability to continue as a going concern.

Management is continuing to implement a plan to broaden the Company’s market and product base and exploit its intellectual property that management expects will generate substantial profits and cash flow. As part of this plan, management intends to grow the Company’s business through licensing of its proprietary and patented technologies and through the acquisition of businesses that fit its strategy. Management is identifying licensing opportunities that leverage the Company’s existing or acquired knowledge and provide substantial positive current financial impact while the Company also aggressively pursues infringers of its existing patents. Management is also identifying acquisition targets that will augment the Company’s existing intellectual property, marketing channels and human resources and provide positive cash flow. Additionally, management is actively seeking additional sources of capital. There can be no assurance that management can successfully implement its business plan or raise sufficient capital. Without sufficient additional capital or long term debt and ultimately profitable operating results the Company will not be able to continue as a going concern. The accompanying consolidated financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

NOTE 17. FINANCIAL INSTRUMENTS

The carrying amounts of financial instruments (accounts receivable, accounts payable, and debt) approximate fair value. Fair value was based on expected cash flows and current market conditions.

NOTE 18. EMPLOYEE BENEFIT PLAN

The Company’s Technipower LLC subsidiary has a defined contribution benefit plan covering substantially all of the personnel in the Company’s Power Electronics Division. The plan is intended to comply with Section 401(k) of the Internal Revenue Code. Each year eligible participants may elect to make salary reduction contributions on their behalf up to a maximum of the lesser of 100% of pre-tax compensation or the annual maximum established by the Internal Revenue Service. Participants may also make voluntary after-tax contributions to the plan. Technipower LLC does not make contributions to the plan but does pay certain expenses of the plan, which are not material.

TECHNIPOWER LLC

AUDITED CONSOLIDATED FINANCIAL STATEMENTS

Year ended December 31, 2005 and 2004

REPORT OF INDEPENDENT AUDITORS

The Members
Technipower LLC

We have audited the accompanying consolidated balance sheets of Technipower LLC as of December 31, 2005 and 2004, and the related consolidated statements of operations, members’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Technipower LLC as of December 31, 2005 and 2004, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ UHY LLP

Hartford, Connecticut
August 17, 2006

TECHNIPOWER LLC
CONSOLIDATED BALANCE SHEETS
December 31, 2005 and 2004

	2005	2004

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$211,064	$30,527
Accounts receivable, less allowance of $7,000 in 2005 and 2004	682,217	635,014
Inventories	1,310,886	1,254,083
Other current assets	26,945	9,505
Current assets attributable to discontinued operations	—	1,039,709
Total current assets	2,231,112	2,968,838

PROPERTY AND EQUIPMENT:
Machinery and equipment	751,124	708,890
Furniture and fixtures	1,791	1,791
	752,915	710,681
Accumulated depreciation	(667,616)	(634,584)

Property and equipment, net	85,299	76,097

OTHER ASSETS ATTRIBUTABLE TO DISCOUNTINUED OPERATIONS	—	274,839

Total assets	$2,316,411	$3,319,774

LIABILITIES AND MEMBERS' EQUITY

CURRENT LIABILITIES:
Note payable to affiliate	$525,000	$980,000
Accounts payable	204,596	186,638
Accrued expenses	335,222	105,322
Current portion of capital lease obligations	13,869	12,828
Current liabilities attributable to discontinued operations	—	548,348
Total current liabilities	1,078,687	1,833,136

CAPITAL LEASE OBLIGATIONS, less current portion	10,089	25,111

Total liabilities	1,088,776	1,858,247

MEMBERS' EQUITY	1,227,635	1,461,527

Total liabilities and members' equity	$2,316,411	$3,319,774

See accompanying notes .

TECHNIPOWER LLC
CONSOLIDATED STATEMENTS OF OPERATIONS
December 31, 2005 and 2004

	2005	2004

NET SALES
	$4,961,778	$4,185,903
OPERATING EXPENSES:
Cost of product sales	2,673,166	2,247,173
Research and development	860,366	473,390
Selling, general and administrative	1,115,347	791,239
	4,648,879	3,511,802
Operating income	312,899	674,101

OTHER EXPENSES
Interest expense, including $60,325 in 2005 and $48,042 in 2004 to an affiliate	62,250	48,425
Other	28,518	2,388

Income from continuing operations	222,131	623,288

Loss from discontinued operations	(616,326)	(527,836)

NET INCOME (LOSS)	$(394,195)	$95,452

See accompanying notes .

TECHNIPOWER LLC
CONSOLIDATED STATEMENTS OF MEMBERS’ EQUITY
December 31, 2005 and 2004

BALANCE, December 31, 2003	$1,774,073

Net income	95,452

Distributions	(407,998)

BALANCE, December 31, 2004	1,461,527

Net loss	(394,195)

Distributions	(411,823)

Distribution of the net deficit of CBL Systems, LLC to members	572,126

BALANCE, December 31, 2005	$1,227,635

See accompanying notes .

TECHNIPOWER LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS
December 31, 2005 and 2004

	2005	2004
OPERATING ACTIVITIES:
Net (loss) income	$(394,195)	$95,452
Adjustments to reconcile net (loss) income to net cash provided (used) by operating activities:
Loss from discontinued operations	616,326	527,836
Depreciation	33,033	28,199
Compensation expense relating to capital appreciation units	79,178	—
Changes in operating assets and liabilities:
Accounts receivable	(47,203)	(221,947)
Inventories	(56,803)	(292,560)
Other current assets	(17,440)	14,019
Accounts payable and accrued expenses	168,680	92,324

Net cash provided by continuing operations	381,576	243,323
Net cash used by discontinued operations	(134,939)	(699,309)

Net cash provided (used) by operating activities	246,637	(455,986)

INVESTING ACTIVITIES:
Purchase of equipment	(42,235)	(7,839)

Net cash used by continuing operations	(42,235)	(7,839)
Net cash used by discontinued operations	(43,061)	(22,690)

Net cash used by investing activities	(85,296)	(30,529)

FINANCING ACTIVITIES:
Net borrowing under note payable	(455,000)	630,000
Repayment of capital lease obligations	(13,981)	(4,310)
Member equity distributions	(411,823)	(407,998)

Net cash (used) provided by continuing operations	(880,804)	217,692
Net cash provided by discontinued operations	900,000	—

Net cash provided by financing activities	19,196	217,692

Net change in cash and cash equivalents	180,537	(268,823)

Cash and cash equivalents, beginning of year	30,527	299,350

CASH AND CASH EQUIVALENTS, END OF YEAR	$211,064	$30,527

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid for interest	$66,006	$42,900

See accompanying notes.

TECHNIPOWER LLC
NOTES TO FINANCIAL STATEMENTS
December 31, 2005 and 2004

NOTE 1 - NATURE OF OPERATIONS

Technipower, LLC (the “Company”) was formed in December 2002 as a Delaware limited liability company, combining certain business assets and liabilities of Power Designs Inc. and Integrated Power Systems, LLC. The Company develops and manufactures high reliability, high precision AC-DC and DC-DC power converters in both switching and linear configurations. In January 2005 the Company began developing a high voltage/high power line of embedded power conversion products targeted for commercial and industrial applications. The Company distributes its products internationally primarily to military and industrial organizations and own equipment manufacturers.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The consolidated financial statements include the accounts of Technipower LLC and its subsidiary, CBL Systems LLC (“CBL”). On August 1, 2005, the Company distributed its membership interest in CBL to its members and certain other related parties. The results of operations for CBL through August 1, 2005 are reported on a separate line in the accompanying consolidated statements of operations as discontinued operations for 2005 and 2004. Refer to Note 9.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition and Accounts Receivable

The Company recognizes revenue from product sales when it is realized or realizable and earned. The Company considers revenue realized and realizable when it has persuasive evidence of an arrangement, the product has been delivered and is fully functional, the sales price is fixed or determinable and collectibility is reasonably assured. In general, these conditions are met when the product is shipped. Credit is extended based on an evaluation of each customer’s financial condition; collateral is not required. The Company provides an allowance for uncollectible trade receivables, when appropriate, based on aging analysis, specific known troubled accounts and historical collection experience

TECHNIPOWER LLC
NOTES TO FINANCIAL STATEMENTS
December 31, 2005 and 2004

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  (Continued)

Cash and Cash Equivalents

The Company considers all highly liquid instruments with original maturities when purchased of three months or less to be cash equivalents. At December 31, 2005 and 2004, there were no cash equivalents.

Inventory

Inventory, which consists of raw materials, completed sub-assemblies and electronic components, is stated at the lower of cost or market on a first-in first-out basis.

Property and Equipment

Property and equipment is carried at cost. Depreciation is charged to expense over the estimated useful lives of the equipment using the straight-line method. In general, the useful life of the Company’s equipment is between 3 and 7 years. When assets are retired or disposed of, the cost and related accumulated depreciation are removed from the accounts and any gain or loss is recognized for the period.

At December 31, 2005, the Company had equipment with a net carrying value of $32,480 that were under capital lease agreements. Amortization expense for this equipment is included in depreciation expense.

Advertising

The Company expenses advertising costs as incurred. Advertising expenses for the years ended December 31, 2005 and 2004 were $5,132 and $10,639, respectively.

Shipping and Handling Costs

Shipping and handling costs are included in cost of product sales. Shipping and handling costs of freight and delivery fees, were $26,271 and $31,959 for the years ended December 31, 2005 and 2004, respectively.

Income Taxes

The Company is organized as a limited liability company. The Internal Revenue Service and the State of Connecticut treat the Company as a partnership for income tax purposes, therefore, the Company is not subject to federal and state income taxes as such taxes are the responsibility of its members.

TECHNIPOWER LLC
NOTES TO FINANCIAL STATEMENTS
December 31, 2005 and 2004

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Capital Appreciation Units

The Company accounts for employee capital appreciation units (“CAU”) and warrants issued to members of the Company’s Board of Managers using the intrinsic value method of accounting in accordance with APB Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”), and as permitted by Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”). Accordingly, compensation cost for capital appreciation units and warrants is measured as the excess, if any, of the estimated fair market value of the Company’s membership units at the date of the grant over the amount the employee or board member must pay to acquire the shares or in the case of CAUs, the target amount. The compensation cost is recognized over the vesting period.

Had compensation cost for these equity instruments been determined based on the fair value at the grant dates consistent with the methodology of SFAS 123, net income (loss) would have been as follows for the years ended December 31, 2005 and 2004:

	2005	2004

Net income (loss) as reported	$(315,017)	$95,452

Pro forma net income (loss)	$(325,517)	$75,952

Fair value for these equity instruments was estimated at the date of grant utilizing the minimum value pricing model with the following weighted average assumptions:

	2005	2004

Risk-free interest rate	4.52%	3.73%
Expected life of options	10 years	10 years
Expected dividend rate	None	None
Expected volatility	None	None

In December 2004, the FASB issued Statement No. 123-R, “Share Based Payment” (“SFAS 123-R”). SFAS 123-R revises SFAS 123 and superseded APB 25 and its related guidance. Generally the approach to accounting for equity based payments in SFAS 123-R is similar to the approach described in SFAS 123; however; SFAS 123-R requires all share based payments to employees, including grants of employee equity options, to be recognized in the financial statements based on their fair values (pro forma disclosure is no longer an alternative to financial statement recognition). The Company adopted SFAS 123-R on January 1, 2006.

TECHNIPOWER LLC
NOTES TO FINANCIAL STATEMENTS
December 31, 2005 and 2004

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

As permitted by SFAS 123, the Company currently accounts for equity-based payments to employees and board members using APB No. 25’s intrinsic value method and, as such, generally no compensation cost is recognized. The adoption of SFAS 123-R’s fair value method will have an impact on future results of operations and financial position. The Company cannot estimate what those amounts will be in the future because they depend on, among other things, future issuance of equity instruments.

Research and Development Costs

Research and development costs are generally expensed as incurred. Research and development costs include approximately $592,300 of expenses related to the development and marketing of a new line of high voltage/high power embedded power conversion products.

NOTE 3 - INVENTORIES

Inventories at December 31, 2005 and 2004 consisted of the following:

	2005	2004

Raw materials	$1,380,149	$1,342,776
Work-in-process	445,752	395,673
Finished goods	36,241	66,890
Allowance for slow moving and obsolete inventories	(551,256)	(551,256)
	$1,310,886	$1,254,083

NOTE 4 - COMMITMENTS AND CONTINGENCIES

Leases

The Company leases certain equipment under capital leases with third parties, which include a security interest in the property maintained by the lessors.   In addition, the Company leases its premises in Danbury, Connecticut under an operating lease which expires in July 2012. The lease requires the lessor to furnish certain improvements to the demised premises and provides for escalations for real estate taxes and operating expenses.

TECHNIPOWER LLC
NOTES TO FINANCIAL STATEMENTS
December 31, 2005 and 2004

NOTE 4 - COMMITMENTS AND CONTINGENCIES (Continued)

Future minimum lease payments lease at December 31, 2005 follow:

	Operating Lease	Capital Leases

2006	$97,500	$15,548
2007	97,500	10,875
2008	97,500	—
2009	97,500	—
2010	97,500	—
Thereafter	150,313	—
	$637,813	26,423
Interest		(2,465)

		$23,958

Rent expense for the years ended December 31, 2005 and 2004 was $105,403 and $106,475, respectively.

Other Assets

During 2003 the Company and its subsidiary became party to litigation relating to a $129,917 term note payable to a legal firm that had rendered services to the Company in 2003 in connection with the acquisition of its CBL membership interest. Pending settlement of mutual disputes over services rendered and payment default under the term note, the Company placed $225,000 in escrow in November 2003. This escrow deposit is included in other assets attributable to discontinued operations at December 31, 2004 and at August 1, 2005 when the CBL membership interest was distributed to the Company’s members. Refer to Note 9.

Employment Agreements

The Company has an employment arrangement with a company (the “Management Company”) that provides senior operating and financial management services. The Management Company has a minority membership interest in the Company and its principals hold membership equity share options of the Company issued in accordance with the Company’s operating agreement. The employment arrangement has no definite term and provides for a minimum annual compensation of $300,000 in 2005 and 2004. Final compensation expense for any year is approved by the Company’s Board of Managers. Total compensation expense under the employment arrangement was $384,667 and 328,150 for 2005 and 2004, respectively.

The Company has employment agreements with other key employees made in the normal course of business. Such agreements are generally on an “at will” basis.

TECHNIPOWER LLC
NOTES TO FINANCIAL STATEMENTS
December 31, 2005 and 2004

NOTE 5 - RELATED PARTY TRANSACTIONS

Notes Payable

The Company has a revolving note payable from an affiliate (the “Affiliate Note”) which provides for maximum borrowings of $1,000,000 through December 31, 2005 and bears interest at 12% per annum. Borrowings under the Affiliate Note were $525,000 and $980,000 at December 31, 2005 and 2004, respectively. Substantially all assets have been pledged as security for the Affiliate Note. The Affiliate Note was subsequently paid in full on May 4, 2006 (see Note 10).

CBL has a note payable of $129,917 from a law firm, which bears interest at 10% per annum and is due on demand. The note payable and related accrued interest is classified with current liabilities attributable to discontinued operations at December 31, 2004. At the time of the distribution of the CBL membership interest on August 1, 2005, the total amount outstanding related to the note payable was $138,637, including $8,720 of accrued interest.

On January 18, 2005 CBL executed a promissory note payable to an affiliate in the amount of $1,000,000. The note bears interest at 12% per annum, is secured by all of CBL’s assets and matures on January 31, 2008. At the time of the distribution of the CBL membership interest on August 1, 2005, amounts borrowed under the loan totaled $900,000.

NOTE 6 - CONCENTRATION RISKS

Credit Risk

The Company maintains its cash and cash equivalents in accounts that may exceed Federal Deposit Insurance Corporation (FDIC) insured limits from time to time. The Company minimizes its risk by selecting financial institutions considered to be highly credit worthy.

At December 31, 2005, approximately 82% of accounts receivable was due from five customers. At December 31, 2004, approximately 84% of accounts receivable was due from four customers. The Company generally does not require collateral. The Company performs ongoing evaluations of customer accounts to minimize credit risk.

Customers

The Company’s customer base consists primarily of military and industrial organizations and own equipment manufacturers. During the years ended December 31, 2005 and 2004, approximately 83% and 72% respectively, of the Company’s revenue was earned from ten customers. Two customers each represented in excess of 10% of annual revenue.

TECHNIPOWER LLC
NOTES TO FINANCIAL STATEMENTS
December 31, 2005 and 2004

NOTE 7 - MEMBERS’ EQUITY

Membership Units

The Company has authorized membership units of 50,000,000 regular units and 40,000,000 preferred units. There were 6,025,000 regular units issued and outstanding at December 31, 2005 and 2004. There are no issued and outstanding preferred units.

Capital Appreciation Units

In November 2003 the Board of Managers of the Company adopted the Designation Certificate and Capital Appreciation Unit Plan (“the Plan”). The Plan enabled the Company to make incentive-based compensation awards to its employees, officers, directors and consultants. An aggregate of 10,000,000 units were authorized for issuance under the Plan. The Plan requires that the threshold price of an award be set according to the aggregate market value of the Company as of the valuation date, valuing the Company as a closely held business in which units are not freely tradable. Holders of capital appreciation units are entitled to an interest in the capital of the Company, but have no interest in the profits or losses of the Company, except for those profits and net cash flow resulting from a capital transaction, subject to the applicable threshold. The Company recognizes compensation expense when the estimated capital value per unit exceeds the applicable threshold. Such expense is recorded over the vesting period. Compensation expense relating to capital appreciation units totaled $79,178 in 2005. There was no compensation expense related to capital appreciation units in 2004.

Additional information with respect to the Plan’s activity is as follows:

	Number of Units	Weighted Average Threshold Price

Outstanding at January 1, 2004	0	$—
Granted	317,026	0.42

Outstanding at December 31, 2004	317,026	0.42
Granted	250,000	0.84

Outstanding at December 31, 2005	567,026	$0.60

Units vested at December 31, 2004	150,360	$0.42

Units vested at December 31, 2005	296,193	$0.42

TECHNIPOWER LLC
NOTES TO FINANCIAL STATEMENTS
December 31, 2005 and 2004

NOTE 7 - MEMBERS’ EQUITY (Continued)

The following tables summarize information about units outstanding and vested at December 31, 2005:

Threshold Prices	Number of Units Outstanding	Number of Units Vested
$ 0.42	442,026	296,193
1.25	125,000	—

Warrants

The Company has granted membership warrants to certain recipients that serve as lenders to the Company and/or are on the Company’s Board of Managers. These warrants were not issued pursuant to the Designation Certificate and Capital Appreciation Unit Plan. The Company issued 250,000 and 150,000 warrants to members of the Board of Managers in 2005 and 2004, respectively. Outstanding warrants (all of which are exercisable) at December 31, 2005 follow:

Exercise Price	Number of Shares	Expiration Date
$ 0.42	250,000	December 2014
0.42	150,000	December 2013
0.42	1,235,855	July 2013
0.42	150,000	December 2012
	1,785,855

NOTE 8 - EMPLOYEE BENEFIT PLAN

The Company has a defined contribution benefit plan covering substantially all employees. The plan is intended to comply with Section 401(k) of the Internal Revenue Code. Each year eligible participants may elect to make salary reduction contributions on their behalf up to a maximum of the lesser of 100% of pre-tax compensation or the annual maximum established by the Internal Revenue Service. Participants may also make voluntary after-tax contributions to the plan. The Company does not make contributions to the plan but does pay certain expenses of the plan which are not material.

TECHNIPOWER LLC
NOTES TO FINANCIAL STATEMENTS
December 31, 2005 and 2004

NOTE 9 - DISCONTINUED OPERATIONS

In 2005, the Company’s Member Board agreed to distribute its investment in membership units of CBL to the Company’s members and certain warrant holders. The Company recorded the distribution at the historical carrying amounts of CBL’s assets and liabilities as of August 1, 2005, the effective date. As such, there was no gain or loss recorded as a result of the distribution. On the effective date, CBL’s liabilities were in excess of its assets by $572,126 which is recorded as a member contribution in the accompanying 2005 consolidated statement of changes in members’ equity. Management has classified CBL as a discontinued operation for all periods reported in the accompanying financial statements.

CBL had revenues of approximately $540,000 for the period from January 1, 2005 through August 1, 2005 and $1,203,000 for the year ended December 31, 2004.

CBL’s assets and liabilities as of August 1, 2005 and December 31, 2004 follow:

	August 1, 2005	December 31, 2004

Current assets
Cash	$64,641	$665,252
Accounts receivable	126,598	27,445
Inventory	272,999	341,147
Prepaid expenses	14,794	5,865
	479,032	1,039,709
Other assets
Equipment, net	76,831	47,659
Other	229,394	227,180
	306,225	274,839
Total assets	785,257	1,314,548

Current liabilities
Accounts payable	(201,737)	(386,603)
Accrued expenses	(125,729)	(31,828)
Note payable to affiliate	(900,000)	—
Note payable	(129,917)	(129,917)
	(1,357,383)	(548,348)
Net assets (deficit)	$(572,126)	$766,200

TECHNIPOWER LLC
NOTES TO FINANCIAL STATEMENTS
December 31, 2005 and 2004

NOTE 10 - SUBSEQUENT EVENTS

Revolving Note Payable

On May 4, 2006 the Company entered into a revolving note payable agreement (the “Note”) with a bank. Under the provisions of the Note, the Company can borrow up to $1,500,000 based on a collateral formula inclusive of accounts receivable and certain classes of inventory. The Note bears interest at the prime rate, requires no principal amortization, and has a maturity date of June 1, 2007. The Company used proceeds from the Note of $607,766 to pay the Affiliate Note and related interest of $32,766.

Sale of Membership Interests

On August 17, 2006, Solomon Technologies, Inc. (Solomon) acquired all of the Company’s outstanding membership units. Certain warrant holders and members of the Company’s Board of Managers are shareholders of Solomon.

TECHNIPOWER LLC

FINANCIAL STATEMENTS

Six Months ended June 30, 2006 and 2005

TECHNIPOWER LLC

CONDENSED BALANCE SHEET (UNAUDITED)

June 30, 2006

ASSETS

Current assets:
Cash and cash equivalents	$206,509
Accounts receivable, less allowance of $2,000	916,788
Inventories	1,512,887
Other current assets	50,443
Total current assets	2,686,627

Property and equipment:
Machinery and equipment	759,611
Furniture and fixtures	1,791
761,402
Accumulated depreciation	(685,119)
Property and equipment, net	76,283

Total assets	$2,762,910

LIABILITIES AND MEMBERS’ EQUITY

Current liabilities:
Note payable	$700,000
Accounts payable	548,747
Accrued expenses	317,211
Capital lease obligations	15,143
Total current liabilities	1,581,101

Capital lease obligations, less current portion	1,545

Total liabilities	1,582,646

Members’ equity	1,180,264

Total liabilities and members’ equity	$2,762,910

See accompanying notes.

TECHNIPOWER LLC

CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED)

Six Months Ended June 30, 2006 and 2005

	2006	2005
Net sales	$2,511,174	$2,460,042

Operating expenses:
Cost of product sales	1,282,081	1,325,265
Research and development	478,604	419,021
Selling, general and administrative	467,793	455,892
Non-cash compensation	109,346	—
	2,337,824	2,200,178
Operating income	173,350	259,864

Other expenses:
Interest expense, including $49,817 in 2006 and $30,325	63,740	31,372
in 2005 to an affiliate
Other expense (income)	61,946	(2,091)
	125,686	29,281
Income from continuing operations	47,664	230,583

Loss from discontinued operations	—	(547,444)

Net income (loss)	$47,664	$(316,861)

See accompanying notes.

TECHNIPOWER LLC

CONDENSED STATEMENT OF MEMBERS’ EQUITY (UNAUDITED)

Six Months Ended June 30, 2006

Balance, December 31, 2005	$1,227,635

Net income	47,664

Distributions	(95,035)

Balance, June 30, 2006	$1,180,264

See accompanying notes.

TECHNIPOWER LLC

CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)

Six Months Ended June 30, 2006 and 2005

	2006	2005
CASH FLOW FROM OPERATING ACTIVITIES:
Net income (loss)	$47,664	$(316,861)
Adjustments to reconcile net income (loss) to net cash
provided (used) by operating activities:
Loss from discontinued operations	—	547,444
Depreciation	22,741	23,657
Compensation expense relating to capital appreciation units	109,346	—
Changes in operating assets and liabilities:
Accounts receivable	(234,572)	117,725
Inventories	(202,001)	(159,225)
Other current assets	4,566	(10,361)
Accounts payable and accrued expenses	216,795	170,064
Net cash (used) provided by continuing operations	(35,461)	372,443
Net cash used by discontinued operations	—	(34,937)
Net cash (used) provided by operating activities	(35,461)	337,506

CASH FLOW FROM INVESTING ACTIVITIES
Purchase of equipment	(8,623)	(33,665)
Net cash used by continuing operations	(8,623)	(33,665)
Net cash used by discontinued operations	—	(43,061)
Net cash used by investing activities	(8,623)	(76,726)

CASH FLOW FROM FINANCING ACTIVITIES:
Repayment of note payable to related party	(525,000)	(505,000)
Borrowing under note payable with bank	700,000	—
Debt issuance costs	(33,166)	—
Repayment of capital lease obligations	(7,270)	(6,900)
Member equity distributions	(95,035)	(218,051)
Net cash provided (used) by continuing operations	39,529	(729,951)
Net cash provided by discontinued operations	—	800,000
Net cash provided by financing activities	39,529	70,049

Net change in cash and cash equivalents	(4,555)	330,829

Cash and cash equivalents, beginning of year	211,064	30,527

Cash and cash equivalents, end of year	$206,509	$361,356

SUPPLEMENTAL DISCLOSURES OF CASH FLOW
INFORMATION:
Cash paid for interest	$62,952	$35,581

See accompanying notes.

TECHNIPOWER LLC
NOTES TO FINANCIAL STATEMENTS (UNAUDITED)
June 30, 2006 and 2005

NOTE 1 - NATURE OF OPERATIONS

Technipower, LLC (the “Company”) was formed in December 2002 as a Delaware limited liability company, combining certain business assets and liabilities of Power Designs Inc. and Integrated Power Systems, LLC. The Company develops and manufactures high reliability, high precision AC-DC and DC-DC power converters in both switching and linear configurations. In January 2005 the Company began developing a high voltage/high power line of embedded power conversion products targeted for commercial and industrial applications. The Company distributes its products internationally primarily to military and industrial organizations and own equipment manufacturers.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The consolidated financial statements include the accounts of Technipower LLC and its subsidiary, CBL Systems LLC (“CBL”). On August 1, 2005, the Company distributed its membership interest in CBL to its members and certain other related parties. The results of operations for CBL through June 30, 2005 are reported on a separate line in the accompanying consolidated statements of operations as discontinued operations. Refer to Note 9.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition and Accounts Receivable

The Company recognizes revenue from product sales when it is realized or realizable and earned. The Company considers revenue realized and realizable when it has persuasive evidence of an arrangement, the product has been delivered and is fully functional, the sales price is fixed or determinable and collectibility is reasonably assured. In general, these conditions are met when the product is shipped. Credit is extended based on an evaluation of each customer’s financial condition; collateral is not required. The Company provides an allowance for uncollectible trade receivables, when appropriate, based on aging analysis, specific known troubled accounts and historical collection experience.

TECHNIPOWER LLC
NOTES TO FINANCIAL STATEMENTS (UNAUDITED)
June 30, 2006 and 2005

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Cash and Cash Equivalents

The Company considers all highly liquid instruments with original maturities when purchased of three months or less to be cash equivalents. At June 30, 2006 and 2005, there were no cash equivalents.

Inventory

Inventory, which consists of raw materials, completed sub-assemblies and electronic components, is stated at the lower of cost or market on a first-in first-out basis.

Property and Equipment

Property and equipment is carried at cost. Depreciation is charged to expense over the estimated useful lives of the equipment using the straight-line method. In general, the useful life of the Company’s equipment is between 3 and 7 years. When assets are retired or disposed of, the cost and related accumulated depreciation are removed from the accounts and any gain or loss is recognized for the period.

At June 30, 2006, the Company had equipment with a net carrying value of $28,256 that was under capital lease agreements. Amortization expense for this equipment is included in depreciation expense.

Advertising

The Company expenses advertising costs as incurred. Advertising expenses for the six months ended June 30, 2006 and 2005 were $1,179 and $0 respectively.

Shipping and Handling Costs

Shipping and handling costs are included in cost of product sales. Shipping and handling costs of freight and delivery fees were $17,468 and $15,973 for the six months ended June 30, 2006 and 2005, respectively.

Income Taxes

The Company is organized as a limited liability company. The Internal Revenue Service and the State of Connecticut treat the Company as a partnership for income tax purposes, therefore, the Company is not subject to federal and state income taxes as such taxes are the responsibility of its members.

TECHNIPOWER LLC
NOTES TO FINANCIAL STATEMENTS (UNAUDITED)
June 30, 2006 and 2005

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Capital Appreciation Units and Warrants

The Company adopted FASB Statement No. 123(R), Share-Based Payment (SFAS No. 123(R)), on January 1, 2006. SFAS No. 123(R) requires that compensation cost relating to share-based payment transaction be recognized in financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued. SFAS No. 123(R) replaces SFAS No. 123, Accounting for Stock-Based Compensation (SFAS No. 123) , and supersedes Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees (APB 25). Prior to the adoption of SFAS No. 123(R), the Company applied the intrinsic vale recognition and measurement principles of APB 25 in accounting for stock-based compensation, including its employee capital appreciation units (CAU) and warrants issued to members of the Company’s Board of Managers.

The Company selected the prospective method to adopt FAS 123(R) which is available to non-public companies. As such, the Company will apply the provisions of FAS 123(R) to stock-based payments made beginning in 2006. Previously issued CAUs will continue to be accounted for using the intrinsic value method until such awards are settled. All warrants outstanding at January 1, 2006 were fully vested. There were no warrants or CAU’s issued for the six month period ended June 30, 2006. Compensation expense included in the Company’s results of operations for the six months ended June 30, 2006 associated with the CAUs was $109,346 and $0, respectively.

The Company issued warrants to acquire 250,000 regular units for the six month period ended June 30, 2005. Had compensation cost been determined based on the fair value at the grant date consistent with the fair value methodology of SFAS No. 123, net loss for the six month period ended June 30, 2005 would have been approximately $37,500 higher. The Company used the following assumptions to establish the fair value of the warrants issued during the six month period ended June 30, 2005:

Risk-free interest rate	4.52%
Expected life of options	10 years
Expected dividend rate	None
Expected volatility	None

TECHNIPOWER LLC
NOTES TO FINANCIAL STATEMENTS (UNAUDITED)
June 30, 2006 and 2005

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Research and Development Costs

Research and development costs are expensed as incurred.

NOTE 3 - INVENTORIES

Inventories at June 30, 2006 consisted of the following:

Raw materials	$1,405,565
Work-in-process	785,793
Finished goods	56,035
Allowance for slow moving and obsolete inventories	(734,506)
$1,512,887

NOTE 4 - COMMITMENTS AND CONTINGENCIES

Revolving Note Payable

On May 4, 2006 the Company entered into a revolving note payable agreement (the “Note”) with a bank. Under the provisions of the Note, the Company can borrow up to $1,500,000 based on a collateral formula inclusive of accounts receivable and certain classes of inventory. The Note bears interest at the prime rate, requires no principal amortization, and has a maturity date of June 1, 2007. The Company used proceeds from the Note of $607,766 to pay the Affiliate Note and related interest of $32,766.

TECHNIPOWER LLC
NOTES TO FINANCIAL STATEMENTS (UNAUDITED)
June 30, 2006 and 2005

NOTE 4 - COMMITMENTS AND CONTINGENCIES (Continued)

Leases

The Company leases certain equipment under capital leases with third parties, which include a security interest in the property maintained by the lessors. In addition, the Company leases its premises in Danbury, Connecticut under an operating lease, which expires in July 2012. The lease requires the lessor to furnish certain improvements to the demised premises and provides for escalations for real estate taxes and operating expenses. Future minimum lease payments lease at June 30, 2006 follow:

	Operating Lease	Capital Leases

2006	$48,750	$7,600
2007	97,500	10,875
2008	97,500	—
2009	97,500	—
2010	97,500	—
Thereafter	150,313	—

	$589,063	18,475
Interest		(1,787)

		$16,688

Rent expense for the six months ended June 30, 2006 and 2005 was $51,998 and $52,295, respectively.

Other Assets

During 2003 the Company and its subsidiary became party to litigation relating to a $129,917 term note payable to a legal firm that had rendered services to the Company in 2003 in connection with the acquisition of its CBL membership interest. Pending settlement of mutual disputes over services rendered and payment default under the term note, the Company placed $225,000 in escrow in November 2003. This escrow deposit is included in other assets attributable to discontinued operations at August 1, 2005 when the CBL membership interest was distributed to the Company’s members. Refer to Note 9.

Employment Agreements

The Company has an employment arrangement with a company (the “Management Company”) that provides senior operating and financial management services. The Management Company has a minority membership interest in the Company and its principals hold membership equity share options of the Company issued in accordance with the Company’s operating agreement. The employment arrangement has no definite term and provides for a minimum annual compensation of $330,000 in 2006 and $300,000 in 2005.

TECHNIPOWER LLC
NOTES TO FINANCIAL STATEMENTS (UNAUDITED)
June 30, 2006 and 2005

NOTE 4 - COMMITMENTS AND CONTINGENCIES (Continued)

Final compensation expense for any year is approved by the Company’s Board of Managers. Total compensation expense under the employment arrangement was $165,000 and 187,253 for the six months ended June 30, 2006 and 2005, respectively. The Company has employment agreements with other key employees made in the normal course of business. Such agreements are generally on an “at will” basis.

NOTE 5 - RELATED PARTY TRANSACTIONS

Notes Payable

The Company had a revolving note payable from an affiliate (the “Affiliate Note”), which provided for maximum borrowings of $1,000,000 through December 31, 2005 and bore interest at 12% per annum. Substantially all assets were pledged as security for the Affiliate Note. The Affiliate Note was subsequently paid in full on May 4, 2006.

CBL had a note payable of $129,917 from a law firm, which bore interest at 10% per annum and was due on demand. At the time of the distribution of the CBL membership interest on August 1, 2005, the total amount outstanding related to the note payable was $138,637, including $8,720 of accrued interest.

On January 18, 2005 CBL executed a promissory note payable to an affiliate in the amount of $1,000,000. The note bore interest at 12% per annum, was secured by all of CBL’s assets and matures on January 31, 2008. Borrowings under the note were $800,000 at June 30, 2005. At the time of the distribution of the CBL membership interest on August 1, 2005, amounts borrowed under the loan totaled $900,000.

NOTE 6 - CONCENTRATION RISKS

Credit Risk

The Company maintains its cash and cash equivalents in accounts that may exceed Federal Deposit Insurance Corporation (FDIC) insured limits from time to time. The Company minimizes its risk by selecting financial institutions considered to be highly credit worthy.

At June 30, 2006, approximately 80% of accounts receivable were due from seven customers. The Company generally does not require collateral. The Company performs ongoing evaluations of customer accounts to minimize credit risk.

Customers

The Company’s customer base consists primarily of military and industrial organizations and own equipment manufacturers. During the six months ended June 30, 2006 and 2005, approximately 82% and 85% respectively, of the Company’s revenue was earned from ten customers. Two and four customers each represented in excess of 10% of revenue for the period respectively.

TECHNIPOWER LLC
NOTES TO FINANCIAL STATEMENTS (UNAUDITED)
June 30, 2006 and 2005

NOTE 7 - MEMBERS’ EQUITY

Membership Units

The Company has authorized membership units of 50,000,000 regular units and 40,000,000 preferred units. There were 6,025,000 regular units issued and outstanding at June 30, 2006. There are no issued and outstanding preferred units.

Capital Appreciation Units

In November 2003 the Board of Managers of the Company adopted the Designation Certificate and Capital Appreciation Unit Plan (“the Plan”). The Plan enabled the Company to make incentive-based compensation awards to its employees, officers, directors and consultants. An aggregate of 10,000,000 units were authorized for issuance under the Plan. The Plan requires that the threshold price of an award be set according to the aggregate market value of the Company as of the valuation date, valuing the Company as a closely held business in which units are not freely tradable. Holders of capital appreciation units are entitled to an interest in the capital of the Company, but have no interest in the profits or losses of the Company, except for those profits and net cash flow resulting from a capital transaction, subject to the applicable threshold.

Additional information with respect to the Plan’s activity is as follows:

	Number of Units	Weighted Average Threshold Price

Outstanding at December 31, 2005	567,026	$0.60
Granted	15,000	0.42

Outstanding at June 30, 2006	582,026	$0.60

Units vested at June 30, 2006	311,193	$0.42

TECHNIPOWER LLC
NOTES TO FINANCIAL STATEMENTS (UNAUDITED)
June 30, 2006 and 2005

NOTE 7 - MEMBERS’ EQUITY (Continued)

The following tables summarize information about units outstanding and vested at June 30, 2006:

Threshold Prices	Number of Units Outstanding	Number of Units Vested
$ 0.42	457,026	311,193
1.25	125,000	—

Warrants

The Company has granted membership warrants to certain recipients that serve as lenders to the Company and/or are on the Company’s Board of Managers. These warrants were not issued pursuant to the Designation Certificate and Capital Appreciation Unit Plan. The Company issued 250,000 warrants to members of the Board of Managers in the six months ended June 30, 2005. There was no issuance of membership warrants for the six months ended June 30, 2006. Outstanding warrants (all of which are exercisable) at June 30, 2006 follow:

Exercise Price	Number of Shares	Expiration Date
$ 0.42	250,000	December 2014
0.42	150,000	December 2013
0.42	1,235,855	July 2013
0.42	150,000	December 2012
	1,785,855

NOTE 8 - EMPLOYEE BENEFIT PLAN

The Company has a defined contribution benefit plan covering substantially all employees. The plan is intended to comply with Section 401(k) of the Internal Revenue Code. Each year eligible participants may elect to make salary reduction contributions on their behalf up to a maximum of the lesser of 100% of pre-tax compensation or the annual maximum established by the Internal Revenue Service. Participants may also make voluntary after-tax contributions to the plan. The Company does not make contributions to the plan but does pay certain expenses of the plan, which are not material.

TECHNIPOWER LLC
NOTES TO FINANCIAL STATEMENTS (UNAUDITED)
June 30, 2006 and 2005

NOTE 9 - DISCONTINUED OPERATIONS

In 2005, the Company’s Member Board agreed to distribute its investment in membership units of CBL to the Company’s members and certain warrant holders. The Company recorded the distribution at the historical carrying amounts of CBL’s assets and liabilities as of August 1, 2005, the effective date. As such, there was no gain or loss recorded as a result of the distribution. On the effective date, CBL’s liabilities were in excess of its assets by $572,126 which was recorded as a member contribution. Management has classified CBL as a discontinued operation for all periods reported in the accompanying financial statements.

CBL had revenues of approximately $460,000 for the six months ended June 30, 2005.

CBL’s assets and liabilities as of August 1, 2005 and June 30, 2005 follow:

	August 1, 2005	June 30, 2005

Current assets
Cash	$64,641	$21,325
Accounts receivable	126,598	115,531
Inventory	272,999	309,038
Prepaid expenses	14,794	14,082
	479,032	459,976
Other assets
Equipment, net	76,831	78,251
Other	229,394	229,394
	306,225	307,645
Total assets	785,257	767,621

Current liabilities
Accounts payable	(201,737)	(231,917)
Accrued expenses	(125,729)	(109,031)
Note payable to affiliate	(900,000)	(800,000)
Note payable	(129,917)	(129,917)
	(1,357,383)	(1,270,865)
Net deficit	$(572,126)	$(503,244)

TECHNIPOWER LLC
NOTES TO FINANCIAL STATEMENTS
June 30, 2006 and 2005 (Unaudited)

NOTE 10 - SUBSEQUENT EVENTS

Sale of Membership Interests

On August 17, 2006, Solomon Technologies, Inc. (Solomon) acquired all of the Company’s outstanding membership units. Certain members of the Company’s Board of Managers, which hold warrants, are also shareholders of Solomon.

Unaudited Pro Forma Condensed Combined Financial Statements

The following unaudited pro forma condensed combined statement of operations for the year ended December 31, 2006 is based on the historical financial statements of Solomon Technologies, Inc. (the “Company”) and Technipower LLC (“Technipower”) after giving effect to the Company’s acquisition of Technipower using the purchase method of accounting and applying the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statement.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2006 combines the Company’s historical condensed consolidated statement of operations for the year ended December 31, 2006 with Technipower’s historical condensed statement of operations for the partial year ended August 17, 2006. The unaudited pro forma condensed combined statement of operations gives effect to the purchase as if it had occurred on January 1, 2006.

The acquisition has been accounted for under the purchase method of accounting . Under the purchase method of accounting, the total estimated purchase price, calculated as described in Note 1 to these unaudited pro forma condensed combined financial statements, is allocated to the net tangible and intangible assets of Technipower acquired in connection with the acquisition, based on their estimated fair values. Management has allocated the purchase price to the tangible and intangible assets acquired and liabilities assumed based upon estimates of fair value, which was based upon various factors, including valuations.

The unaudited pro forma condensed combined financial statement has been prepared by management for illustrative purposes only and is not necessarily indicative of the condensed consolidated results of operations in future periods or the results that actually would have been realized had Solomon and Technipower been a combined company during the specified period. The unaudited pro forma condensed combined financial statement, including the notes thereto, is qualified in its entirety by reference to, and should be read in conjunction with, the Company’s historical financial statements included in its Annual Report on Form 10-KSB for the year ended December 31, 2006.

Solomon Technologies, Inc.
Pro Forma Condensed Combined Statement of Operations (unaudited)

			Proforma
	Solomon Year Ended December 31, 2006	Technipower Period Ended August 17, 2006	Acquisition Adjustments		Combined
Net sales	$2,278,848	$3,036,938	$—		$5,315,786

Operating expenses:
Cost of product sales	1,674,064	1,423,675	59,097	(a)	3,156,836
Research and development	372,178	588,153	—		960,871
Selling, general and administrative	5,464,500	708,751	—		6,173,251
Amortization of acquired intangible assets	115,260	—	195,440	(b)	310,700
Goodwill impairment	3,346,153	—	—		3,346,153
	10,972,695	2,720,579	(254,537)		13,947,811

Operating loss	(8,693,847)	316,359	(254,537)		(8,632,025)

Other expenses
Interest expense	1,912,727	76,550	—		1,989,277
Other	20,910	90,744	—		111,654
Loss on extinguishment of redeemable preferred stock and other debt	5,635,030	—	—		5,635,030
	7,568,667	167,294	—		7,735,961

Net (loss) income	(16,262,514)	149,065	(254,537)		(16,367,986)

Preferred stock dividends	(171,164)	—	(188,836)	(c)	(360,000)
(Loss) income applicable to common stockholders	$(16,433,678)	$149,065	$(443,373)		$(16,727,986)

Basic and diluted net loss common share	$(0.60)				$(0.56)

Weighted average common shares outstanding - basic and diluted	27,342,337		2,788,461	(d)	30,130,798

The accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements
are an integral part of these financial statements.

SOLOMON TECHNOLOGIES, INC.

NOTES TO UNAUDITED PRO FORMA
CONDENSED COMBINED FINANCIAL STATEMENTS

(1) Basis of Presentation

On August 17, 2006, Solomon Technologies, Inc. (the “Company”) completed the acquisition of Technipower LLC (“Technipower”), a privately-held company based in Danbury, Connecticut. Certain shareholders of the Company were holders of warrants and capital appreciation units of Technipower. The purchase price of $9,655,607 which included acquisition related costs of approximately $420,000 consisted of the issuance 4,615,381 shares of the Company's Series C preferred stock with a fair value of $3,000,000 and 4,461,537 shares of common stock with a fair value of $6,246,153. The fair value of the Series C preferred stock was based upon the expected cash redemption amount of $3,000,000. The fair value of the common stock was based upon the closing market price of $1.40 on August 17, 2006, the date the acquisition was completed.

This acquisition was recorded under the purchase method of accounting with the total consideration allocated to the assets acquired and liabilities assumed based on estimates of fair value. The allocation process requires an analysis of acquired tangible assets, customer relationship, trade-names and non-compete agreements to identify and record the fair value of all assets acquired and liabilities assumed. Management considered various factors in determining fair value of the assets acquired, including but not limited to future expected discounted cash flows, third-party valuations, and appropriate discount rates. The excess of the purchase price over the fair value of the net assets acquired has been allocated to goodwill. The Company will not be able to deduct goodwill for tax purposes.

The purchase accounting for this acquisition is summarized as follows:

	Amount	Estimated Useful Life
Net tangible assets	$1,698,878
Identifiable intangible assets:
Customer relationship	1,210,000	5 years
Trade name	367,000	10 years
Non-compete	160,000	5 years
Goodwill	6,219,729
Total preliminary purchase price	$9,655,607

SOLOMON TECHNOLOGIES, INC.

NOTES TO UNAUDITED PRO FORMA
CONDENSED COMBINED FINANCIAL STATEMENTS

(1) Basis of Presentation (Continued)

The acquisition costs have not been paid as of December 31, 2006. The Company must issue additional shares of common stock to the sellers at the one year anniversary date if the 30 day average trading price is more than 5% less than $0.65 per share. Such amounts, if any, will not affect purchase consideration.

As a result of an annual impairment review performed in the fourth quarter, management determined that goodwill was impaired and recorded a $3,346,153 impairment adjustment. See Note 3 to the Company's consolidated financial statements for the year ended December 31, 2006.

We have not identified any other material unrecorded pre-acquisition contingencies where the related asset, liability or impairment is probable and the amount can be reasonably estimated, nor have we identified any uncertainties regarding the amortization periods assigned to the assets.

(2) Pro Forma Condensed Combined Statements of Operations

The following unaudited adjustments were applied to the Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 2006.

Year Ended December 31, 2006
(a) To record the following:
Amortization of step-up of inventory to fair value	$59,097

Reflects amortization of the adjustment required to reflect inventory at fair value, assuming an average inventory turnover period of 2 times per year.

(b) To record the following:
Amortization of acquisition-related intangible assets	$195,440

Reflects amortization of intangible assets over their useful life in accordance with the pattern in which economic benefits of the intangible asset are consumed or otherwise used up. We estimate that the pattern in which economic benefits are consumed or otherwise used up approximates the straight-line method.

(c) To record the following:
Accrual of preferred stock dividend	$188,836

We issued 4,615,385 shares of our Series C Preferred Stock, the holders of which are entitled to dividends at the rate of 10% of the stated value, or $0.65 per share.

(d) Calculation of weighted average shares outstanding
Weighted average shares outstanding	27,342,337
Issuance of common stock	2,788,461
Weighted average shares outstanding	30,130,798

To reflect the issuance of 4,461,538 shares of our common stock as of the beginning of all periods presented.

SOLOMON TECHNOLOGIES, INC.

6,796,787 SHARES OF COMMON STOCK
OFFERED BY SELLING STOCKHOLDERS

PROSPECTUS

MAY __, 2007

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

 ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers under certain circumstances and subject to certain limitations. The terms of Section 145 of the Delaware General Corporation Law are sufficiently broad to permit indemnification under certain circumstances for liabilities, including reimbursement of expenses incurred, arising under the Securities Act.

As permitted by the Delaware General Corporation Law, the registrant's certificate of incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, except for liability:

•	for any breach of the director's duty of loyalty to the registrant or its stockholders;

•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the Delaware General Corporation Law regarding unlawful dividends and stock purchases; or

•	for any transaction from which the director derived an improper personal benefit.

As permitted by the Delaware General Corporation Law, the registrant's bylaws provide that:

•	the registrant is required to indemnify its directors and executive officers to the fullest extent permitted by the Delaware General Corporation Law;

•	the registrant may indemnify its other officers, employees and consultants to the extent permitted by the Delaware General Corporation Law;

•	the registrant is required to advance expenses, as incurred, to its directors and executive officers in connection with a legal proceeding, subject to certain limited exceptions; and

•	the rights conferred in the bylaws are not exclusive.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The estimated expenses in connection with the distribution of the securities being requested, all of which are to be paid by the registrant, are as follows:

Securities and Exchange Commission Registration Fee	$399.07
Printing	5,000
Legal Fees and Expenses	10,000.00
Accounting Fees and Expenses	5,000.00
Miscellaneous Fees and Expenses	5,000.00
Total	$25,399.07

All amounts other than the registration fee are estimates.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

In April 2004, we issued 621,474 shares of Series A preferred stock and warrants to purchase 621,474 shares of common stock to Pinetree (Barbados) Inc. in exchange for, and in full satisfaction of, the Pinetree convertible note. At the time of the exchange, the principal and accrued interest was $621,474. The sale of these securities was determined to be exempt from registration under Section 4(2) of the Securities Act and Rule 506 thereunder as a sale by an issuer to an “accredited investor” in a transaction not involving a public offering.

In April 2004, we issued 140,000 shares of Series A preferred stock and warrants to purchase 280,000 shares of common stock to the five investors in the February 2004 Series A preferred stock private placement in return for their surrender of their old Series A preferred stock and warrants for new Series A preferred stock and warrants. The sales of these securities were determined to be exempt from registration under Section 4(2) of the Securities Act and Rule 506 thereunder as sales by an issuer to “accredited investors” in transactions not involving a public offering.

In April and May 2004, we sold 1,745,000 shares of Series A preferred stock and warrants to purchase 3,490,000 shares of common stock to 23 investors for $1,745,000. The sales of these securities were determined to be exempt from registration under Section 4(2) of the Securities Act and Rule 506 thereunder as sales by an issuer to “accredited investors” in transactions not involving a public offering. The securities were placed by First Dunbar Securities Corporation, who received a cash placement agent fee equal to 8.5% of the gross proceeds of offering and a warrant to purchase 250,000 shares of common stock at $0.33 per share that expires March 3, 2014.

On November 5, 2004, we sold an aggregate of 390,000 shares of Series A preferred stock and warrants to purchase an aggregate of 780,000 shares of common stock to five investors for $1.00 per unit in the initial closing of a second private placement of our Series A preferred stock and warrants. We sold an aggregate of an additional 225,000 shares of Series A preferred stock and warrants to purchase an additional 450,000 shares of common stock to two investors in a second closing of the private placement on December 23, 2004. The sales of these securities were determined to be exempt from registration under Section 4(2) of the Securities Act and Rule 506 thereunder as sales solely to "accredited investors" in transactions by an issuer not involving a public offering. The securities were placed by First Dunbar Securities Corporation, who received a cash placement agent fee of $52,275, which was equal to 8.5% of the gross proceeds of the offering.

In April 2004, we settled with various employees to accept a significant reduction in the amount of back pay owing to them. We reduced the amount we were obligated to pay such employees by an aggregate of approximately $211,000. As partial consideration for waiving a portion of such back pay, we granted these employees stock options to purchase an aggregate of 305,335 shares of our common stock. The options, which were granted under our 2003 Stock Option Plan, are exercisable at $1.00-$2.00 per share and terminate on April 14, 2009.

On July 21, 2004, our board of directors authorized the grant of options for 25,000 shares of our common stock under our 2003 Stock Option Plan to each of our four non-employee directors as partial compensation for their services in 2004. We issued these options on October 20, 2004. The options were vested in full upon grant, have a ten year term and are exercisable at a price of $0.55 per share, the market value of our common stock on the date of grant.

Also on July 21, 2004, our board of directors authorized the grant of options for 100,000 shares of our common stock under the 2003 Stock Option Plan to each of Peter W. DeVecchis, Jr., our President, and David E. Tether, our Chief Technology Officer. We issued these options on October 20, 2004. The options have a ten year term and are exercisable at a price of $0.55 per share. Vesting of the options was contingent on the satisfaction of certain performance criteria by December 31, 2004. These options expired unexercised on January 1, 2005 when the performance criteria were not met.

On October 31, 2004, we issued warrants to purchase 10,000 shares of our common stock at a price of $4.00 per share to the Charles County EDC in satisfaction of certain obligations we owed to the Charles County EDC. The transaction was deemed to be exempt from registration under Section 4(2) of the Securities Act as a transaction by an issuer not involving a public offering.

All of the foregoing options were issued pursuant to the exemptions provided by Rule 506 of Regulation D and/or Section 4(2) of the Securities Act. We registered our 2003 Stock Option Plan on Form S-8 on October 22, 2004.

On December 28, 2004, we issued warrants to purchase 50,000 shares of our common stock at a price of $3.15 per share to Investor Awareness, Inc. in consideration for services provided pursuant to a Consulting Agreement dated December 26, 2004. The transaction was deemed to be exempt from registration under Section 4(2) of the Securities Act as a transaction by an issuer not involving a public offering.

During 2005

On January 14, 2005, we issued 106,078 shares of common stock upon exercise of warrants to purchase 125,000 shares of our common stock on a cashless basis to the placement agent for our April-May 2004 private placement. On January 28, 2005, we issued 51,526 shares of our common stock upon exercise of a warrant to purchase 100,000 shares of our common stock on a cashless basis to an investor from our April-May 2004 private placement. On January 26, 2005, we issued 100,690 shares of our common stock to a second investor in our April-May 2004 private placement who (i) converted 50,000 shares of our Series A preferred stock and (ii) exercised a warrant to purchase 100,000 shares of our common stock on a cashless basis. On March 14, 2005, we issued 12,617 shares of our common stock upon exercise of a warrant to purchase 25,000 shares of our common stock on a cashless basis to a third investor from our April-May 2004 private placement. The transactions were deemed to be exempt from registration under Section 4(2) of the Securities Act and Rule 506 thereunder as sales by an issuer to “accredited investors” in transactions not involving a public offering.

We issued 50,000 shares to two investors in consideration for past services on April 4, 2005. The transaction was deemed to be exempt from registration under Section 4(2) of the Securities Act and Rule 506 thereunder as sales by an issuer to “accredited investors” in transactions not involving a public offering.

On May 18, 2005, we issued and sold an aggregate of 330,000 shares of common stock to Charles Shannon and Mr. Shannon’s counsel, Mark J. Hardcastle. The shares were issued in settlement of a legal claim brought against us by Mr. Shannon. The sales of these securities were determined to be exempt from registration under Section 4(2) of the Securities Act as transactions by an issuer not involving a public offering.

On May 25, 2005, we granted an aggregate of 450,000 shares of common stock to our president, Peter W. DeVecchis, Jr., our chief financial officer, Sam Occhipinti, and our directors, Jonathan Betts, Michael D’Amelio and Gary M. Laskowski. These shares of common stock were granted in partial consideration for each person’s past contributions to the Company and to encourage their continued service to the Company. The sales of these securities were determined to be exempt from registration under Section 4(2) of the Securities Act as transactions by an issuer not involving a public offering.

On May 26, 2005, we issued and sold an aggregate of 105,000 shares of common stock to James T. Kirk, John R. Mikach and Barry DeGroot, designees of Homewood Products Corporation, in settlement of amounts owed by us to Homewood pursuant to a manufacturing agreement between the Company and Homewood dated August 25, 2003. The sales of these securities were determined to be exempt from registration under Section 4(2) of the Securities Act as transactions by an issuer not involving a public offering.

On May 26, 2005, we issued and sold an aggregate of 775,000 shares of common stock to Anita Ann Poyas, Donald H. Poyas, Michael V. Poyas and Mark J. Hardcastle, counsel to Anita, Donald and Michael Poyas. The shares were issued in settlement of a legal claim brought against us by Anita, Donald and Michael Poyas. The sales of these securities were determined to be exempt from registration under Section 4(2) of the Securities Act as transactions by an issuer not involving a public offering.

On June 2, 2005, we issued and sold 7,800 shares of common stock to Robert Kaper and 10,000 shares of common stock to Investor Awareness, Inc. These shares were issued in settlement of indebtedness arising from services rendered to us by Mr. Kaper and Investor Awareness, Inc. The sales of these securities were determined to be exempt from registration under Section 4(2) of the Securities Act as transactions by an issuer not involving a public offering.

On June 9, 2005, we issued and sold 2,641 shares of common stock to John Iacobelli. These shares were issued in settlement of indebtedness arising from services rendered to us by Mr. Iacobelli. The sale of these securities was determined to be exempt from registration under Section 4(2) of the Securities Act as a transaction by an issuer not involving a public offering.

On June 27, 2005, we issued and sold 15,000 shares of common stock to Hugh Murray. These shares were issued in settlement of indebtedness arising from services rendered to us by Mr. Murray. The sale of these securities were determined to be exempt from registration under Section 4(2) of the Securities Act as a transaction by an issuer not involving a public offering.

On June 30, 2005, we issued 82,778 shares of common stock upon exercise of warrants to purchase 125,000 shares of our common stock on a cashless basis to the placement agent for our April-May 2004 private placement. The transaction was deemed to be exempt from registration under Section 4(2) of the Securities Act and Rule 506 thereunder as a sale by an issuer to an “accredited investor” in transactions not involving a public offering.

On August 5, 2005, we issued and sold 200,000 shares of Series B preferred stock to Davis & Gilbert LLP. These shares were issued in settlement of $200,000 of indebtedness arising from services rendered to us by Davis & Gilbert LLP. The sale of these securities was determined to be exempt from registration under Section 4(2) of the Securities Act as transactions by an issuer not involving a public offering.

On August 8, 2005, we granted 125,000 shares of common stock to our director Jonathan Betts. These shares of common stock were granted in partial consideration for Mr. Bett’s past contributions to the Company and to encourage his continued service to the Company. The sale of these securities was determined to be exempt from registration under Section 4(2) of the Securities Act as transactions by an issuer not involving a public offering.

On August 9, 2005, we issued and sold 318,016 shares of Series B preferred stock to Medusa Management LLC. Medusa was assigned $318,016 of indebtedness of the Company from certain vendors of the Company. These shares were issued in settlement of that indebtedness. The sale of these securities was determined to be exempt from registration under Section 4(2) of the Securities Act as transactions by an issuer not involving a public offering.

On August 9, 2005, we granted 1,754 shares of common stock to our former director David Lindahl. These shares of common stock were granted in lieu of money owed for Mr. Lindahl’s attendance at a Board of Director’s meeting of the Company. The sale of these securities was determined to be exempt from registration under Section 4(2) of the Securities Act as transactions by an issuer not involving a public offering.

On August 19, 2005, we issued 50,000 shares of common stock to Davis & Gilbert LLP upon conversion of 24,150 shares of common stock of Series B preferred stock. The sale of these securities was determined to be exempt from registration under Section 4(2) of the Securities Act as transactions by an issuer not involving a public offering.

On August 22, 2005, we issued 213,129 shares of common stock to Medusa Management LLC upon conversion of 100,00 shares of common stock of Series B preferred stock. The sale of these securities was determined to be exempt from registration under Section 4(2) of the Securities Act as transactions by an issuer not involving a public offering.

On September 9, 2005, we issued 325,716 shares of common stock to Davis & Gilbert LLP upon conversion of 121,492 shares of common stock of Series B preferred stock. The sale of these securities was determined to be exempt from registration under Section 4(2) of the Securities Act as transactions by an issuer not involving a public offering.

On September 14, 2005, we granted an aggregate of 26,000 shares of common stock to three of our employees and one of our consultants. These shares of common stock were granted in partial consideration for each person’s past contributions to the Company and to encourage their continued service to the Company. The sales of these securities were determined to be exempt from registration under Section 4(2) of the Securities Act as transactions by an issuer not involving a public offering.

On December 7, 2005, we issued 276,881 shares of common stock to Medusa Management LLC upon conversion of 98,016 shares of Series B preferred stock. The sale of these securities was determined to be exempt from registration under Section 4(2) of the Securities Act as transactions by an issuer not involving a public offering.

On December 16, 2005, we issued 25,000 shares of common stock to Pinetree (Barbados), Inc. pursuant to an agreement entered into between Pinetree and us dated December 16, 2005, whereby Pinetree agreed to exchange a warrant to purchase 50,000 shares of common stock for the 25,000 shares of common stock. The transaction was deemed to be exempt from registration under Section 4(2) of the Securities Act and Rule 506 thereunder as a sale by an issuer to “accredited investors” in a transaction not involving a public offering.

On December 16, 2005, we issued 77,849 shares of common stock to Cytation Corporation pursuant to an agreement entered into between Cytation and us dated December 16, 2005, whereby Cytation agreed to exchange a warrant to purchase 233,546 shares of common stock for the 77,849 shares of common stock.

On December 16, 2005, we issued 7,006 shares of common stock to Fred Halbig pursuant to an agreement entered into between Mr. Halbig and us dated December 16, 2005, whereby Mr. Halbig agreed to exchange a warrant to purchase 21,018 shares of common stock for the 7,006 shares of common stock. The transaction was deemed to be exempt from registration under Section 4(2) of the Securities Act and Rule 506 thereunder as a sale by an issuer to “accredited investors” in a transaction not involving a public offering.

On December 28, 2005, we issued 301,988 shares of common stock to Davis & Gilbert LLP. The shares were issued in connection with Davis & Gilbert LLP’s conversion of 54,358 shares of Series B preferred stock. In exchange for Davis & Gilbert LLP’s agreement to convert the shares of Series B preferred stock in accordance with the terms of the Series B preferred stock, we agreed to issue to Davis & Gilbert LLP additional shares of common stock equal to the number of shares issued upon conversion of the Series B preferred stock. The transaction was deemed to be exempt from registration under Section 4(2) of the Securities Act and Rule 506 thereunder as a sale by an issuer to “accredited investors” in a transaction not involving a public offering.

During 2006

On January 1, 2006, we granted 150,000 shares of common stock each to two of our directors, Duane Crisco and David Parcells. These shares of common stock were granted in partial consideration for each person’s past contributions to the Company and to encourage their continued service to the Company. The sales of these securities were determined to be exempt from registration under Section 4(2) of the Securities Act as transactions by an issuer not involving a public offering.

On January 23, 2006, we issued a warrant to purchase 100,000 shares of our common stock at a price of $0.40 per share to Crescent Communications in consideration for services to be provided pursuant to a Engagement Letter dated December 1, 2005. The transaction was deemed to be exempt from registration under Section 4(2) of the Securities Act as a transaction by an issuer not involving a public offering.

On January 27, 2006, we issued and sold 163,488 shares of common stock to John S. Brock Limited. These shares were issued in settlement of indebtedness arising from two promissory notes issued by us to John S. Brock Limited. The sale of these securities were determined to be exempt from registration under Section 4(2) of the Securities Act as a transaction by an issuer not involving a public offering.

On February 15, 2006, we completed a recapitalization of our Series A preferred stock whereby each outstanding share of Series A preferred stock and all accrued and unpaid dividends thereon were converted into five shares of common stock. In addition, on February 15, 2006, we exchanged warrants to purchase an aggregate of 4,646,474 shares of common stock at an exercise price of $1.00 per share for an aggregate of 2,323,237 shares of common stock and on March 3, 2006, we exchanged warrants to purchase an aggregate of 750,000 shares of common stock at an exercise price of $1.00 per share for an aggregate of 375,000 shares of common stock. Except where stated otherwise in this prospectus, the information contained in this prospectus is adjusted to reflect this recapitalization and warrant exchange. The recapitalization and warrant exchange offer were effected on the basis of an exemption from registration provided by Section 3(a)(9) of the Securities Act of 1933, as amended.

On March 13, 2006, we issued 175,439 shares of common stock to Medusa Management LLC. The shares were issued in connection with Medusa’s conversion of 120,000 shares of Series B preferred stock. In exchange for Medusa’s agreement to convert the shares of Series B preferred stock in accordance with the terms of the Series B preferred stock, we agreed to issue to Medusa additional shares of common stock equal to 50% of the number of shares issued upon conversion of the Series B preferred stock. The transaction was deemed to be exempt from registration under Section 4(2) of the Securities Act and Rule 506 thereunder as a sale by an issuer to an “accredited investor” in a transaction not involving a public offering.

On March 15, 2006, we issued and sold an aggregate of 235,856 shares of common stock to the holders of certain promissory notes. Of these shares, 93,356 shares of common stock were issued upon conversion of accrued and unpaid interest on the promissory notes through February 28, 2006 at a price per share equal to a 20% discount from the market price per share of our common stock as of March 14, 2006. The remaining 142,500 shares were issued to the noteholders as an inducement to each noteholder agreeing to extend the promissory notes. The sales of these securities were determined to be exempt from registration under Section 4(2) of the Securities Act as transactions by an issuer not involving a public offering.

On March 28, 2006, we granted 25,000 shares to Sam Occhipinti, our chief financial officer, and 10,000 shares to a consultant. These shares of common stock were granted in partial consideration for each person’s past contributions to our company and to encourage their continued service to our company. The sales of these securities were determined to be exempt from registration under Section 4(2) of the Securities Act as transactions by an issuer not involving a public offering.

On May 3, 2006, we issued and sold an aggregate of 124,700 shares of common stock to the holders of certain promissory notes. These shares were issued to the noteholders as an inducement to each noteholder agreeing to extend the promissory notes. The sales of these securities were determined to be exempt from registration under Section 4(2) of the Securities Act as transactions by an issuer not involving a public offering.

On May 8, 2006, in connection with the execution of a letter of intent to acquire Power Solutions, Inc., we issued and sold 100,000 shares of common stock to each of Myron Koslow and the Norman S. and Marian B. Berkowitz Revocable Trust. These shares were issued in consideration of Power Solutions, Inc.’s agreement to enter into the letter of intent. The sales of these securities were determined to be exempt from registration under Section 4(2) of the Securities Act of 1933 as transactions by an issuer not involving a public offering.

On May 8, 2006, we issued and sold 10,000 shares of common stock to Floyd E. Johnson. These shares were issued in settlement of $22,265.00 of indebtedness arising from services rendered to us by FEJ Consulting. The sale of these securities was determined to be exempt from registration under Section 4(2) of the Securities Act of 1933 as transactions by an issuer not involving a public offering.

On May 31, 2006, we issued 20,000 shares of common stock to our president, Peter W. DeVecchis, Jr. pursuant to Mr. DeVecchis’ employment agreement. The sale of these securities was determined to be exempt from registration under Section 4(2) of the Securities Act of 1933 as a transaction by an issuer not involving a public offering.

On June 5, 2006, we issued an aggregate of 63,750 shares of common stock to the holders of certain promissory notes as an inducement to each noteholder agreeing to purchase the notes. The sales of these securities were determined to be exempt from registration under Section 4(2) of the Securities Act of 1933 as transactions by an issuer not involving a public offering.

On July 3, 2006, we borrowed $100,000 from Millennium Trust Co. LLC Custodian FBO Joseph Cooper Rollover IRA 90M020013 and issued a promissory note in the principal amount of $100,000 to Meriden Cooper. As an incentive to Meriden Cooper purchasing the note, we issued Meriden Cooper 50,000 shares of common stock. The sale of these securities was determined to be exempt from registration under Section 4(2) of the Securities Act of 1933 as transactions by an issuer not involving a public offering.

On July 28, 2006, we borrowed $125,000 from Jezebel Management Corporation and issued a promissory note in the principal amount of $125,000 to Jezebel. As an incentive to Jezebel purchasing the note, we issued Jezebel 25,000 shares of common stock. The sale of these securities was determined to be exempt from registration under Section 4(2) of the Securities Act of 1933 as transactions by an issuer not involving a public offering.

On August 3, 2006, we granted 150,000 shares of common stock to each of our directors. These shares of common stock were granted in partial consideration for each person’s past contributions to Solomon Technologies and to encourage their continued service. The sales of these securities were determined to be exempt from registration under Section 4(2) of the Securities Act of 1933 as transactions by an issuer not involving a public offering.

On August 11, 2006, we entered into an agreement dated as of June 30, 2006 with certain of our noteholders pursuant to which the maturity date of their notes was extended from June 30, 2006 to January 15, 2007. As an inducement to such noteholders agreeing to extend their notes, we issued to each of the noteholders 35,000 shares for each $100,000 of principal amount of notes, or fraction thereof, held by each holder. The sales of these securities were determined to be exempt from registration under Section 4(2) of the Securities Act of 1933 as transactions by an issuer not involving a public offering.

On August 17, 2006, we acquired all of the outstanding membership units and warrants to purchase membership units of Technipower LLC from Integrated Power Systems LLC, Power Designs Inc., The Vantage Partners LLC, certain other persons. As part of the consideration for this acquisition we issued 4,615,381 shares of Series C convertible redeemable preferred stock and 4,461,538 shares of common stock to the sellers. The sales of these securities were determined to be exempt from registration under Section 4(2) of the Securities Act of 1933 as transactions by an issuer not involving a public offering.

On August 23, 2006, we issued 17,178 shares of common stock upon exercise of a warrant to purchase 25,000 shares of our common stock on a cashless basis to Crescent Communications. On September 22, 2006, we issued 62,152 shares of common stock upon exercise of a warrant to purchase 75,000 shares of our common stock on a cashless basis to Crescent Communications. The transactions were deemed to be exempt from registration under Section 4(2) of the Securities Act as sales by an issuer to an “accredited investor” in transactions not involving a public offering.

On June 13, 2006, we borrowed $25,000 from Steven Kilponen and issued a promissory note in the principal amount of $25,000 to Mr. Kilponen. As an incentive to Mr. Kilponen purchasing the note, we issued 3,750 shares of common stock to Mr. Kilponen on September 26, 2006. The sale of these securities was determined to be exempt from registration under Section 4(2) of the Securities Act of 1933 as transactions by an issuer not involving a public offering.

In October 2006, we borrowed $140,085 in principal amount of senior secured promissory notes. As an incentive to the purchasers purchasing these notes, we agreed to issue to each purchaser of notes an amount of shares of common stock calculated by dividing $20,000 by the closing market price of common stock on the trading day preceding the day on which the notes are purchased for each $100,000 in principal amount of notes, or fraction thereof, purchased. On February 5, 2007, we issued an aggregate of 19,375 shares of common stock to the purchasers of the notes. The sale of these securities was determined to be exempt from registration under Section 4(2) of the Securities Act of 1933 as transactions by an issuer not involving a public offering.

On February 5, 2007, we issued an aggregate of 1,741,881 shares of common stock to the holders of our Series C preferred stock upon conversion of approximately 1,741,889 shares of Series C preferred stock into common stock. The sale of these securities was determined to be exempt from registration under Section 4(2) of the Securities Act of 1933 as transactions by an issuer not involving a public offering.

On February 23, 2007, we issued 290,000 shares of common stock to Ardour Capital Investments, LLC in partial payment of fees for services rendered pursuant to a Financial Advisory Agreement dated September 28, 2006. On the same date, we issued 46,296 shares of common stock to Davis & Gilbert LLP, our counsel, in lieu of a $100,000 cash retainer. The sale of these securities was determined to be exempt from registration under Section 4(2) of the Securities Act of 1933 as transactions by an issuer not involving a public offering.

In connection with a consulting arrangement with David B. Stout Associates, LLC, Stout Associates has agreed to provide certain marketing consulting services to us in exchange for a consulting fee of $1,500 per day or $187 per hour, subject to possible discounts for long term assignments. Stout Associates has agreed to accept payment for up to 1/3 of its chargeable time in the form of shares of common stock of the Company. On February 5, 2007, we issued 513 shares of common stock to David Stout in lieu of $1,437.50 in fees. On March 8, 2007, we issued 2,632 shares of common stock to David Stout in lieu of $1,500 in fees. The sale of these securities was determined to be exempt from registration under Section 4(2) of the Securities Act of 1933 as transactions by an issuer not involving a public offering.

On January 23, 2007, we sold an aggregate of $5,350,000 principal amount of Variable Rate Self-Liquidating Senior Secured Convertible Debentures due March 18, 2008 to 11 institutional investors. As a part of the sale of the Debentures, we issued common stock purchase warrants to the purchasers of the Debentures giving them the right to purchase up to an aggregate of 2,006,250 shares of our common stock at an exercise price of $2.00 per share. The sale of these securities was determined to be exempt from registration under Section 4(2) of the Securities Act of 1933 as transactions by an issuer not involving a public offering.

In December 2006, we entered into an agreement with the holders of our senior secured promissory notes having an aggregate principal amount of $1,712,085 to extend the maturity date of the notes from January 15, 2007 to September 30, 2007. In consideration of the noteholders agreeing to extend the maturity date of the notes, at the noteholder’s option, we agreed to either (i) issue shares of common stock in an amount equal to 10,000 shares for each $100,000 in principal amount of notes, or fraction thereof, held by such noteholder or (ii) pay such noteholder an amount in cash equal to 5% of the principal amount of the notes, or fraction thereof, held by such noteholder in lieu of such shares. On March 8, 2007, we issued 79,009 shares of common stock to those noteholders who elected to receive shares. These transactions were deemed to be exempt from registration under Section 4(2) of the Securities Act as transactions by an issuer not involving a public offering.

ITEM 27. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

Exhibit No.	Description

2.1	Agreement and Plan of Merger by and between Solomon Technologies, Inc., a Maryland corporation and Solomon Technologies, Inc., a Delaware corporation dated June 19, 2003 (1)

2.2	Agreement and Plan of Merger and Reorganization by and between Solomon Technologies, Inc., TCI Acquisition Corporation and Town Creek Industries, Inc., dated September 16, 2001 (1)

3.1	Certificate of Incorporation (1)

3.2	Amended and Restated Bylaws (3)

3.3	Amended Certificate of Designation of Rights Privileges and Preferences of Series A Preferred Stock (3)

3.4	Amendment to Certificate of Incorporation dated July 26, 2004 (4)

3.5	Amendment to Amended Certificate of Designation of Rights Privileges and Preferences of Series A Preferred Stock (5)

3.6	Certificate of Designation of Rights Privileges and Preferences of Series B Preferred Stock (21)

3.7	Amendment to Certificate of Incorporation dated February 2, 2006 (21)

3.8	Certificate of Elimination of Series A and Series B Preferred Stock (13)

3.9	Certificate of Designation of Rights Privileges and Preferences of Series C Preferred Stock (15)

3.10	Certificate of Elimination of Series C Preferred Stock (21)

4.1	Specimen Common Stock Certificate (2)

5.1	Legal Opinion of Davis & Gilbert LLP*

10.1	Amended and Restated 2003 Stock Option Plan (22)

10.2	Employment Agreement by and between Solomon Technologies, Inc. and Peter DeVecchis (6)

10.3	Dealership Agreement with Nautique Propulsion Systems (7)

10.4	Senior Secured Promissory Note issued to Woodlaken, LLC (8)

10.5	Security Agreement by and among Solomon Technologies, Inc., Woodlaken, LLC and Jezebel Management Corporation dated March 7, 2005, as amended as of March 16, 2005 (8)

10.6	Senior Secured Promissory Note issued to Jezebel Management Corporation dated March 16, 2005 (8)

10.7	Senior Secured Promissory Note issued to Pinetree (Barbados) Inc. dated April 1, 2005 (9)

10.8	Senior Secured Promissory Note issued to Woodlaken, LLC dated April 1, 2005 (9)

10.9	Agreement by and among Solomon Technologies, Inc., Woodlaken, LLC, Jezebel Management Corporation and Pinetree (Barbados) Inc. dated April 5, 2005 (9)

10.10	Senior Secured Promissory Note issued to Jezebel Management Corporation dated April 18, 2005 (9)

10.11	Senior Secured Promissory Note issued to Coady Family LLC dated May 25, 2005 (10)

10.12	Joinder Agreement by and between Solomon Technologies, Inc. and Coady Family LLC dated May 25, 2005 (10)

10.13	Note Extension Agreement dated July 14, 2005, among Solomon Technologies, Inc., Woodlaken, LLC, Jezebel Management Corporation, Pinetree (Barbados), Inc. and Coady Family LLC (11)

10.14	Senior Secured Promissory Note issued to Jezebel Management Corporation dated July 8, 2005 (11)

10.15	Note Extension Agreement dated August 14, 2005, among Solomon Technologies, Inc., Woodlaken LLC, Jezebel Management Corporation, Pinetree (Barbados), Inc. and Coady Family LLC (11)

10.16	Senior Secured Promissory Note issued to Jezebel Management Corporation dated August 16, 2005 (11)

10.17	Note Extension Agreement dated September 15, 2005, among Solomon Technologies, Inc., Woodlaken LLC, Jezebel Management Corporation, Pinetree (Barbados), Inc. and Coady Family LLC (11)

10.18	Senior Secured Promissory Note issued to Jezebel Management Corporation dated September 15, 2005 (11)

10.19	Note Extension Agreement dated October 26, 2005, among Solomon Technologies, Inc., Woodlaken LLC, Jezebel Management Corporation, Pinetree (Barbados), Inc. and Coady Family LLC (11)

10.20	Note Extension Agreement dated November 17, 2005, among Solomon Technologies, Inc., Woodlaken LLC, Jezebel Management Corporation, Pinetree (Barbados), Inc. and Coady Family LLC (16)

10.21	Senior Secured Promissory Note issued to Jezebel Management Corporation dated November 18, 2005 (16)

10.22	Senior Secured Promissory Note issued to Pinetree (Barbados) Inc. dated November 18, 2005 (16)

10.23	Agreement dated November 22, 2005 between Solomon Technologies, Inc. and Oliver Street Funding LLC (12)

10.24	Note Extension Agreement dated March 15, 2006, among Solomon Technologies, Inc., Woodlaken LLC, Jezebel Management Corporation, Pinetree (Barbados), Inc. and Coady Family LLC (18)

10.25	Senior Secured Promissory Note issued to F. Jay Leonard dated March 20, 2006 (14)

10.26	Joinder Agreement by and between Solomon Technologies, Inc. and F. Jay Leonard dated March 20, 2006 (14)

10.27	Senior Secured Promissory Note issued to Woodlaken LLC dated March 31, 2006 (14)

10.28	Senior Secured Promissory Note issued to Peter and Barbara Carpenter dated April 7, 2006 (18)

10.29	Joinder Agreement by and between Solomon Technologies, Inc. and Peter and Barbara Carpenter dated April 7, 2006 (18)

10.30	Senior Secured Promissory Note issued to Pascal Partners, LLC dated April 10, 2006 (18)

10.31	Joinder Agreement by and between Solomon Technologies, Inc. and Pascal Partners, LLC dated April 10, 2006 (18)

10.32
Note Extension Agreement dated as of April 28, 2006, among Solomon Technologies, Inc., Woodlaken LLC, Jezebel Management Corporation, Pinetree (Barbados), Inc., Coady Family LLC, F. Jay Leonard, Peter and Barbara Carpenter and Pascal Partners, LLC (18)

10.33	Senior Secured Promissory Note issued to Coady Family LLC dated May 23, 2006 (17)

10.34	Senior Secured Promissory Note issued to Steven Kilponen dated June 13, 2006 (17)

10.35	Joinder Agreement by and between Solomon Technologies, Inc. and Steven Kilponen dated June 13, 2006 (17)

10.36
Note Extension Agreement dated as of June 30, 2006, among Solomon Technologies, Inc., Woodlaken LLC, Jezebel Management Corporation, Pinetree (Barbados), Inc., Coady Family LLC, F. Jay Leonard, Peter and Barbara Carpenter, Pascal Partners, LLC and Steven Kilponen (17)

10.37	Senior Secured Promissory Note issued to Millennium Trust Co. LLC Custodian FBO Joseph Cooper Rollover IRA 90M020013 (17)

10.38	Joinder Agreement by and between Solomon Technologies, Inc. and Millennium Trust Co. LLC Custodian FBO Joseph Cooper Rollover IRA 90M020013 dated July 3, 2006 (17)

10.39	Promissory Note issued to Jezebel Management Corporation dated July 28, 2006 (17)

10.40
Agreement dated as of September 30, 2006, among Solomon Technologies, Inc., Woodlaken LLC, Jezebel Management Corporation, Pinetree (Barbados), Inc., Coady Family LLC, F. Jay Leonard, Peter and Barbara Carpenter, Pascal Partners, LLC, Steven Kilponen and Millennium Trust Co. LLC Custodian FBO Joseph Cooper Rollover IRA 90M020013 (23)

10.41
Securities Purchase Agreement   dated as of August 17, 2006, by and among   Solomon Technologies, Inc., Integrated   Power Systems LLC, Power Designs Inc., The Vantage Partners LLC, Anthony F. Intino, II, Allison E. Bertorelli, and Mariano Moran, the holders of Warrants listed on the signature pages thereto and Technipower LLC (23)

10.42	Registration Rights Agreement dated as of August 17, 2006 (23)

10.43	Escrow Agreement dated as of August 17, 2006 (23)

10.44	Lease Agreement by and between Commerce Park Realty LLC and Power Designs, Inc., as assigned to Technipower LLC (23)

10.45	Loan and Security Agreement dated May 3, 2006 between Technipower LLC and Citizens Bank of Massachusetts, as amended (23)

10.46	Securities Purchase Agreement dated as of January 17, 2007 among Solomon Technologies, Inc. and each purchaser identified on the signature pages thereto (19)

10.47	Form of Variable Rate Self-Liquidating Senior Secured Convertible Debentures (19)

10.48	Registration Rights Agreement, dated as of January 17, 2007, among Solomon Technologies, Inc. and each purchaser identified on the signature pages thereto (19)

10.49	Form of Common Stock Warrant (19)

10.50	Security Agreement dated as of January 17, 2007 among Solomon Technologies, Inc. and each purchaser identified on the signature pages thereto (20)

10.51	Form of Subsidiary Guarantee (19)

10.52	Forms of Lock-Up Agreement (19)

10.53	Redemption and Conversion Agreement dated as of January 17, 2007 among Solomon Technologies, Inc. and the holders of Series C preferred stock (20)

10.54	Escrow Agreement dated as of January 17, 2007 by Solomon Technologies, Inc. and each purchaser identified on the signature pages thereto and Davis & Gilbert LLP (19)

10.55
Agreement dated as of December 31, 2006, among Solomon Technologies, Inc., Woodlaken LLC, Jezebel Management Corporation, Pinetree (Barbados), Inc., Coady Family LLC, F. Jay Leonard, Peter and Barbara Carpenter, Pascal Partners, LLC, Steven Kilponen and Millennium Trust Co. LLC Custodian FBO Joseph Cooper Rollover IRA 90M020013 (20)

10.56	Employment Agreement, dated as of January 27, 2007, by and between Solomon Technologies, Inc. and Gary G. Brandt (21)

10.57	Option Agreements, dated as of February 5, 2007, by and between Solomon Technologies, Inc. and Gary G. Brandt (24)

10.58	Stock Restriction Agreement, dated as of February 5, 2007, by and between Solomon Technologies, Inc. and Gary G. Brandt (24)

21.1	Subsidiaries of Solomon Technologies, Inc. (23)

23.1	Consent of UHY LLP, Independent Registered Public Accounting Firm*

23.2	Consent of Davis & Gilbert LLP (included in Exhibit 5.1)*

*	Filed herewith.
**	To be filed by amendment.
***	Previously filed.

(1)	Incorporated by reference from the Registration Statement on Form SB-2, File No. 333-108977, filed on September 19, 2003.

(2)	Incorporated by reference from the Pre-Effective Amendment No. 2 to the Registration Statement on Form SB-2, File No. 333-108977, filed on December 19, 2003.

(3)	Incorporated by reference from the Current Report on Form 8-K filed on May 14, 2004.

(4)	Incorporated by reference from the Quarterly Report on Form 10-QSB for the Quarter ended June 30, 2004.

(5)	Incorporated by reference from the Current Report on Form 8-K filed on November 9, 2004.

(6)	Incorporated by reference from the Post-Effective Amendment No. 1 to the Registration Statement on Form SB-2, File No. 333-10877, filed on June 30, 2004.

(7)	Incorporated by reference from the Registration Statement on Form SB-2, File No. 333-121723, filed on December 29, 2004.

(8)	Incorporated by reference from the Annual Report on Form 10-KSB filed on March 31, 2005.

(9)	Incorporated by reference from the Quarterly Report on Form 10-QSB filed on May 16, 2005.

(10)	Incorporated by reference from the Registration Statement on Form SB-2, SEC File No. 333-125727.

(11)	Incorporated by reference from the Quarterly Report on Form 10-QSB filed on November 14, 2005.

(12)	Incorporated by reference from the Current Report on Form 8-K filed on November 23, 2005.

(13)	Incorporated by reference from the Current Report on Form 8-K filed on April 10, 2006.

(14)	Incorporated by reference from the Annual Report on Form 10-KSB filed on March 31, 2006.

(15)	Incorporated by reference from the Current Report on Form 8-K filed on August 17, 2006.

(16)	Incorporated by reference from the Registration Statement on Form SB-2, SEC File No. 333-131386.

(17)	Incorporated by reference from the Quarterly Report on Form 10-QSB filed on August 14, 2006.

(18)	Incorporated by reference from the Pre-Effective Amendment No. 1 to the Registration Statement on Form SB-2, File No. 333-131386 filed on May 10, 2006.

(19)	Incorporated by reference from the Current Report on Form 8-K filed on January 18, 2007.

(20)	Incorporated by reference from the Current Report on Form 8-K filed on February 5, 2007.

(21)	Incorporated by reference from the Pre-Effective Amendment No. 2 to the Registration Statement on Form SB-2, File No. 333-138240, filed on February 12, 2007.

(22)	Incorporated by reference from the Pre-Effective Amendment No. 1 to the Registration Statement on Form SB-2, File No. 333-138240, filed on January 10, 2007.

(23)	Incorporated by reference from the Registration Statement on Form SB-2, File No. 333-138240, filed on October 27, 2006.

(24)	Incorporated by reference from the Pre-Effective Amendment No. 4 to the Registration Statement on Form SB-2, File No. 333-138240 filed on May 9, 2007.

ITEM 28. UNDERTAKINGS.

(a) The undersigned Registrant hereby undertakes:

(1)   To file, during any period in which it offers or sell securities, a post-effective amendment to this Registration Statement:

(i)   to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)   to reflect in the prospectus any facts or events which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii)   to include any additional or changed material information on the plan of distribution;

(2)   That, for the purpose of determining any liability under the Securities Act, the undersigned will treat each such post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering thereof.

(3)   To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4)   For determining liability of the undersigned under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned undertakes that in a primary offering of securities of the undersigned pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)   Any preliminary prospectus or prospectus of the undersigned relating to the offering required to be filed pursuant to Rule 424;

(ii)   Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned or used or referred to by the undersigned;

(iii)   The portion of any other free writing prospectus relating to the offering containing material information about the undersigned or its securities provided by or on behalf of the undersigned; and

(iv)   Any other communication that is an offer in the offering made by the undersigned to the purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the Registrant, pursuant to the provisions described in Item 24 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether or not such indemnification is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this Amendment No.1 to the Registration Statement on Form SB-2 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Danbury in the State of Connecticut on May 9, 2007.

SOLOMON TECHNOLOGIES, INC.

By:	/s/ Gary G. Brandt
Gary G. Brandt
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No.1 to the Registration Statement on Form SB-2 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Gary G. Brandt	Chief Executive Officer	May 9, 2007
Gary G. Brandt	(Principal Executive Officer)

/s/ Samuel F. Occhipinti	Chief Financial Officer	May 9, 2007
Samuel F. Occhipinti	(Principal Financial and Accounting Officer)

/s/ Jonathan Betts *	Director	May 9, 2007
Jonathan Betts

/s/ Duane Crisco *	Director	May 9, 2007
Duane Crisco

/s/ Michael D’Amelio *	Director	May 9, 2007
Michael D’Amelio

/s/ Gary M. Laskowski	Director	May 9, 2007
Gary M. Laskowski

*/s/ Gary M. Laskowski
Gary M. Laskowski Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.	Description

5.1	Legal Opinion of Davis & Gilbert LLP

23.1	Consent of UHY LLP, Independent Registered Public Accounting Firm